                                                FILED PURSUANT TO RULE 424(b)(3)

                                                     REGISTRATION NO. 333-105810
PROSPECTUS

                          SOUTHERN NATURAL GAS COMPANY

                               OFFER TO EXCHANGE
                        REGISTERED 8 7/8% NOTES DUE 2010
                                      FOR
                     ALL OUTSTANDING 8 7/8% NOTES DUE 2010
                 ($400,000,000 IN PRINCIPAL AMOUNT OUTSTANDING)

     We are offering to exchange all of our outstanding 8 7/8% Notes due 2010 for our registered 8 7/8% Notes due 2010. In this prospectus, we will call the original notes the "Old Notes" and the registered notes the "New Notes." The Old Notes and New Notes are collectively referred to in this prospectus as the "notes."

                               THE EXCHANGE OFFER

     - Expires 5:00 p.m., New York City time, July 24, 2003, unless extended.

     - Subject to certain customary conditions, which we may waive, the exchange offer is not conditioned upon a minimum aggregate principal amount of Old Notes being tendered.

     - All outstanding Old Notes validly tendered and not withdrawn will be exchanged.

     - The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

                                 THE NEW NOTES

     - The terms of the New Notes to be issued in the exchange offer are substantially identical to the Old Notes, except that we have registered the New Notes with the Securities and Exchange Commission. In addition, the New Notes will not be subject to certain transfer restrictions.

     - Interest on the New Notes will accrue from March 5, 2003 at the rate of 8 7/8% per annum, payable semi-annually in arrears on each March 15 and September 15, beginning September 15, 2003.

     - The New Notes will not be listed on any securities exchange or the NASDAQ Stock Market.
                             ---------------------

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 8 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.
                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See "Plan of Distribution."

                 The date of this prospectus is June 23, 2003.

                             ---------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Selected Historical Financial Information...................    6
Ratio of Earnings to Fixed Charges..........................    7
Risk Factors................................................    8
Cautionary Statement Regarding Forward-Looking Statements...   17
Where You Can Find More Information.........................   17
Business....................................................   19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   23
Quantitative and Qualitative Disclosures About Market
  Risk......................................................   29
Use of Proceeds.............................................   30
Capitalization..............................................   30
The Exchange Offer..........................................   31
Description of the Notes....................................   39
United States Federal Income Tax Consequences...............   57
ERISA Considerations........................................   60
Global Securities; Book-Entry System........................   62
Exchange Offer and Registration Rights......................   65
Plan of Distribution........................................   68
Legal Matters...............................................   69
Experts.....................................................   69
Index to Financial Statements...............................  F-1

                               ------------------

     UNTIL AUGUST 2, 2003, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNUSED ALLOTMENTS OR SUBSCRIPTIONS.

     THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT SOUTHERN NATURAL GAS COMPANY THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM US WITHOUT CHARGE, EXCLUDING ANY EXHIBITS TO THOSE DOCUMENTS UNLESS THE EXHIBIT IS SPECIFICALLY INCORPORATED BY REFERENCE AS AN EXHIBIT IN THIS DOCUMENT. YOU CAN OBTAIN DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS BY REQUESTING THEM IN WRITING OR BY TELEPHONE FROM US AT THE FOLLOWING ADDRESS:

                          SOUTHERN NATURAL GAS COMPANY
                          OFFICE OF INVESTOR RELATIONS
                                EL PASO BUILDING
                             1001 LOUISIANA STREET
                              HOUSTON, TEXAS 77002
                         TELEPHONE NO.: (713) 420-2600

     TO OBTAIN TIMELY DELIVERY OF ANY REQUESTED DOCUMENTS, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE YOU MAKE YOUR INVESTMENT DECISION. PLEASE MAKE ANY SUCH REQUESTS ON OR BEFORE JULY 17, 2003. SEE "WHERE YOU CAN FIND MORE INFORMATION" FOR MORE INFORMATION ABOUT THESE MATTERS.

                               PROSPECTUS SUMMARY

     This summary highlights some basic information appearing in other sections of this prospectus. It is not complete and does not contain all the information that you should consider before exchanging Old Notes for New Notes. You should carefully read this prospectus and the documents incorporated by reference to understand fully the terms of the exchange offer and the New Notes, as well as the tax and other considerations that may be important to you. You should pay special attention to the "Risk Factors" section beginning on page 8 of this prospectus. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. For purposes of this prospectus, unless the context otherwise indicates, when we refer to "Southern Natural Gas," "us," "we," "our," or "ours," we are describing Southern Natural Gas Company, together with its subsidiaries. References to "El Paso" mean El Paso Corporation.

     Below is a list of terms that are common to our industry and used throughout this document.

/d     = per day                               Bcf    = billion cubic feet
                                                      = billion cubic feet of natural gas
BBtu   = billion British thermal units         Bcfe   equivalent
                                               MMcf   = million cubic feet

     When we refer to cubic feet measurements, all measurements are at a pressure of 14.73 pounds per square inch.

                                  OUR BUSINESS

     We are a Delaware corporation incorporated in 1935. In October 1999, we became a wholly owned subsidiary of El Paso through the merger of Sonat Inc. with El Paso. Our primary business consists of the interstate transportation and storage of natural gas. We conduct these business activities through our natural gas pipeline system, storage facilities, a liquefied natural gas (LNG) receiving terminal and our 50 percent ownership interest in Citrus Corp. (Citrus), which was contributed to us by our parent in March 2003.

     Our natural gas pipeline system consists of approximately 8,000 miles of pipeline with a design capacity of approximately 2,963 MMcf/d that extends from natural gas fields in Texas, Louisiana, Mississippi, Alabama and the Gulf of Mexico to markets in Louisiana, Mississippi, Alabama, Florida, Georgia, South Carolina and Tennessee, including the metropolitan areas of Atlanta and Birmingham. We are the principal natural gas supplier to the growing southeastern markets of Alabama and Georgia. Our LNG receiving terminal, which is located on Elba Island near Savannah, Georgia, is capable of achieving a peak sendout of 675 MMcf/d and a base load sendout of 446 MMcf/d. Along our pipeline system, we have approximately 60 Bcf of underground working natural gas storage capacity. Through our equity investment in Citrus, we have a 50 percent interest in Florida Gas Transmission's system which consists of approximately 4,804 miles of pipeline with a design capacity of 1,950 MMcf/d that extends from South Texas to Florida.

     Our principal executive offices are located in the El Paso Building, located at 1001 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 420-2600.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

The Exchange Offer............   We are offering to exchange up to $400,000,000
                                 of the New Notes for up to $400,000,000 of the Old Notes. Old Notes may be exchanged only in $1,000 increments.

                                 The terms of the New Notes are identical in all material respects to the Old Notes except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and payment of liquidated damages that relate to the Old Notes. The New Notes and the Old Notes will be governed by the same indenture.

Registration Rights
Agreement.....................   We sold the Old Notes on March 5, 2003 to
                                 Solomon Smith Barney Inc., Credit Suisse First
                                 Boston LLC, ABN AMRO Incorporated, Banc of
                                 America Securities LLC, BNP Paribas Securities
                                 Corp. and J.P. Morgan Securities Inc., the initial purchasers, under a purchase agreement dated February 28, 2003. Pursuant to the purchase agreement, we and the initial purchasers entered into a registration rights agreement relating to the Old Notes pursuant to which we agreed to file, on or prior to 90 days after the closing of the offering of the Old
                                 Notes, this exchange offer registration
                                 statement with the SEC with respect to a registered offer to exchange the Old Notes for the New Notes. We also agreed to use our reasonable best efforts to have this exchange offer registration statement declared effective by the SEC within 210 days after the original issue date of the Old Notes and to complete the exchange offer within 30 business days thereafter. If we fail to fulfill our obligations under the registration rights agreement, we have agreed to pay liquidated damages on the affected notes at an annual rate of 0.25% for the first 90 days, increasing by an additional 0.25% for each subsequent 90-day period up to a maximum annual rate of 1.00%.
                                 See "Exchange Offer and Registration Rights."

Resale........................   We believe that you will be able to freely
                                 transfer the New Notes without registration or any prospectus delivery requirement; however, certain broker-dealers and certain of our affiliates may be required to deliver copies of this prospectus if they resell any New Notes.

Expiration Date...............   5:00 p.m., New York City time, on July 24,
                                 2003, unless the exchange offer is extended.
                                 You may withdraw Old Notes you tender pursuant to the exchange offer at any time prior to July
                                 24, 2003. See "The Exchange Offer -- Expiration
                                 Date; Extensions; Termination; Amendments."

Conditions to the Exchange
Offer.........................   The exchange offer is not subject to any
                                 conditions other than that it does not violate applicable law or any applicable interpretation of the staff of the SEC.

Procedures for Tendering Old
Notes.........................   If you wish to accept the exchange offer, sign
                                 and date the letter of transmittal that was delivered with this prospectus in accordance with the instructions, and deliver the letter of transmittal, along with the Old Notes and any other required documentation, to the exchange agent. Alternatively, you can tender your outstanding Old Notes by following the procedures for book-entry transfer, as described in this prospectus. By executing the letter of transmittal or by transmitting an agent's message in lieu thereof, you will represent to us that, among other things:

                                 - the New Notes you receive will be acquired in
                                   the ordinary course of your business;
                                 - you are not participating, and you have no
                                   arrangement with any person or entity to participate, in the distribution of the New Notes;
                                 - you are not our "affiliate," as defined in
                                   Rule 405 under the Securities Act, or a
                                   broker-dealer tendering Old Notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and
                                 - if you are not a broker-dealer, that you are
                                   not engaged in and do not intend to engage in the distribution of the New Notes.

Effect of Not Tendering.......   Old Notes that are not tendered or that are
                                 tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof.

Special Procedures for
Beneficial Owners.............   If you are a beneficial owner whose Old Notes
                                 are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender such Old Notes in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with our instructions set forth elsewhere in this prospectus.

Guaranteed Delivery
Procedures....................   If you wish to tender your Old Notes, you may,
                                 in certain instances, do so according to the guaranteed delivery procedures set forth elsewhere in this prospectus under "The
                                 Exchange Offer -- Procedure for Tendering Old
                                 Notes -- Guaranteed Delivery."

Withdrawal Rights.............   You may withdraw Old Notes that you tender
                                 pursuant to the exchange offer by furnishing a written or facsimile transmission notice of withdrawal to the exchange agent containing the information set forth in "The Exchange
                                 Offer -- Withdrawal of Tenders" at any time prior to the expiration date.

Acceptance of Old Notes and
Delivery of New Notes.........   We will accept for exchange any and all Old
                                 Notes that are properly tendered in the
                                 exchange offer prior to the expiration date.
                                 See "The Exchange Offer -- Procedures for
                                 Tendering Old Notes." The New Notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.

Broker-Dealers................   Each broker-dealer that receives New Notes for
                                 its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See
                                 "Plan of Distribution."

                         SUMMARY OF TERMS OF NEW NOTES

Issuer........................   Southern Natural Gas Company

New Notes.....................   $400,000,000 aggregate principal amount of
                                 8 7/8% Notes due 2010.

Maturity Date.................   March 15, 2010.

Interest Rate.................   8 7/8% per annum, accruing from March 5, 2003.

Interest Payment Dates........   March 15 and September 15 of each year,
                                 beginning September 15, 2003.

Optional Redemption...........   Prior to March 15, 2007, we may redeem some or
                                 all of the New Notes by paying a "make-whole" premium based on U.S. Treasury rates plus the outstanding principal amount and accrued and unpaid interest and liquidated damages, if any, to the date of redemption. On and after March
                                 15, 2007, we may redeem all or part of the New
                                 Notes, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption (subject to the right of holders to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on March 15 of the years set forth below:

                                                                               PRICE
                                                                              --------
                                          2007..............................  104.438%
                                          2008..............................  102.219%
                                          2009 and thereafter...............  100.000%

                                 See "Description of the Notes -- Optional
                                 Redemption of Notes." The notes will not be subject to any sinking fund provision.

Ranking.......................   The New Notes will be our unsecured and
                                 unsubordinated obligations ranking equally with our other outstanding unsecured and unsubordinated indebtedness. As of March 31, 2003, we had total debt outstanding (excluding the Old Notes) of approximately $800 million, all of which was unsecured and unsubordinated indebtedness ranking equally with the New
                                 Notes.

Certain Covenants.............   The indenture governing the New Notes contains
                                 covenants limiting (1) the creation of liens securing indebtedness, (2) sale-leaseback transactions, (3) incurrence of debt, (4) mergers, (5) dividends and other restricted payments, (6) our participation in El Paso's cash management program and (7) transactions with affiliates. The covenants referenced under clauses (3), (5), (6) and (7) will be of no force or effect from and after the time the notes are first rated at least Baa3 by Moody's and at least BBB- by Standard & Poor's.

Use of Proceeds...............   We will not receive any proceeds from the
                                 exchange of the New Notes for the outstanding
                                 Old Notes.

Risk Factors..................   You should read the "Risk Factors" beginning on
                                 page 8, as well as the other cautionary
                                 statements throughout this prospectus to ensure you understand the risks associated with the exchange of the New Notes for the outstanding
                                 Old Notes.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     You should read the following selected historical financial information in connection with the financial statements and related notes contained in this prospectus. The historical combined financial data for each of the five fiscal years ended December 31, 2002 reflects our historical financial information combined with Citrus' historical financial information. In March 2003, El Paso contributed its 50 percent interest in Citrus to us in a transaction we were required to account for in a manner similar to a pooling of interests. The combined financial information as of December 31, 2002, and 2001 and for the three years ended December 31, 2002, was derived from the combined financial statements included in this prospectus. The historical consolidated financial data as of March 31, 2003 and for each of the three months ended March 31, 2002 and March 31, 2003 was derived from the unaudited quarterly consolidated financial statements included in this prospectus. Our selected historical results are not necessarily indicative of results to be expected in future periods.

                                                                                       THREE MONTHS
                                                                                           ENDED
                                                  YEAR ENDED DECEMBER 31,                MARCH 31,
                                         ------------------------------------------   ---------------
                                          1998     1999     2000     2001     2002     2002     2003
                                         ------   ------   ------   ------   ------   ------   ------
                                                                (IN MILLIONS)
OPERATING RESULTS DATA:
  Operating revenues...................  $  417   $  417   $  404   $  402   $  429   $  103   $  120
                                         ------   ------   ------   ------   ------   ------   ------
  Operating expenses...................     188      196      198      182      181       42       50
  Merger-related costs and asset
     impairments(1)....................      --       90       --       --       --       --       --
  Depreciation, depletion and
     amortization......................      46       60       33       42       45       11       12
  (Gain) loss on long-lived assets.....      --       --       (5)      (1)       1       --       --
                                         ------   ------   ------   ------   ------   ------   ------
  Operating income.....................     183       71      178      179      202       50       58
  Other income, net....................      52       47       49       64       64        8       22
  Non-affiliated interest and debt
     expense...........................     (35)     (37)     (38)     (48)     (57)     (13)     (16)
  Affiliated interest income, net......       2       --        9       17        8        1        2
                                         ------   ------   ------   ------   ------   ------   ------
  Income before income taxes...........     202       81      198      212      217       46       66
  Income taxes.........................      70       23       66       67       87       16       22
                                         ------   ------   ------   ------   ------   ------   ------
  Income from continuing operations....     132       58      132      145      130       30       44
  Extraordinary items, net of income
     tax...............................      --       --       12       --       --       --       --
  Cumulative effect of accounting
     changes, net of income tax........      --       --       16       --       57       57       --
                                         ------   ------   ------   ------   ------   ------   ------
  Net income...........................  $  132   $   58   $  160   $  145   $  187   $   87   $   44
                                         ======   ======   ======   ======   ======   ======   ======

                                                           AS OF DECEMBER 31,                 AS OF
                                               ------------------------------------------   MARCH 31,
                                                1998     1999     2000     2001     2002      2003
                                               ------   ------   ------   ------   ------   ---------
                                                                   (IN MILLIONS)
FINANCIAL POSITION DATA:
  Total assets...............................  $1,959   $2,166    2,145   $2,475   $2,830    $2,684
  Total long-term debt.......................  $  503   $  499   $  499   $  699   $  798    $1,193
  Stockholder's equity.......................  $1,148   $1,194   $1,276   $1,420   $1,603    $1,048

---------------

(1) These charges are associated with El Paso's merger with Sonat Inc. See the combined financial statements included in this prospectus for a further discussion of these amounts.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table presents our ratio of earnings to fixed charges for the periods indicated:

                                                                                     THREE MONTHS
                                                                                        ENDED
                                                   YEAR ENDED DECEMBER 31,            MARCH 31,
                                             ------------------------------------    ------------
                                             1998    1999    2000    2001    2002    2002    2003
                                             ----    ----    ----    ----    ----    ----    ----
Ratio of earnings to fixed charges.........  5.5x    2.2x    4.6x    4.0x    3.7x    3.8x    3.8x

     For the purposes of computing this ratio, earnings means pre-tax income from continuing operations before income from equity investees, adjusted to reflect actual distributions from equity investments and fixed charges, less capitalized interest. Fixed charges means the sum of the following:

     - interest costs, not including interest on rate refunds;

     - amortization of debt costs; and

     - that portion of rental expense which we believe represents an interest factor.

                                     RISK FACTORS

     Before you decide to participate in the exchange offer, you should read the following risks, uncertainties and factors that may adversely affect us.

                         RISKS RELATED TO OUR BUSINESS

OUR SUCCESS DEPENDS ON FACTORS BEYOND OUR CONTROL.

     Our business is the transportation and storage of natural gas for third parties. As a result, the volume of natural gas involved in these activities depends on the actions of those third parties, and is beyond our control. Further, the following factors, most of which are beyond our control, may unfavorably impact our ability to maintain or increase current transmission and storage volumes and rates, to renegotiate existing contracts as they expire, or to remarket unsubscribed capacity:

     - future weather conditions, including those that favor alternative energy sources;

     - price competition;

     - drilling activity and supply availability;

     - expiration and/or turn back of significant contracts;

     - service area competition;

     - changes in regulation and actions of regulatory bodies;

     - credit risk of customer base;

     - increased cost of capital; and

     - natural gas and liquids prices.

THE REVENUES OF OUR PIPELINE BUSINESSES ARE GENERATED UNDER CONTRACTS THAT MUST BE RENEGOTIATED PERIODICALLY.

     Our revenues are generated under transportation contracts which expire periodically and must be renegotiated and extended or replaced. Although we actively pursue the renegotiation, extension and/or replacement of these contracts, we cannot assure you that we will be able to extend or replace these contracts when they expire or that the terms of any renegotiated contracts will be as favorable as the existing contracts. Currently, our firm transportation capacity is fully subscribed through mid-2005 in our largest market areas, but could be renegotiated at rates below current rates upon the expiration of these contracts. For a further discussion of these matters, see "Business -- Markets and Competition."

     In particular, our ability to extend and/or replace transportation contracts could be adversely affected by factors we cannot control, including:

     - the proposed construction by other companies of additional pipeline capacity in markets served by us;

     - changes in state regulation of local distribution companies, which may cause them to negotiate short-term contracts or turn back their capacity when their contracts expire;

     - reduced demand and market conditions;

     - the availability of alternative energy sources or gas supply points; and

     - regulatory actions.

     If we are unable to renew, extend or replace these contracts or if we renew them on less favorable terms, we may suffer a material reduction in our revenues and earnings.

WE FACE COMPETITION THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     Our competitors include other major pipeline companies, as well as participants in other industries supplying and transporting alternative fuels to industrial, commercial and individual consumers. If we are unable to compete with services offered by other energy enterprises, our future profitability may be negatively impacted.

FLUCTUATIONS IN ENERGY COMMODITY PRICES COULD ADVERSELY AFFECT OUR BUSINESS.

     Revenues generated by our contracts depend on volumes and rates, both of which can be affected by the prices of natural gas. Increased natural gas prices could result in loss of load from our customers, such as power companies not dispatching gas fired power plants, industrial plant shut down or load loss to competitive fuels and local distribution companies' loss of customer base due to conversion from natural gas. The success of our operations is subject to continued development of additional oil and natural gas reserves in the vicinity of our facilities and our ability to access additional suppliers from interconnecting pipelines, primarily in the Gulf of Mexico, to offset the natural decline from existing wells connected to our systems. A decline in energy prices could precipitate a decrease in these development activities and could cause a decrease in the volume of reserves available for transmission or storage on our system. Fluctuations in energy prices are caused by a number of factors, including:

     - regional, domestic and international supply and demand;

     - availability and adequacy of transportation facilities;

     - energy legislation;

     - federal and state taxes, if any, on the transportation of natural gas;

     - abundance of supplies of alternative energy sources; and

     - political unrest among oil-producing countries.

THE AGENCIES THAT REGULATE US AND OUR CUSTOMERS AFFECT OUR PROFITABILITY.

     Our pipeline businesses are regulated by the Federal Energy Regulatory Commission (FERC), the U.S. Department of Transportation, and various state and local regulatory agencies. Regulatory actions taken by those agencies have the potential to adversely affect our profitability. In particular, the FERC regulates the rates we are permitted to charge our customers for our services. If our tariff rates were reduced in a future rate proceeding, if our volume of business under our currently permitted rates was decreased significantly or if we were required to substantially discount the rates for our services because of competition, our profitability and liquidity could be reduced.

     Further, state agencies that regulate our local distribution company customers could impose requirements that could impact demand for our services.

COSTS OF ENVIRONMENTAL LIABILITIES, REGULATIONS AND LITIGATION COULD EXCEED OUR ESTIMATES.

     Our operations are subject to various environmental laws and regulations. These laws and regulations obligate us to install and maintain pollution controls and to clean up various sites at which regulated materials may have been disposed of or released. We are also party to legal proceedings involving environmental matters pending in various courts and agencies.

     It is not possible for us to estimate reliably the amount and timing of all future expenditures related to environmental matters because of:

     - the uncertainties in estimating clean up costs;

     - the discovery of new sites or information;

     - the uncertainty in quantifying liability under environmental laws that impose joint and several liability on all potentially responsible parties;

     - the nature of environmental laws and regulations; and

     - the possible introduction of future environmental laws and regulations.

     Although we believe we have established appropriate reserves for liabilities, including clean up costs, we could be required to set aside additional reserves in the future due to these uncertainties. For additional information, see Notes 1 and 10 to our Combined Financial Statements beginning on page F-7 and Note 5 to our Condensed Consolidated Financial Statements beginning on page F-59.

OUR OPERATIONS ARE SUBJECT TO OPERATIONAL HAZARDS AND UNINSURED RISKS.

     Our operations are subject to the inherent risks normally associated with those operations, including pipeline ruptures, explosions, pollution, release of toxic substances, fires and adverse weather conditions, and other hazards, each of which could result in damage to or destruction of our facilities or damages to persons and property. In addition, our operations face possible risks associated with acts of aggression on our assets. If any of these events were to occur, we could suffer substantial losses.

     While we maintain insurance against many of these risks to the extent and in amounts that we believe are reasonable, our financial condition and operations could be adversely affected if a significant event occurs that is not fully covered by insurance.

THREE CUSTOMERS CONTRACT FOR A MAJORITY OF OUR FIRM TRANSPORTATION CAPACITY.

     For 2002, contracts with Atlanta Gas Light, Alabama Gas Corporation and Scana Resources represented approximately 30%, 15% and 10% of our firm transportation capacity. For additional information, see "Business -- Markets and Competition" and Note 13 to our Combined Financial Statements beginning on page F-7. The loss of one of these customers or a decline in its credit-worthiness could adversely affect our results of operations, financial position and cash flow.

EL PASO MERCHANT ENERGY, AN EL PASO SUBSIDIARY, HAS CONTRACTED FOR ALL EXISTING FIRM CAPACITY AT THE ELBA ISLAND TERMINAL OWNED AND OPERATED BY SOUTHERN LNG.

     All of Southern LNG's existing firm capacity at its Elba Island terminal has been contracted through November 2023 by an affiliate, El Paso Merchant Energy (EPME). El Paso has announced its intention to exit non-core businesses such as the LNG business now operated by EPME. Should El Paso be unsuccessful in its efforts to sell EPME or its assets to a creditworthy third party or should El Paso or EPME become subject to bankruptcy or reorganization proceedings, Southern LNG could suffer a diminution or loss of revenues from EPME for firm terminalling capacity held by EPME under long-term contract at its Elba Island terminal.

TERRORIST ATTACKS AIMED AT OUR FACILITIES COULD ADVERSELY AFFECT OUR BUSINESS.

     On September 11, 2001, the U.S. was the target of terrorist attacks of unprecedented scale. Since the September 11th attacks, the U.S. government has issued warnings that energy assets, including our nation's pipeline infrastructure, may be a future target of terrorist organizations. These developments have subjected our operations to increased risks. Any future terrorist attack on our facilities, those of our customers and, in some cases, those of other pipelines, could have a material adverse effect on our business.

                 RISKS RELATED TO OUR AFFILIATION WITH EL PASO

     El Paso files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Each prospective investor should consider this information and the matters disclosed therein in addition to the matters described in this report. Such information is not incorporated by reference herein.

OUR RELATIONSHIP WITH EL PASO AND ITS FINANCIAL CONDITION SUBJECTS US TO POTENTIAL RISKS THAT ARE BEYOND OUR CONTROL.

     Due to our relationship with El Paso, adverse developments or announcements concerning El Paso could adversely affect our financial condition, even if we have not suffered any similar development. The outstanding senior unsecured indebtedness of El Paso has been downgraded to below investment grade, currently rated Caa1 by Moody's and B by Standard & Poor's (with a negative outlook at both agencies), which in turn resulted in a similar downgrading of our outstanding senior unsecured indebtedness to B1 by Moody's and B+ by Standard & Poor's (with a negative outlook at both agencies). These downgrades will increase our cost of capital and collateral requirements, and could impede our access to capital markets. As a result of these recent downgrades, El Paso has realized substantial demands on its liquidity. These downgrades are a result, at least in part, of the outlook generally for the consolidated businesses of El Paso and its needs for liquidity.

     In order to meet its short term liquidity needs, El Paso has embarked on its 2003 Operational and Financial Plan that contemplates drawing all or part of its availability under its existing bank facilities and consummating significant asset sales. In addition, El Paso may take additional steps, such as entering into other financing activities, and further reducing capital expenditures, which should provide additional liquidity. There can be no assurance that these actions will be consummated on favorable terms, if at all, or even if consummated, that such actions will be successful in satisfying El Paso's liquidity needs. In the event that El Paso's liquidity needs are not satisfied, El Paso could be forced to seek protection from its creditors in bankruptcy. Such a development could materially adversely affect our financial condition.

     Pursuant to El Paso's cash management program, surplus cash is made available to El Paso in exchange for an affiliated receivable. In addition, we conduct commercial transactions with some of our affiliates. As of March 31, 2003, we had net receivables of approximately $133 million from El Paso and its affiliates. El Paso provides cash management and other corporate services for us. If El Paso is unable to meet its liquidity needs, there can be no assurance that we will be able to access cash under the cash management program, or that our affiliates would pay their obligations to us. However, we might still be required to satisfy affiliated company payables. Our inability to recover any intercompany receivables owed to us could adversely affect our ability to repay our outstanding indebtedness. For a further discussion of those matters, see
Note 15 to our Combined Financial Statements beginning on page F-7 and Note 6 to our Condensed Consolidated Financial Statements beginning on page F-59.

WE COULD BE SUBSTANTIVELY CONSOLIDATED WITH EL PASO IF EL PASO WERE FORCED TO SEEK PROTECTION FROM ITS CREDITORS IN BANKRUPTCY.

     If El Paso were the subject of voluntary or involuntary bankruptcy proceedings, El Paso and its other subsidiaries and their creditors could attempt to make claims against us, including claims to substantively consolidate our assets and liabilities with those of El Paso and its other subsidiaries. The equitable doctrine of substantive consolidation permits a bankruptcy court to disregard the separateness of related entities and to consolidate and pool the entities' assets and liabilities and treat them as though held and incurred by one entity where the interrelationship between the entities warrants such consolidation. We believe that any effort to substantively consolidate us with El Paso and/or its other subsidiaries would be without merit. However, we cannot assure you that El Paso and/or its other subsidiaries or their respective creditors would not attempt to advance such claims in a bankruptcy proceeding or, if advanced, how a bankruptcy court would resolve the issue. If a bankruptcy court were to substantively consolidate us with El Paso and/or its other subsidiaries, there could be a material adverse effect on our financial condition and liquidity.

ONGOING LITIGATION AND INVESTIGATIONS REGARDING EL PASO COULD SIGNIFICANTLY ADVERSELY AFFECT OUR BUSINESS.

     On March 20, 2003, El Paso entered into an agreement in principle (the Western Energy Settlement) with various public and private claimants, including the states of California, Washington, Oregon, and Nevada, to resolve the principal litigation, claims, and regulatory proceedings against El Paso and its subsidiaries relating to the sale or delivery of natural gas and electricity from September 1996 to the date of the Western Energy Settlement. A more detailed description of the Western Energy Settlement can be found in El Paso's reports filed with the SEC. If El Paso is unable to negotiate definitive settlement agreements, or if the settlement is not approved by the courts or the FERC, the proceedings and litigation will continue.

     Since July 2002, twelve purported shareholder class action suits alleging violations of federal securities laws have been filed against El Paso and several of its officers. Eleven of these suits are now consolidated in federal court in Houston before a single judge. The suits generally challenge the accuracy or completeness of press releases and other public statements made during 2001 and 2002. The twelfth shareholder class action lawsuit was filed in federal court in New York City in October 2002 challenging the accuracy or completeness of El Paso's February 27, 2002 prospectus for an equity offering that was completed on June 21, 2002. It has since been dismissed, in light of similar claims being asserted in the consolidated suits in Houston. Four shareholder derivative actions have also been filed. One shareholder derivative lawsuit was filed in federal court in Houston in August 2002. This derivative action generally alleges the same claims as those made in the shareholder class action, has been consolidated with the shareholder class actions pending in Houston and has been stayed. A second shareholder derivative lawsuit was filed in Delaware State Court in October 2002 and generally alleges the same claims as those made in the consolidated shareholder class action lawsuit. A third shareholder derivative suit was filed in state court in Houston in March 2002, and a fourth shareholder derivative suit was filed in state court in Houston in November 2002. The third and fourth shareholder derivative suits both generally allege that manipulation of California gas supply and gas prices exposed El Paso to claims of antitrust conspiracy, FERC penalties and erosion of share value. At this time, El Paso has not been formally served with this lawsuit. At this time, El Paso's legal exposure related to these lawsuits and claims is not determinable.

     Another action was filed against El Paso in December 2002, on behalf of participants in El Paso's 401(k) plan.

     If El Paso does not prevail in these cases (or any of the other litigation, administrative or regulatory matters disclosed in El Paso's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 to which El Paso is, or may be, a party), and if the remedy adopted in these cases substantially impairs El Paso's financial position, the long-term adverse impact on El Paso's credit rating, liquidity and its ability to raise capital to meet its ongoing and future investing and financing needs could be substantial. Such a negative impact on El Paso could have a material adverse effect on us as well.

ALTHOUGH PRELIMINARY RESULTS INDICATE THE TWELVE DIRECTOR NOMINEES OF EL PASO HAVE BEEN RE-ELECTED, THE PROXY CONTEST INITIATED BY SELIM ZILKHA TO REPLACE EL PASO'S ENTIRE BOARD OF DIRECTORS COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     Preliminary results from El Paso's 2003 annual meeting of stockholders indicate that El Paso's stockholders have voted to elect El Paso's twelve director nominees standing for re-election thereby rejecting the slate of nominees presented by Selim Zilkha in connection with his proxy contest. The independent inspectors of the election are finalizing the vote count and it is expected that the final results will be certified in the several weeks following the annual meeting. Until the election results are final, any continuing uncertainty with respect to the outcome of this proxy contest may be disruptive and may negatively impact El Paso's ability to achieve the stated objectives of its 2003 Operational and Financial Plan. In addition, El Paso may have difficulty attracting and retaining key personnel until the final election results are certified. Furthermore, in the event the preliminary results are incorrect and Mr. Zilkha's slate of director nominees has been elected by El Paso's stockholders, the resulting replacement of El Paso's entire board of directors will be highly disruptive. Therefore, this proxy contest, whether or not ultimately successful, could have a material adverse effect on El Paso's liquidity and financial condition, which, in turn, could adversely affect our liquidity and financial condition.

A COURT COULD VOID OR SUBORDINATE THE NOTES UNDER FRAUDULENT CONVEYANCE LAWS.

     The incurrence of indebtedness (such as the notes) and El Paso's contribution of its investment in Citrus to us could be reviewed under relevant federal and state fraudulent conveyance statutes in a bankruptcy or reorganization case or in a lawsuit by or on behalf of our other creditors. If this were to occur, then a court could void or subordinate the notes in favor of other creditors, if the court were to find that (a) the notes were incurred with the intent to hinder, delay or defraud any present or future creditor or that we contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others or (b) we did not receive fair consideration or reasonably equivalent value for issuing the notes and, at the time thereof, we (1) were insolvent or rendered insolvent by reason of the issuance of the notes, (2) were engaged or about to engage in a business or transaction for which our remaining assets constituted unreasonably small capital or (3) intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they matured.

FEDERAL AND STATE STATUTES WOULD ALLOW COURTS, UNDER SOME CIRCUMSTANCES, TO VOID THE CONTRIBUTION OF CITRUS CAPITAL STOCK TO US.

     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void the contribution to us of the capital stock of Citrus if, at the time of the contribution, certain facts, circumstances and conditions existed, including that:

     - such contributor or any of its parent companies was insolvent or rendered insolvent by reason of such contribution;

     - such contributor or any of its parent companies was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital;

     - such contributor does not receive fair consideration; or

     - such contributor or any of its parent companies intended to incur, or believed that it would incur, indebtedness it could not repay at its maturity.

WE ARE A WHOLLY OWNED SUBSIDIARY OF EL PASO.

     El Paso has substantial control over:

     - our payment of dividends;

     - decisions on our financings and our capital raising activities;

     - mergers or other business combinations;

     - our acquisitions or dispositions of assets; and

     - our participation in El Paso's cash management program.

     El Paso may exercise such control in its interests and not necessarily in the interests of us or the holders of our long-term debt.

               RISKS RELATED TO OUR LONG-TERM DEBT AND THE NOTES

OUR SUBSTANTIAL INDEBTEDNESS COULD IMPAIR OUR FINANCIAL CONDITION AND OUR ABILITY TO FULFILL OUR DEBT OBLIGATIONS, INCLUDING OUR OBLIGATIONS UNDER THE NOTES.

     We have substantial indebtedness. As of March 31, 2003, we had total indebtedness of approximately $1.2 billion (including the Old Notes), all of which was senior unsecured long-term indebtedness.

     Our substantial indebtedness could have important consequences. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness, which could in turn result in an event of default on such other indebtedness or the notes;

     - impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

     - diminish our ability to withstand a downturn in our business or the economy generally;

     - require us to dedicate a substantial portion of our cash flow from operations to debt service payments, thereby reducing the availability of cash for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

     - place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

     If we are unable to meet our debt service obligations, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

     Covenants applicable to the notes allow us to incur significant amounts of additional indebtedness as long as such incurrence does not cause our ratio of consolidated debt to EBITDA to exceed 6.0 to 1. Our incurrence of significant additional indebtedness would exacerbate the negative consequences mentioned above, and could adversely affect our ability to repay the notes.

OUR EXISTING INDEBTEDNESS AND THE NOTES ARE SUBJECT TO CROSS-ACCELERATION OF PAYMENT PROVISIONS.

     Our other issues of indebtedness and the notes include event of default provisions that would be triggered if any of our other indebtedness is accelerated, unless none of the accelerated indebtedness exceeds a specified threshold in aggregate principal amount, which in the case of our other indebtedness is $10 million and in the case of the notes is $25 million. If any of these event of default provisions are triggered on debt in excess of $10 million and such debt is accelerated, all of our existing indebtedness would be subject to possible acceleration and we may not be able to repay all such indebtedness upon such acceleration.

THE NOTES ARE EFFECTIVELY SUBORDINATED TO LIABILITIES AND INDEBTEDNESS OF OUR SUBSIDIARIES AND SUBORDINATED TO ANY OF OUR SECURED INDEBTEDNESS TO THE EXTENT OF THE ASSETS SECURING SUCH INDEBTEDNESS.

     We currently have no secured indebtedness outstanding, but holders of any secured indebtedness that we may incur in the future would have claims with respect to our assets constituting collateral for such indebtedness that are prior to your claims under the notes. In the event of a default on such secured indebtedness or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes. Accordingly, any such secured indebtedness would effectively be senior to the notes to the extent of the value of the collateral securing the indebtedness. While the indenture governing the notes places some limitations on our ability to create liens, there are significant exceptions to these limitations that will allow us to secure some kinds of indebtedness without equally and ratably securing the notes. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the notes and the holders of other claims against us with respect to our other assets.

     In addition, the notes are not guaranteed by our subsidiaries and our subsidiaries are not prohibited under the indenture from incurring additional indebtedness. As a result, holders of the notes will be effectively subordinated to claims of third party creditors, including holders of indebtedness, of these subsidiaries. Claims of those other creditors, including trade creditors, secured creditors, governmental authorities, and holders of indebtedness or guarantees issued by the subsidiaries, will generally have priority as to the assets of the subsidiaries over claims by the holders of the notes. As a result, rights of payment of holders of our indebtedness, including the holders of the notes, will be effectively subordinated to all those claims of creditors of our subsidiaries. Furthermore, the holders of the notes will not have a claim against the assets of Citrus and will be effectively subordinated to the creditors of Citrus with respect to the assets of Citrus.

IF YOU DO NOT EXCHANGE YOUR OLD NOTES, THEY MAY BE DIFFICULT TO RESELL.

     It may be difficult for you to sell Old Notes that are not exchanged in the exchange offer, since any Old Notes not exchanged will remain subject to the restrictions on transfer provided for in Rule 144 under the Securities Act. These restrictions on transfer of your Old Notes exist because we issued the Old Notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the Old Notes that are not exchanged for New Notes pursuant to the exchange offer will remain restricted securities and may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in this exchange offer, we do not intend to register the Old Notes under the Securities Act.

     To the extent any Old Notes are tendered and accepted in the exchange offer, the trading market, if any, for the Old Notes that remain outstanding after the exchange offer would be adversely affected due to a reduction in market liquidity.

                         RISKS RELATED TO CITRUS CORP.

FLORIDA GAS TRANSMISSION COMPANY (FGT) DEPENDS SUBSTANTIALLY UPON A SMALL NUMBER OF CUSTOMERS.

     Upon completion of its current expansion, the five most significant customers on FGT's pipeline system will account for approximately 77.7% of contracted capacity, with the two most significant customers, Florida Power & Light Company, or FP&L, and TECO Energy, Inc., including its subsidiaries Tampa Electric Company and Peoples Gas System, Inc., being obligated for approximately 41.9% and 22.0%, respectively of such capacity. Accordingly, failure of one or more of FGT's most significant customers to pay reservation charges could reduce its revenues materially and have a material adverse effect on its business, financial condition and results of operations.

IMPORTANT ACTIONS BY CITRUS AND FGT REQUIRE APPROVAL BY BOTH ENRON CORP. (ENRON) AND US.

     Citrus' organizational documents and FGT's organizational documents require that "important matters" be approved by both Enron and us. Important matters include the declaration of dividends and similar payments, the approval of operating budgets, the incurrence of indebtedness and the consummation of significant transactions. Consequently, we are dependent on Enron's agreement to effect any, such actions. Enron's interests with respect to these important matters could be different from ours and, accordingly, we may be unable to cause Citrus and FGT to take important actions, such as the payment of dividends and the sale or acquisition of assets.

CITRUS DEPENDS ON ENRON ENTITIES TO PROVIDE IT WITH MANAGEMENT AND SUPPORT SERVICES UNDER AN INFORMAL ADMINISTRATIVE SERVICES ARRANGEMENT.

     Various Enron entities provide management and support services to Citrus and its subsidiaries, pursuant to an informal administrative services arrangement. These services include administration, legal, compliance and emergency services. The arrangement was originally governed by the provisions of an operating agreement between an Enron affiliate and Citrus. The term of the operating agreement expired on June 30, 2001 and has not been extended. However, the Enron entities have continued to provide their services under an informal arrangement based on the provisions of the original operating agreement. Under the arrangement, Citrus and its subsidiaries reimburse the Enron entities for costs attributable to the operations of Citrus and its subsidiaries.

     Although we believe that the Enron entities will continue to perform management and support services for Citrus and its subsidiaries, and that Citrus could obtain such services from other sources in a timely and cost effective manner, Citrus may be unable to obtain such services from other sources on terms favorable to Citrus in the event the Enron entities stop providing them. Failure to obtain management and support services in a timely and cost effective manner could have a material adverse effect on Citrus' business.

THE BLANKET MARKET AUTHORITY OF ONE OF OUR SUBSIDIARIES MAY BE TERMINATED.

     Contemporaneously with our issuance of the Old Notes in March 2003, El Paso contributed its 50 percent interest in Citrus to us. Enron owns the other 50 percent interest. On March 26, 2003, the FERC issued an order directing Citrus Trading Corporation (CTC), a direct subsidiary of Citrus, to show cause, in a proceeding initiated by the order, why the FERC should not terminate CTC's blanket marketing certificates by which CTC is authorized to make sales for resale at negotiated rates in interstate commerce of natural gas subject to the Natural Gas Act of 1938.

ONGOING LITIGATION REGARDING CTC COULD ADVERSELY AFFECT OUR BUSINESS.

     In March 2003, CTC filed suit against Duke Energy LNG Sales, Inc. (Duke) seeking damages for breach of a gas supply contract under which CTC was entitled to purchase regasified liquefied natural gas. In April 2003, Duke forwarded a letter to CTC purporting to terminate the contract due to the alleged failure of CTC to increase the amount of an outstanding letter of credit backstopping its purchase obligations. On May 1, 2003, CTC notified Duke that Duke was in default under the contract and demanded cover damages. At this time, the outcome of this litigation is not determinable.

     If CTC does not prevail in this case and the contract is terminated pursuant to the allegations put forward by Duke, using forward pricing as of March 31, 2003, the impact of contract termination would be a reduction in value of the contract, the impact on Citrus which could range from approximately $50 million to $85 million, before income taxes. The impact on SNG would be 50 percent of the after-tax amount of the charge. Also, the termination of the gas supply contract by Duke could jeopardize the ability of CTC to continue to perform under long-term sales contracts in the State of Florida. Either of these outcomes could have an adverse effect on us.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     We have made statements in this document and the documents that are incorporated by reference into this document that constitute forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include information concerning our possible or assumed future results of operations. These statements may relate to, but are not limited to, information or assumptions about earnings per share, capital and other expenditures, dividends, financing plans, capital structure, cash flow, pending legal and regulatory proceedings and claims, including environmental matters, future economic performance, operating income, cost savings, management's plans, goals and objectives for future operations and growth and markets for our stock. These forward-looking statements generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect," "should" or similar expressions. You should understand that these forward-looking statements are estimates that reflect the best judgment of our senior management and are not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.

     For a description of certain risks relating to us and our business, see "Risk Factors" beginning on page 8 of this document and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 23 of this document. In addition, we can give you no assurance that:

     - we have correctly identified and assessed all of the factors affecting our businesses;

     - the publicly available and other information with respect to these factors on which we have based our analysis is complete or correct;

     - our analysis is correct; or

     - our strategies, which are based in part on this analysis, will be successful.

     Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this document, or, in the case of documents incorporated by reference, the date of those documents.

     All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward-looking statements. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless the securities laws require us to do so.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

     In addition, we file reports and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC's public reference room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Southern Natural Gas, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     We "incorporate by reference" information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. Portions of the information incorporated by reference are also included in this prospectus. However, other important information is not included in or delivered with this prospectus. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. The documents listed below and incorporated by reference into this prospectus contain important information about Southern Natural Gas and its financial condition. Some of these filings have been amended by later filings, which are also listed.

        - Annual Report on Form 10-K for the year ended December 31, 2002(1) and amended Annual Report on Form 10-K/A for the year ended December 31, 2002; and

        - Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2003; and

        - Current Reports on Form 8-K, dated March 5, 2003, March 14, 2003, May 19, 2003, June 3, 2003 and June 4, 2003.
---------------

(1) Item 8 of this Form 10-K has been superceded by the information included in our Current Report on Form 8-K filed on May 19, 2003. The information included in Items 1 and 2 and Item 7 of that filing have been updated for the contribution of Citrus in our Current Report on Form 8-K filed on June 3, 2003.

     We also disclose information about us through current reports on Form 8-K that are furnished to the SEC to comply with Regulation FD. This information disclosed in these reports is not considered to be "filed" for purposes of
Section 18 of the Securities Exchange Act of 1934, is not subject to the liabilities of that section and is not incorporated by reference herein.

     All documents filed by us with the SEC from the date of this prospectus to the end of the offering of the notes under this prospectus shall also be deemed to be incorporated herein by reference.

     You can obtain any of the documents listed above or any additional documents that we may file with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K through us or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                          Southern Natural Gas Company
                          Office of Investor Relations
                                El Paso Building
                             1001 Louisiana Street
                              Houston, Texas 77002
                         Telephone No.: (713) 420-2600

     TO OBTAIN TIMELY DELIVERY OF ANY REQUESTED DOCUMENTS, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE YOU MAKE YOUR INVESTMENT DECISION. PLEASE MAKE ANY SUCH REQUESTS ON OR BEFORE JULY 17, 2003.

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS DOCUMENT
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     IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR
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ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

     THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                    BUSINESS

                                    GENERAL

     We are a Delaware corporation incorporated in 1935. In October 1999, we became a wholly owned subsidiary of El Paso through the merger of Sonat Inc. with El Paso. Our primary business consists of the interstate transportation and storage of natural gas. We conduct these business activities through our natural gas pipeline system, storage facilities, an LNG receiving terminal and our 50 percent ownership interest in Citrus, all of which are discussed below.

     In March 2003, El Paso contributed its 50 percent interest in Citrus to us. Citrus is a Delaware corporation that operates an interstate natural gas pipeline, engages in the sale of natural gas primarily in Florida and provides construction, operation, maintenance and financial services. During the three years ended December 31, 2002, 2001 and 2000 equity earnings from Citrus were $43 million, $41 million and $34 million. For the three months ended March 31, 2003 and 2002, equity earnings from Citrus were $16 million and $3 million.

     Further discussion regarding the contribution of Citrus is included in Notes 1, 2 and 15 to our Combined Financial Statements beginning on page F-7 and
Note 1 to our Condensed Consolidated Financial Statements beginning on page
F-59.

     The Pipeline System. The Southern Natural Gas system consists of approximately 8,000 miles of pipeline with a design capacity of approximately 2,963 MMcf/d. During 2002, 2001 and 2000, our average throughput was 2,151 BBtu/d, 2,027 BBtu/d and 2,351 BBtu/d. Our interstate pipeline system extends from natural gas fields in Texas, Louisiana, Mississippi, Alabama and the Gulf of Mexico to markets in Louisiana, Mississippi, Alabama, Florida, Georgia, South Carolina and Tennessee, including the metropolitan areas of Atlanta and Birmingham. We are the principal natural gas supplier to the growing southeastern markets of Alabama and Georgia.

     Under our tariff structure, which is governed by the FERC, customers pay us on the basis of stated rates for transportation services. Approximately 92 percent of our transportation revenue is attributable to a capacity reservation or a demand charge paid by "firm" customers. These firm customers are obligated to pay a monthly demand charge, regardless of the amount of natural gas they transport or store, for the term of their contracts. The remaining 8 percent of our transportation services revenue is attributable to charges based solely on the volumes of natural gas actually transported or stored on our pipeline system.

     We have several transmission system expansion projects that have been approved by the FERC as follows:

                                                                                             ANTICIPATED
    PROJECT      CAPACITY                          DESCRIPTION(1)                          COMPLETION DATE
    -------      --------                          --------------                          ---------------
                 (MMCF/D)
South System I     196      Installation of compression and pipeline looping to increase      June 2003
   (Phase 2)                firm transportation capacity along our south mainline in
                            Alabama, Georgia and South Carolina.
North System II     33      Installation of compression and additional pipeline looping       June 2003
                            to increase capacity along our north mainline in Alabama.
South System II    330      Installation of compression and pipeline looping to increase     June 2003,
                            firm transportation capacity along our south mainline in        November 2003
                            Alabama, Georgia and South Carolina.                            and May 2004

---------------

(1) Pipeline looping is the installation of a pipeline, parallel to an existing pipeline, with tie-ins at several points along the existing pipeline. Looping increases the transmission system's capacity.

     We also have a 50 percent equity interest in Citrus, which owns 100 percent of Florida Gas Transmission. The Florida Gas Transmission system consists of approximately 4,804 miles of pipeline with a design capacity of 1,950 Mmcf/d. During 2002, 2001, and 2000, average throughput was 2,004 BBtu/d, 1,616 BBtu/d and 1,532 BBtu/d. This system extends from South Texas to Florida.

     Liquefied Natural Gas Terminal. Our wholly owned subsidiary, Southern LNG, owns an LNG receiving terminal, located on Elba Island, near Savannah, Georgia, capable of achieving a peak sendout of 675 MMcf/d and a base load sendout of 446 MMcf/d. In September 2001, we announced plans to expand the peak sendout capacity of the Elba Island Facility by 540 MMcf/d and the base load sendout by 360 MMcf/d (for a total peak sendout capacity once completed of 1,215 MMcf/d and a base load sendout of 806 MMcf/d). The expansion will cost approximately $145 million and has a planned in-service date of late 2005. The terminal was placed in service following its recommissioning and began receiving deliveries in December 2001. The current capacity at the terminal is contracted with our affiliate, El Paso Merchant Energy, under a contract that extends through 2023.

     Storage Facilities. Along our pipeline system, we have approximately 60 Bcf of underground working natural gas storage capacity, through our Muldon storage facility in Monroe County, Mississippi, which has a storage capacity of 31 Bcf, and our 50 percent interest in the Bear Creek Storage Company (Bear Creek), with our proportionate share of capacity of 29 Bcf.

     Bear Creek is a joint venture that we own equally with our affiliate, Tennessee Storage Company (TSC). Bear Creek owns and operates an underground natural gas storage facility located in Louisiana. The facility has a capacity of 50 Bcf of base gas and 58 Bcf of working storage. Bear Creek's working storage capacity is committed equally to Tennessee Gas Pipeline Company (TGP) and us under long-term contracts.

                             REGULATORY ENVIRONMENT

     Our interstate natural gas transmission system, storage and terminalling operations are regulated by the FERC under the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. Our pipeline, LNG terminal and storage facilities operate under FERC-approved tariffs that establish rates and terms and conditions for service to our customers. Generally, the FERC's authority extends to:

     - rates and charges for natural gas transportation, storage and terminalling;

     - certification and construction of new facilities;

     - extension or abandonment of facilities;

     - maintenance of accounts and records;

     - relationships between pipeline and marketing affiliates;

     - terms and conditions of services;

     - depreciation and amortization policies;

     - acquisition and disposition of facilities; and

     - initiation and discontinuation of services.

     The fees or rates established under our tariffs are a function of our costs of providing services to our customers, and include provisions for a reasonable return on our invested capital. Consequently, our results have historically been relatively stable. However, our results can be subject to volatility due to factors such as weather, changes in natural gas prices and market conditions, competition, regulatory actions and the credit-worthiness of our customers.

     Our interstate pipeline system is also subject to federal, state and local statutes and regulations regarding pipeline and LNG plant safety and environmental matters. Our systems have ongoing inspection programs designed to keep all of our facilities in compliance with environmental and pipeline safety requirements. We believe that our systems are in material compliance with the applicable requirements.

     We are also subject to regulation over the safety requirements in the design, construction, operation and maintenance of our interstate natural gas transmission system and storage facilities by the

U.S. Department of Transportation. Our operations on U.S. government land are regulated by the U.S. Department of the Interior.

     A discussion of our significant rate and regulatory matters is included in Notes 1 and 10 to our Combined Financial Statements beginning on page F-7 and
Note 5 to our Condensed Consolidated Financial Statements beginning on page
F-59.

                            MARKETS AND COMPETITION

     We have approximately 260 firm and interruptible customers, including natural gas distribution companies and industrial companies, electric generation companies, natural gas producers, other natural gas pipelines and natural gas marketing and trading companies. We provide transportation services in both our natural gas supply and market areas. We have approximately 170 firm transportation contracts with a weighted average remaining contract term of approximately five years. Substantially all of the firm transportation capacity currently available in our two largest market areas is fully subscribed through mid-2005. Our pipeline system connects with multiple pipelines that provide our customers with access to diverse sources of supply and various natural gas markets served by these pipelines.

     The following three customers contract for a majority of our firm capacity:

     - Atlanta Gas Light Company subscribes to a capacity of 939 MMcf/d under contracts that expire beginning in 2005 through 2007, with the majority expiring in 2005.(1)

     - Alabama Gas Corporation subscribes to a capacity of 386 MMcf/d under contracts that expire beginning in 2005 through 2008. In connection with our pipeline expansions to be placed in service in 2003, all of their current contracts will extend through 2008.

     - Scana Resources subscribes to a capacity of 247 MMcf/d under contracts that expire beginning in 2003 through 2017. In connection with our pipeline expansions to be placed in service in 2003, all but 50 MMcf/d of Scana's current contracts will extend through 2010. Scana's 50 MMcf/d contract will continue to extend through 2017.
     --------------------

     (1) Atlanta Gas Light Company is currently releasing a significant portion of its firm capacity to a subsidiary of Scana Resources, Inc. under terms allowed by our tariff.

     All of our firm transportation contracts automatically extend the term for additional months or years unless notice of termination is given by one of the parties.

     Our interstate natural gas transmission system faces varying degrees of competition from other pipelines, as well as from alternative energy sources such as electricity, hydroelectric power, coal and fuel oil. We compete with other interstate and intrastate pipelines for deliveries to customers who can take deliveries at multiple connection points. We also compete with other pipelines and local distribution companies to deliver increased quantities of natural gas to our market area. In addition, we compete with pipelines and gathering systems for connection to new supply sources.

     Electric power generation is one of the fastest growing demand sectors of the natural gas market. The potential consequences of proposed and ongoing restructuring and deregulation of the electric power industry are currently unclear. Restructuring and deregulation benefits the natural gas industry by creating more demand for natural gas turbine generated electric power, but this effect is offset, in varying degrees, by increased generation efficiency and more effective use of surplus electric capacity as a result of open market access.

     Imported LNG is one of the fastest growing supply sectors of the natural gas market. Terminals and other regasification facilities can serve as important sources of supply for pipelines, enhancing the delivery capabilities and operational flexibility, and complementing traditional supply and market areas.

     Our ability to extend our existing contracts or re-market expiring capacity is dependent on competitive alternatives, access to capital, the regulatory environment at the local, state and federal levels and market supply and demand factors at the relevant dates these contracts are extended or expire. The duration of new or re-negotiated contracts will be affected by current prices, competitive conditions and judgments concerning future market trends and volatility. While we attempt to negotiate contract terms at fully subscribed quantities and at maximum rates allowed under our tariffs, we must, at times, discount our rates to remain competitive.

                                 ENVIRONMENTAL

     A description of our environmental activities is included in Notes 1 and 10 to our Combined Financial Statements beginning on page F-7 and Note 5 to our Condensed Consolidated Financial Statements beginning on page F-59.

                                   EMPLOYEES

     As of June 2, 2003, we had approximately 450 full-time employees, none of whom is subject to a collective bargaining arrangement.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The notes to our Combined Financial Statements and Condensed Consolidated Financial Statements included in this prospectus contain information that is pertinent to the following analysis, including a discussion of our significant accounting policies.

                                    GENERAL

     Our business consists of interstate natural gas transmission, storage and terminalling operations. Our interstate natural gas transmission system faces varying degrees of competition from other pipelines, as well as from alternate energy sources, such as hydroelectric power, coal and fuel oil. We are regulated by the FERC, which regulates the rates we can charge our customers. These rates are a function of our costs of providing services to our customers, and include a return on our invested capital. As a result, our financial results have historically been relatively stable. However, they can be subject to volatility due to factors such as weather, changes in natural gas prices and market conditions, regulatory actions, competition and the credit-worthiness of our customers. In addition, our ability to extend existing customer contracts or re-market expiring contracted capacity is dependent on competitive alternatives, the regulatory environment and supply and demand factors at the relevant dates these contracts are extended or expire. We make every attempt to negotiate contract terms at fully-subscribed quantities and at maximum rates allowed under our tariffs, although at times, we discount our rates to remain competitive in particular markets.

                             RESULTS OF OPERATIONS

     We use earnings before interest and income taxes (EBIT) to assess the operating results and effectiveness of our business. EBIT is operating income, adjusted to include earnings from unconsolidated affiliates and other miscellaneous non-operating items. Items that are not included in this measure are financing costs, including interest and debt expense, affiliated interest income, income taxes, extraordinary items and cumulative effect of accounting changes. We believe this measurement is useful to our investors because it allows them to evaluate the effectiveness of our businesses and operations and our investments from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes. This measurement may not be comparable to measurements used by other companies and should not be used as a substitute for net income or other performance measures such as operating income or operating cash flow. In March 2003, El Paso contributed its 50 percent interest in Citrus to us in a transaction we were required to account for in a manner similar to a pooling of interests. As a result, the historical information presented below for all periods reflects the impact of this contribution. A reconciliation of operating income to EBIT and EBIT to income from continuing operations is as follows:

                                                                         THREE MONTHS
                                             YEAR ENDED DECEMBER 31,    ENDED MARCH 31,
                                             ------------------------   ---------------
                                              2000     2001     2002     2002     2003
                                             ------   ------   ------   ------   ------
                                                (IN MILLIONS, EXCEPT VOLUME AMOUNTS)
Operating revenues.........................  $  404   $  402   $  429   $  103   $  120
Operating expenses.........................    (226)    (223)    (227)     (53)     (62)
                                             ------   ------   ------   ------   ------
  Operating income.........................     178      179      202       50       58
                                             ------   ------   ------   ------   ------
Earnings from unconsolidated affiliates....      49       55       55        6       19
Allowance for funds used during
  construction.............................       2        7        7       --        1
Other income and expense...................      (2)       2        2        2        2
                                             ------   ------   ------   ------   ------
  Other....................................      49       64       64        8       22
                                             ------   ------   ------   ------   ------
          EBIT.............................     227      243      266       58       80
Interest and debt expense..................     (38)     (48)     (57)     (13)     (16)
Affiliated interest income.................       9       17        8        1        2
Income taxes...............................     (66)     (67)     (87)     (16)     (22)
                                             ------   ------   ------   ------   ------
          Income from continuing
            operations.....................  $  132   $  145   $  130   $   30   $   44
                                             ======   ======   ======   ======   ======
Throughput volumes (BBtu/d)(1).............   3,117    2,835    3,153    3,258    3,368
                                             ======   ======   ======   ======   ======

---------------

(1) Throughput volumes include volumes associated with our equity investment in Citrus. Prior period volumes have been restated to reflect our current year presentation which includes billable transportation throughput volume for storage injection.

OPERATING RESULTS -- EBIT

  Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

     Operating revenues for the year ended December 31, 2001, were $2 million lower than in 2000. The decrease was due to the impact of our 2000 rate case settlement, including lower remarketing rates on turned-back capacity in 2001 as a result of a partial reduction of the firm transportation capacity by some customers, lower settlement rates and a transportation contract termination in 2001. Also contributing to the decrease was the elimination of the minimum bill provisions on our Elba Island facility and lower transportation revenues due to the sale of our Sea Robin system in the first quarter of 2000. These decreases were partially offset by higher prices on sales under natural gas sales contracts in the first half of 2001 and increased sales of excess natural gas in 2001.

     Operating expenses for the year ended December 31, 2001, were $3 million lower than in 2000. The decrease was due to lower 2001 corporate allocations, collection of minimum bill costs associated with maintaining the Elba Island facility in 2000 as well as higher cost allocations in 2001 to capital projects primarily related to the reactivation of the Elba Island facility. The decrease was also due to lower operating expenses as a result of the sale of Sea Robin in 2000, lower ad valorem and franchise taxes in 2001. Partially offsetting the decrease was the impact of higher average prices in 2001 on natural gas purchase contracts, higher depreciation expense in 2001 due to 2001 plant additions and the impact of a one-time favorable adjustment to depreciation during the first quarter of 2000 as a result of the approval by the FERC to reactivate the Elba Island facility and $4 million in gains on the sale of non-pipeline assets in 2000.

     Other income for the year ended December 31, 2001, was $15 million higher than in 2000. This increase was due to $7 million in higher equity earnings on our investment in Citrus in 2001, $5 million in higher allowance for funds used during construction in 2001 due to our Elba Island reactivation project and $2 million from a contract termination fee received during 2001. Also contributing to this increase was $2 million in miscellaneous non-operating expenses incurred in 2000.

  Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

     Operating revenues for the year ended December 31, 2002, were $27 million higher than in 2001. The increase was primarily due to revenues of $32 million at our Elba Island facility, which was placed in service following its recommissioning and began receiving deliveries in December 2001, and revenues of $8 million from our South System I (Phase I) expansion, which was placed in service in June 2002. Also contributing to the increase was a $4 million impact of higher remarketing rates and volumes in 2002 versus 2001 on seasonal turned-back capacity. These increases were partially offset by $16 million from lower prices and volumes on sales under natural gas purchase contracts. During 2002, natural gas sold under these contracts was 8 Bcf versus 10 Bcf in 2001, and our average realized price was $3.15/Bcf versus $4.15/Bcf in 2001. These gas sales are a result of a remaining gas purchase contract that the FERC allows us to market at cost. Therefore, these gas sales have no significant effect on our net results of operations.

     Operating expenses for the year ended December 31, 2002, were $4 million higher than in 2001. The increase was due to higher operating expenses of $13 million and higher depreciation and amortization of $3 million, both due to our Elba Island facility being in service in 2002. In addition, an increase in ad valorem and franchise taxes of $2 million in 2002 were due to higher assessed property values and system additions. These increases were partially offset by lower purchased natural gas costs of $16 million due to lower prices and volumes in 2002. During 2002, natural gas volumes purchased under these contracts were 8 Bcf versus 10 Bcf in 2001, and our average gas cost was $3.15/Bcf versus $4.15/Bcf in 2001. In addition, we recorded $1 million in losses from the sales of non-pipeline assets in 2002 versus a $1 million gain in 2001.

     Other income for the year ended December 31, 2002 was the same as in 2001. A decrease of $2 million in lower equity earnings on our Bear Creek investments was offset by higher equity earnings on our investment in Citrus of $2 million.

  First Quarter 2003 Compared to First Quarter 2002

     Operating revenues for the quarter ended March 31, 2003, were $17 million higher than the same period in 2002. The increase was primarily due to higher natural gas sales under natural gas purchase contracts of $8 million. During 2003, our average realized price on sales under natural gas purchase contracts was $6.68/Bcf versus $2.27/Bcf in 2002. These gas sales are a result of a remaining gas purchase contract that the FERC allows us to market at cost. Therefore, these gas sales have no significant effect on our net results of operations. Also contributing to the increase in 2003 were increased revenues of $4 million from our South System I (Phase I) expansion, which was placed in service in June 2002, revenues of $4 million from sales of excess natural gas and higher revenues of $2 million at our Elba Island facility.

     Operating expenses for the quarter ended March 31, 2003, were $9 million higher than the same period in 2002. The increase was primarily due to higher purchased natural gas costs of $7 million due to higher prices in 2003. During 2003, our average gas cost on these purchases was $6.63/Bcf versus $2.27/Bcf in 2002. Also contributing to the increase were higher operating expenses of $1 million at our Elba Island facility.

     Other income for the quarter ended March 31, 2003, was $14 million higher than the same period in 2002 primarily due to $13 million in higher equity earnings on our investment in Citrus and higher allowance for funds used during construction in 2003 of $1 million due to higher levels of construction work in process in 2003.

INTEREST AND DEBT EXPENSE

     Below is the analysis of our interest expense:

                                                                            THREE MONTHS
                                                         YEAR ENDED            ENDED
                                                        DECEMBER 31,         MARCH 31,
                                                    --------------------    ------------
                                                    2000    2001    2002    2002    2003
                                                    ----    ----    ----    ----    ----
                                                               (IN MILLIONS)
Long term debt, including current maturities......  $39     $50     $59     $14     $17
Less: Capitalized interest........................   (1)     (2)     (2)     (1)     (1)
                                                    ---     ---     ---     ---     ---
          Total interest and debt expense.........  $38     $48     $57     $13     $16
                                                    ===     ===     ===     ===     ===

  Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

     Interest and debt expense for the year ended December 31, 2001, was $10 million higher than in 2000. Interest expense on long-term debt was $11 million higher than the same period in 2000 due to the issuance of $300 million in February 2001. Capitalized interest was $1 million higher than the same period in 2000 due to an increase in construction work in progress.

  Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

     Interest and debt expense for the year ended December 31, 2002, was $9 million higher than in 2001. The increase in interest expense on long-term debt was due to higher average debt balances outstanding in 2002 than in 2001. In February 2002, we issued $300 million aggregate principal amount of 8.0% notes due 2032. This issuance increased interest on long-term debt by approximately $20 million. We also retired $200 million of long-term debt in 2002 ($100 million of which was in January 2003 and $100 million of which was in May 2002) resulting in a decrease to interest expense of approximately $13 million. The remaining increase was primarily due to a February 2001 debt issuance of $300 million that was outstanding for the entire year in 2002.

  First Quarter 2003 Compared to First Quarter 2002

     Interest and debt expense for the quarter ended March 31, 2003, was $3 million higher than the same period in 2002 due to the issuance of $400 million of senior unsecured notes in March 2003.

AFFILIATED INTEREST INCOME

  Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

     Affiliated interest income for the year ended December 31, 2001, was $8 million higher than in 2000 due to an increase in average advances to El Paso under our cash management program, partially offset by a decrease in short-term interest rates. The average year-to-date advance balance increased from $142 million in December 2000 to $404 million in 2001. The average short-term interest rates for the year decreased from 6.4% in 2000 to 4.3% in 2001.

  Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

     Affiliated interest income for the year ended December 31, 2002, was $9 million lower than in 2001 due primarily to lower short-term interest rates in 2002, partially offset by increased average advances to El Paso under our cash management program in 2002. The average short-term interest rate decreased from 4.3% in 2001 to 1.8% in 2002 and average advances to El Paso, under our cash management program were $460 million in 2002 versus $404 million in 2001.

INCOME TAXES

  Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

     Income tax expense for the years ended December 31, 2001 and 2000 was $67 million and $66 million, resulting in effective tax rates of 32 percent and 33 percent. The effective tax rates were different from the statutory rate of 35 percent in both periods primarily due to the impact of state income taxes and earnings from unconsolidated affiliates where we anticipate receiving dividends.

  Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

     Income tax expense for the years ended December 31, 2002 and 2001, was $87 million and $67 million, resulting in effective tax rates of 40 percent and 32 percent. Our effective tax rates were different from the statutory rate of 35 percent in both periods primarily due to the impact of state income taxes and earnings from, and other adjustments attributable to, unconsolidated affiliates where we anticipate receiving dividends.

  First Quarter 2003 Compared to First Quarter 2002

     The income tax expense for the quarters ended March 31, 2003 and 2002, was $22 million and $16 million, resulting in effective tax rates of 33 percent and 35 percent. Our effective tax rate in 2003 was different than the statutory rate of 35 percent due to state income taxes and earnings from unconsolidated affiliates where we anticipate receiving dividends.

OTHER

     In the third quarter of 2002, the FERC approved our South System II project and related compressor facilities. This expansion has a design capacity of 330 million cubic feet per day. The construction will be undertaken in three phases, with a target in-service date for Phases I, II and III facilities of June 1, 2003, November 1, 2003 and May 1, 2004. The South System II project will increase our firm transportation capacity along our south mainline to Alabama, Georgia and South Carolina.

                        LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY

     Our liquidity needs are provided by cash flows from operating activities and the use of a cash management program with our parent company, El Paso. Under El Paso's cash management program, depending on whether we have short-term cash surpluses or requirements, we either provide cash to El Paso or El Paso provides cash to us. We have historically provided cash advances to El Paso, and we reflect these net advances to our parent as investing activities in our statement of cash flows. As of March 31, 2003, we had a cumulative net receivable from El Paso of $141 million as a result of this program. Our receivables from El Paso are due upon demand. As of March 31, 2003, $48 million of this receivable was classified as current, and the remaining $93 million was classified as non-current notes receivable from affiliates in our balance sheet. In March 2003, we declared and distributed dividends of approximately $600 million to our parent including approximately $310 million of our outstanding affiliated receivables and approximately $290 million which was paid in cash using a portion of the proceeds generated by the issuance of the Old Notes. We believe that cash flows from operating activities and cash provided by El Paso's cash management program will be adequate to meet our short-term capital requirements for existing operations. Our cash flows for the years ended December 31 were as follows:

                                                                             THREE MONTHS
                                                YEAR ENDED DECEMBER 31,    ENDED MARCH 31,
                                                ------------------------   ----------------
                                                 2000     2001     2002     2002      2003
                                                ------   ------   ------   -------   ------
                                                               (IN MILLIONS)
Cash flows from operating activities..........  $ 218    $ 112    $ 209     $  61     $ 65
Cash flows from investing activities..........    (49)    (309)    (306)     (258)     (65)
Cash flows from financing activities..........   (170)     197       97       197       95

     In a series of credit rating agency actions in late 2002 and early 2003, and contemporaneously with the downgrades of the senior unsecured indebtedness of our parent company, El Paso, our senior unsecured indebtedness was downgraded to below investment grade and is currently rated B1 by Moody's and B+ by Standard & Poor's with a negative outlook from both agencies. These downgrades will increase our cost of capital, collateral requirements and could impede our access to capital markets in the future.

     As a result of the downgrade of El Paso's credit rating to below investment grade, cash generated within our Bear Creek investment can be used only for purposes of redeeming the preferred interests of an El Paso financing arrangement, referred to as Trinity River, that our investment collateralizes and for its internal cash needs. Until the preferred interests were redeemed in full, we were not able to receive any cash distributions from our ownership in Bear Creek. In March 2003, El Paso entered into a $1.2 billion two-year term loan and the proceeds were used to retire the outstanding balance under the Trinity River financing agreement.

     In August 2002, the FERC issued a notice of proposed rulemaking requiring, among other things, that FERC regulated entities participating in cash management arrangements with non-FERC regulated parents maintain a minimum proprietary capital balance of 30 percent, and that the FERC regulated entity and its parent maintain investment grade credit ratings, as a condition to participating in the cash management program. If this proposal is adopted, the cash management program with El Paso would terminate, which could affect our liquidity. We cannot predict the outcome of this proposal at this time.

CAPITAL EXPENDITURES

     Our capital expenditures during the periods indicated are listed below:

                                                                              THREE
                                                                             MONTHS
                                                          YEAR ENDED          ENDED
                                                         DECEMBER 31,       MARCH 31,
                                                      ------------------   -----------
                                                      2000   2001   2002   2002   2003
                                                      ----   ----   ----   ----   ----
                                                               (IN MILLIONS)
Maintenance........................................   $20    $ 52   $ 68   $11    $ 5
Expansion/Other....................................    51     116    175    26     40
                                                      ---    ----   ----   ---    ---
     Total.........................................   $71    $168   $243   $37    $45
                                                      ===    ====   ====   ===    ===

     Under our current plan, we expect to spend between approximately $60 million and $70 million in each of the next three years for capital expenditures to maintain the integrity of our pipeline and ensure the reliable delivery of natural gas to our customers. In addition, we have budgeted to spend between $120 million and $200 million in each of the next three years to expand the capacity and services of our system for long-term contracts. We expect to fund our maintenance and expansion capital expenditures through internally generated funds and by retaining a portion of the proceeds from a 2003 debt offering discussed below.

DEBT

     For a discussion of our debt obligations, see Note 9 to the Combined Financial Statements beginning on page F-7 and Note 4 to the Condensed Consolidated Financial Statements beginning on page F-59.

                         COMMITMENTS AND CONTINGENCIES

     For a discussion of our commitments and contingencies, see Note 10 to our Combined Financial Statements beginning on page F-7 and Note 5 to our Condensed Consolidated Financial Statements beginning on page F-59.

            NEW ACCOUNTING PRONOUNCEMENTS ISSUED BUT NOT YET ADOPTED

     None.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our primary market risk is exposure to changing interest rates. The table below shows the carrying value and related weighted average interest rates of our interest bearing securities, by expected maturity dates, and the fair value of those securities. As of December 31, 2002, the fair values of our fixed rate long-term debt securities have been estimated based on quoted market prices for the same or similar issues.

                                                       DECEMBER 31, 2002                      DECEMBER 31, 2001
                                    -------------------------------------------------------   ------------------
                                     EXPECTED FISCAL YEAR OF MATURITY OF CARRYING AMOUNTS
                                    -------------------------------------------------------
                                                                                     FAIR     CARRYING     FAIR
                                     2003-2006     2007     THEREAFTER     TOTAL     VALUE    AMOUNTS      VALUE
                                    -----------   ------   ------------   -------   -------   --------     -----
                                                                   (IN MILLIONS)
LIABILITIES:
  Long-term debt, including
     current portion -- fixed
     rate.........................     $  --       $100        $698         $798      $696      $699       $681
       Average interest rate......                  6.8%        8.5%

     In March 2003, we issued $400 million of senior unsecured notes with an annual interest rate of 8.875% due 2010. Other than this issuance, there were no material changes in our quantitative and qualitative disclosures about market risks from those as of December 31, 2002.

                                USE OF PROCEEDS

     We received net proceeds of approximately $385 million from the issuance of the Old Notes after deducting initial purchasers' discounts and offering expenses. We used approximately $290 million of the net proceeds of the Old Notes to distribute to El Paso and the remaining $95 million were retained by us for capital expenditure requirements. We will not receive any cash proceeds from the issuance of the New Notes. We will exchange outstanding Old Notes for New Notes in like principal amount as contemplated in this prospectus. The terms of the New Notes are identical in all material respects to the existing Old Notes except as otherwise described herein under "Description of the Notes." The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in a change in our total debt and other financing obligations.

                                 CAPITALIZATION

     The following table shows our unaudited capitalization as of March 31, 2003, which includes the original issuance of $400 million of the Old Notes and our application of the net proceeds therefrom as described above and the contribution of a 50 percent ownership interest in Citrus to us by our parent in March 2003. The exchange of the Old Notes for the New Notes will not impact our overall capitalization. This table is unaudited and should be read in conjunction with our consolidated financial statements and related notes contained in our March 31, 2003 Form 10-Q, which is included in this prospectus beginning on page F-56.

                                                                  AS OF
                                                                MARCH 31,
                                                                  2003
                                                              -------------
                                                              (IN MILLIONS)
Short-term debt.............................................     $   --
                                                                 ------
Long-term debt:
  6.700% Notes due 2007.....................................     $  100
  6.125% Notes due 2008.....................................        100
  8.875% Notes due 2010.....................................        400
  7.350% Notes due 2031.....................................        300
  8.000% Notes due 2032.....................................        300
  Less: Unamortized discount................................         (7)
                                                                 ------
          Total long-term debt..............................      1,193
                                                                 ------
Total stockholder's equity..................................      1,048
                                                                 ------
          Total capitalization..............................     $2,241
                                                                 ======

                               THE EXCHANGE OFFER

EXCHANGE TERMS

     Old Notes in an aggregate principal amount of $400,000,000 are currently issued and outstanding. The maximum aggregate principal amount of New Notes that will be issued in exchange for Old Notes is $400,000,000. The terms of the New Notes and the Old Notes are substantially the same in all material respects, except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and payments of liquidated damages.

     The New Notes will bear interest at a rate of 8 7/8% per year, payable semi-annually on March 15 and September 15 of each year, beginning on September 15, 2003. Interest on the New Notes will accrue from March 5, 2003. Holders of New Notes will not receive any interest on Old Notes tendered and accepted for exchange. In order to exchange your Old Notes for transferable New Notes in the exchange offer, you will be required to make the following representations, which are included in the letter of transmittal:

     - the New Notes that you receive will be acquired in the ordinary course of your business;

     - you are not participating, and have no arrangement or understanding with any person or entity to participate, in the distribution of the New Notes; and

     - you are not our "affiliate," as defined in Rule 405 of the Securities Act, or a broker-dealer tendering Old Notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

     - if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the New Notes.

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered in the exchange offer, and the exchange agent will deliver the New Notes promptly after the expiration date of the exchange offer.

     If you tender your Old Notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Old Notes in connection with the exchange offer. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than the taxes described below under "-- Transfer Taxes."

     WE MAKE NO RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF YOUR EXISTING OLD NOTES INTO THIS EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE THIS RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER INTO THIS EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH YOUR ADVISORS, IF ANY, BASED ON YOUR FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

     The exchange offer expires at 5:00 p.m., New York City time, on July 24, 2003, unless we extend the exchange offer, in which case the expiration date will be the latest date and time to which we extend the exchange offer.

     We expressly reserve the right, so long as applicable law allows:

     - to delay our acceptance of Old Notes for exchange;

     - to terminate the exchange offer if any of the conditions set forth under "-- Conditions of the Exchange Offer" exist;

     - to waive any condition to the exchange offer;

     - to amend any of the terms of the exchange offer; and

     - to extend the expiration date and retain all Old Notes tendered in the exchange offer, subject to your right to withdraw your tendered Old Notes as described under "-- Withdrawal of Tenders."

     Any waiver or amendment to the exchange offer will apply to all Old Notes tendered, regardless of when or in what order the Old Notes were tendered. If the exchange offer is amended in a manner that we think constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

     We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent, followed promptly by oral or written notice to the registered holders. Should we choose to delay, extend, amend or terminate the exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement, other than by making a timely release to an appropriate news agency.

     In the event we terminate the exchange offer, all Old Notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

     In the event that the exchange offer is withdrawn or otherwise not completed, New Notes will not be given to holders of Old Notes who have validly tendered their Old Notes.

RESALE OF NEW NOTES

     Based on interpretations of the SEC staff set forth in no action letters issued to third parties, we believe that New Notes issued under the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

     - you are acquiring New Notes in the ordinary course of your business;

     - you are not participating, and have no arrangement or understanding with any person or entity to participate, in the distribution of the New Notes; and

     - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act; and

     - you are not a broker-dealer who purchased Old Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

     If you tender Old Notes in the exchange offer with the intention of participating in any manner in a distribution of the New Notes:

     - you cannot rely on those interpretations by the SEC staff, and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

     Only broker-dealers that acquired the Old Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of New Notes.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE

     We will accept for exchange Old Notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us. We will not accept Old Notes for exchange subsequent to the expiration date of the exchange offer. Tenders of Old Notes will be accepted only in denominations of $1,000 and integral multiples thereof.

     We expressly reserve the right, in our sole discretion, to:

     - delay acceptance for exchange of Old Notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer, or

     - terminate the exchange offer and not accept for exchange any Old Notes not theretofore accepted for exchange, if any of the conditions set forth below under "-- Conditions of the Exchange Offer" have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law. In all cases, New Notes will be issued only after timely receipt by the exchange agent of certificates representing Old Notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered Old Notes, or defectively tendered Old Notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the New Notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the New Notes and transmitting them to the holders. The exchange agent will deliver the New Notes to holders of Old Notes accepted for exchange after the exchange agent receives the New Notes.

     If, for any reason, we delay acceptance for exchange of validly tendered Old Notes or we are unable to accept for exchange validly tendered Old Notes, then the exchange agent may, nevertheless, on our behalf, retain tendered Old Notes, without prejudice to our rights described under "-- Expiration Date; Extensions; Termination; Amendments", "-- Conditions of the Exchange Offer" and "-- Withdrawal of Tenders", subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

     If any tendered Old Notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more Old Notes than those that are tendered, certificates evidencing Old Notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at a book-entry transfer facility under the procedure set forth under "-- Procedures for Tendering Old Notes -- Book-Entry Transfer", such Old Notes will be credited to the account maintained at such book-entry transfer facility from which such Old Notes were delivered, unless otherwise requested by such holder under "Special Delivery Instructions" in the letter of transmittal, promptly following the expiration date or the termination of the exchange offer.

     Tendering holders of Old Notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their Old Notes other than as described in "Transfer Taxes" or in Instruction 7 to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

PROCEDURES FOR TENDERING OLD NOTES

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender Old Notes should contact such registered holder promptly and instruct such registered holder to tender Old Notes on such beneficial owner's behalf.

  TENDER OF OLD NOTES HELD THROUGH DEPOSITORY TRUST COMPANY

     The exchange agent and Depository Trust Company ("DTC") have confirmed that the exchange offer is eligible for the DTC's automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer Old Notes to the exchange agent in accordance with DTC's automated tender offer program procedures for transfer. DTC will then send an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that they have received and agree to be bound by the notice of guaranteed delivery.

  TENDER OF OLD NOTES HELD IN CERTIFICATED FORM

     For a holder to validly tender Old Notes held in certificated form:

     - the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

     - the exchange agent must receive certificates for tendered Old Notes at such address, or such Old Notes must be transferred pursuant to the procedures for book-entry transfer described below. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender Old Notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Old Notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

     LETTERS OF TRANSMITTAL AND OLD NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT, AND NOT TO US OR TO DTC.

     THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING OLD NOTES. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, WE SUGGEST THAT THE HOLDER USE PROPERTY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE OF THE EXCHANGE OFFER TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OLD NOTES WILL BE ACCEPTED.

  SIGNATURE GUARANTEE

     Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

     - the letter of transmittal is signed by the registered holder of the Old Notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those Old Notes, or if any Old Notes for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any Old Notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant's account at the book-entry transfer facility, and neither the "Special Issuance Instructions" nor the "Special Delivery Instructions" box on the letter of transmittal has been completed, or

     - the Old Notes are tendered for the account of an eligible institution.

     An eligible institution is a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or a trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act.

  BOOK-ENTRY TRANSFER

     The exchange agent will seek to establish a new account or utilize an existing account with respect to the Old Notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the owner of the Old Notes may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent's account. HOWEVER, ALTHOUGH DELIVERY OF OLD NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT DTC, A PROPERLY COMPLETED AND VALIDLY EXECUTED LETTER OF TRANSMITTAL, OR A MANUALLY SIGNED FACSIMILE THEREOF, MUST BE RECEIVED BY THE EXCHANGE AGENT AT ONE OF ITS ADDRESSES SET FORTH IN THIS PROSPECTUS ON OR PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER, OR ELSE THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW MUST BE COMPLIED WITH. The confirmation of a book-entry transfer of Old Notes into the exchange agent's account at DTC is referred to in this prospectus as a "book-entry confirmation." Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

  GUARANTEED DELIVERY

     If you wish to tender your Old Notes and:

          (1) certificates representing your Old Notes are not lost but are not immediately available,

          (2) time will not permit your letter of transmittal, certificates representing your Old Notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer, or

          (3) the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer, you may nevertheless tender if all of the following conditions are complied with:

        - your tender is made by or through an eligible institution; and

        - on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus. The notice of guaranteed delivery must:

           (a) set forth your name and address, the registered number(s) of your Old Notes and the principal amount of Old Notes tendered;

           (b) state that the tender is being made thereby;

           (c) guarantee that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the Old Notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

           (d) the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all Old Notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the expiration date.

  OTHER MATTERS

     New Notes will be issued in exchange for Old Notes accepted for exchange only after timely receipt by the exchange agent of:

     - certificates for (or a timely book-entry confirmation with respect to) your Old Notes,

     - a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message, and

     - any other documents required by the letter of transmittal.

     We will determine, in our sole discretion, all questions as to the form of all documents, validity, eligibility, including time of receipt, and acceptance of all tenders of Old Notes. Our determination will be final and binding on all parties. ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OLD NOTES WILL NOT BE CONSIDERED VALID. WE RESERVE THE ABSOLUTE RIGHT TO REJECT ANY OR ALL TENDERS OF OLD NOTES THAT ARE NOT IN PROPER FORM OR THE ACCEPTANCE OF WHICH, IN OUR OPINION, WOULD BE UNLAWFUL. WE ALSO RESERVE THE RIGHT TO WAIVE ANY DEFECTS, IRREGULARITIES OR CONDITIONS OF TENDER AS TO PARTICULAR OLD NOTES.

     Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.

     Any defect or irregularity in connection with tenders of Old Notes must be cured within the time we determine, unless waived by us. We will not consider the tender of Old Notes to have been validly made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders of Old Notes, or will incur any liability to holders for failure to give any such notice.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender of Old Notes at any time prior to the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice of withdrawal at one of the addresses set forth below under "-- Exchange Agent", or

     - you must comply with the appropriate procedures of DTC's automated tender offer program system.

     Any notice of withdrawal must:

     - specify the name of the person who tendered the Old Notes to be withdrawn, and

     - identify the Old Notes to be withdrawn, including the principal amount of the Old Notes.

     If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC.

     We will determine all questions as to validity, form, eligibility and time of receipt of any withdrawal notices. Our determination will be final and binding on all parties. We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Old Notes by following one of the procedures described under "-- Procedures for Tendering Old Notes" at any time on or prior to the expiration date.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other provisions of the exchange offer, if, on or prior to the expiration date, we determine, in our reasonable judgment, that the exchange offer, or the making of an exchange by a holder of Old Notes, would violate applicable law or any applicable interpretation of the staff of the SEC, we will not be required to accept for exchange, or to exchange, any tendered Old Notes. We may also terminate, waive any conditions to or amend the exchange offer or, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the exchange offer, postpone the acceptance for exchange of tendered Old Notes.

TRANSFER TAXES

     We will pay all transfer taxes applicable to the transfer and exchange of Old Notes pursuant to the exchange offer. If, however:

     - delivery of the New Notes and/or certificates for Old Notes for principal amounts not exchanged, are to be made to any person other than the record holder of the Old Notes tendered;

     - tendered certificates for Old Notes are recorded in the name of any person other than the person signing any letter of transmittal; or

     - a transfer tax is imposed for any reason other than the transfer and exchange of Old Notes to us or our order,

the amount of any such transfer taxes, whether imposed on the record holder or any other person, will be payable by the tendering holder prior to the issuance of the New Notes.

CONSEQUENCES OF FAILING TO EXCHANGE

     If you do not exchange your Old Notes for New Notes in the exchange offer, you will remain subject to the restrictions on transfer of the Old Notes:

     - as set forth in the legend printed on the Old Notes as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

     - otherwise set forth in the offering circular distributed in connection with the private offering of the Old Notes.

     In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.

EXCHANGE AGENT

     Deutsche Bank Trust Company Americas has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for Old Notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

                      DEUTSCHE BANK TRUST COMPANY AMERICAS


         By Overnight,                      By Mail:                    By Hand in New York:
 Registered or Certified Mail      DB Services Tennessee, Inc.       Deutsche Bank Trust Company
     or Overnight Courier:             Reorganization Unit                    Americas
  DB Services Tennessee, Inc.            P.O. Box 292737              C/O The Depository Trust
   Corporate Trust & Agency      Nashville, Tennessee 37229-2737        Clearing Corporation
           Services                       By Facsimile:              55 Water Street, 1st Floor
      Reorganization Unit          (for eligible institutions          Jeanette Park Entrance
    648 Grassmere Park Road                   only)                   New York, New York 10041
  Nashville, Tennessee 37211             (615) 835-3701              Information: (800) 735-7777
                                      Confirm by telephone:
                                         (615) 835-3572

                            DESCRIPTION OF THE NOTES

     The New Notes will be issued, and the Old Notes were issued, under an indenture dated March 5, 2003 between us and The Bank of New York, as trustee. You may obtain a copy of the indenture from the trustee at its corporate trust office in New York, New York. This summary is qualified in its entirety by reference to the indenture, a copy of which is available from us upon request. The terms of the notes include those stated in the indenture and made a part thereof by reference to the Trust Indenture Act of 1939, as amended, in effect on the date of the indenture. This summary of the material terms of the notes and the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indenture, including the definitions of certain terms therein, and the Trust Indenture Act. We have included at the end of this section a summary of capitalized terms used in this section. Terms used in this section and not otherwise defined have the respective meanings assigned to them in the indenture.

GENERAL

     The notes:

     - are our senior unsecured indebtedness;

     - rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness;

     - rank senior in right of payment to any future subordinated indebtedness;

     - are effectively junior to our secured indebtedness to the extent of assets securing such indebtedness;

     - are effectively junior to all existing and future indebtedness and other liabilities of our subsidiaries; and

     - are not guaranteed by our subsidiaries or our parent.

     As of March 31, 2003, we had total long-term capital market debt (excluding the Old Notes) of approximately $800 million, all of which was unsecured and unsubordinated indebtedness ranking equally with the New Notes. The indenture permits us to incur significant amounts of additional indebtedness, including indebtedness ranking senior to the notes, as long as such incurrence does not cause our ratio of consolidated debt to EBITDA to equal or exceed 6.0 to 1.

PRINCIPAL, MATURITY AND INTEREST

     The notes will mature on March 15, 2010. We may issue additional notes from time to time in the future which would contain the same terms and the same CUSIP numbers as the notes offered hereby, without the consent of the holders of the notes, in compliance with the covenants of the indenture.

     Interest on the notes will:

     - accrue at the rate of 8 7/8% per year;

     - be payable semiannually on each March 15 and September 15, commencing September 15, 2003;

     - be payable to the person in whose name the notes are registered at the close of business on the relevant March 1 and September 1 preceding the applicable interest payment date;

     - be computed on the basis of a 360-day year comprised of twelve 30-day months; and

     - be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

     If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day (and without any interest or other payment in respect of such delay) with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the applicable maturity date or redemption date.

DENOMINATIONS

     The notes will be issued in registered form in denominations of $1,000 each or integral multiples thereof.

OPTIONAL REDEMPTION OF NOTES

     The notes will be redeemable, in whole or in part, at our option at any time or from time to time, prior to March 15, 2007, at the Make-Whole Price in accordance with the provisions of the indenture.

     The notice of redemption will set forth the manner of calculation of the Make-Whole Price, but not necessarily its amount. We will notify the trustee of the amount of the Make-Whole Price, and the trustee will not be responsible for the accuracy of the calculation.

     The notes will be redeemable, in whole or in part, at our option at any time or from time to time, on or after March 15, 2007, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and liquidated damages, if any, to the applicable redemption date, if redeemed during the 12-month period commencing on each March 15 of the years indicated below:

REDEMPTION YEAR                                               PERCENTAGE
---------------                                               ----------
2007........................................................   104.438%
2008........................................................   102.219%
2009 and thereafter.........................................   100.000%

SELECTION AND NOTICE

     We will mail a notice of redemption by first class mail at least 30 but not more than 60 calendar days before the redemption date to each holder of notes to be redeemed at the holder's registered address.

     In the case of any partial redemption, selection of the notes for redemption will be made by the trustee on a pro rata basis, by lot or by any other method that the trustee in its sole discretion will deem to be fair and appropriate, although no note of less than $1,000 in original principal amount will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to that note will state the portion of the principal amount of that note to be redeemed. A new note in principal amount equal to the unredeemed portion of that note will be issued in the name of the holder of the note upon cancellation of the original note.

SINKING FUND

     We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

CONSOLIDATION, MERGER OR SALE

     Under the indenture, we may not consolidate with or merge into any other person or transfer all or substantially all of our properties and assets as an entirety to any person, unless:

     - in the case of a merger, the entity formed by the consolidation or into which we are merged expressly assumes, by execution and delivery to the trustee of a supplemental indenture, the due and punctual payment of the principal, any premium and interest on the notes and the performance of every covenant and condition in the indenture;

     - in the case of the transfer of all or substantially all of our properties and assets as an entirety, the person or entity which acquires our properties and assets expressly assumes, by execution and delivery to the trustee of a supplemental indenture, the due and punctual payment of the principal, any premium and interest on the notes and the performance of every covenant and condition in the indenture;

     - immediately after giving effect to such transaction, no event of default under the indenture exists; and

     - we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, sale or conveyance and the supplemental indenture required in connection with the transaction comply with the terms of the Indenture and that we have complied with all conditions precedent.

     After any consolidation or merger, or any conveyance or transfer of our properties and assets as an entirety or substantially as an entirety, the successor corporation formed by such consolidation or into which we are merged or the person to which such conveyance or transfer is made shall succeed to, and be substituted for us in the indenture as if the successor had been originally named in the indenture.

     Notwithstanding the foregoing, any restricted subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to us or any other restricted subsidiary.

COVENANTS

     Under the indenture, we will:

     - pay the principal of, and liquidated damages, if any, interest and any premium on, the notes when due;

     - maintain a place of payment;

     - even if not required to do so by SEC rules, file with the SEC and provide the trustee with annual and quarterly reports of the type required to be filed by public companies;

     - deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indenture; and

     - deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

     Limitation on Liens. The indenture provides that we will not, nor will we cause, suffer or permit any restricted subsidiary to, at any time directly or indirectly create, assume or suffer to exist otherwise than in favor of us or another restricted subsidiary, any Lien upon any of our properties or assets, real, personal or mixed, whether owned at the date of the indenture or thereafter acquired, or of or upon or in any income or profits therefrom, without making effective provision, and we covenant that in any such case we will make or cause to be made effective provision, whereby the then outstanding notes and any other indebtedness (as defined below) of ours or of any of our restricted subsidiaries then entitled thereto shall be secured by such lien equally and ratably with, or prior to, any and all other obligations and indebtedness thereby secured, so long as any such other obligations or indebtedness shall be so secured.

     This restriction does not, however, prevent us or any restricted subsidiary from creating, assuming or suffering to exist the following Liens:

     - purchase price liens;

     - any lien already existing on newly acquired property or assets;

     - any lien on any newly acquired property, and liens securing constructions or improvements, provided the liens are incurred within one year of the date of acquisition or completion of construction or commencement of operations of such property;

     - any lien on the properties or assets of a person or of or upon or in any income or profits therefrom, which is outstanding at the time such person becomes a restricted subsidiary;

     - any lien not otherwise permitted under this "Limitations on Liens" covenant, of or upon or in any properties or assets, or of or upon or in any income or profits therefrom, created for the purpose of securing Funded Debt of ours and/or a restricted subsidiary, provided that the aggregate amount of all Funded Debt of us and our restricted subsidiaries secured by liens permitted by the immediately preceding clause and this clause shall not exceed an amount equal to 15% of the Consolidated Net Tangible Assets of us and our restricted subsidiaries;

     - any lien on any contract for the sale of any product or service or any rights thereunder or any proceeds therefrom, including accounts and other receivables, related to the operation or use of any property acquired or constructed by us or a restricted subsidiary and created not later than twelve months after (1) such acquisition or completion of such construction or (2) commencement of full operation of such property, whichever is later;

     - any lien on coal, geothermal resources, natural gas, liquified natural gas or synthetic fuel owned by us or a restricted subsidiary;

     - any lien for the purpose of securing indebtedness incurred to finance liquefied natural gas inventories or storage gas;

     - any lien in connection with the issuance of debt securities the interest on which is excludable from gross income of the holder of such security pursuant to Section 103 of the Internal Revenue Code of 1986, as amended, or any successor section, for the purpose of financing, in whole or in part, the acquisition or construction of property to be used by us or a restricted subsidiary;

     - any lien on coal, geothermal, oil, natural gas or mineral properties owned or leased by us or a restricted subsidiary to secure loans to us or a restricted subsidiary for the purpose of developing such properties;

     - any lien on any office equipment, data processing equipment (including, without limitation, computer and computer peripheral equipment), transportation equipment (including, without limitation, motor vehicles, tractors, trailers, marine vessels, barges, towboats, rolling stock and aircraft) or drilling, exploration or production equipment (including, without limitation, platforms and rigs) for the exploration or development of or production from oil, gas, hydrocarbon or other mineral properties;

     - any refunding or extension of maturity, in whole or in part, of any obligation or indebtedness secured by any lien created, existing or assumed in accordance with the provisions of any of the above clauses, provided that the principal amount of the obligation or indebtedness secured by such refunding or extended lien shall not exceed the principal amount of the obligation or indebtedness to be refunded or extended outstanding at the time of such refunding or extension, and that such refunding or extended lien shall be limited in lien to the same property that secured the obligation or indebtedness refunded or extended, and property substituted therefor and property acquired after the date thereof and subjected to the lien thereof, in accordance with the provisions of such refunding or extension;

     - any lien created or assumed to secure loans maturing within twelve months of the date of creation thereof and not renewable or extendible by the terms thereof at the option of the obligor beyond such twelve months, and made in the ordinary course of business;

     - mechanics' or materialmen's liens or any lien arising by reason of pledges or deposits to secure payment of workmen's compensation or other insurance, good faith deposits in connection with tenders or leases of real estate, bids or contracts (other than contracts for the payment of money), deposits to secure public or statutory obligations, deposits to secure or in lieu of surety, stay or appeal bonds and deposits as security for the payment of taxes or assessments or other similar charges.

     - any lien arising by reason of deposits with or the giving of any form of security to any governmental agency or any body created or approved by law or governmental regulation for any purpose at any time in connection with the financing of the acquisition or construction of property to be used in our business or any of our restricted subsidiaries' business, or as required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or license, or to permit the maintenance of self-insurance or participation in any fund for liability on any insurance risks or in connection with workmen's compensation, unemployment insurance, old age pensions or other social security or to share in the privileges or benefits required for companies participating in such arrangements;

     - any lien which is payable solely out of the proceeds of natural gas, oil, coal, geothermal resources, other hydrocarbons or minerals to be produced from the property subject thereto and to be sold or delivered by us or a restricted subsidiary;

     - any rights reserved in others to take or reserve any part of the natural gas, oil, coal, geothermal resources, other hydrocarbons or minerals produced at any time on any property of ours or a restricted subsidiary;

     - any rights reserved to or vested in any person by the terms of any franchise, grant, lease, license, easement or permit or by any provision of law with respect to any property of ours or a restricted subsidiary;

     - any obligations or duties to any municipality or public authority with respect to any franchise, grant, license, permit or similar arrangement;

     - as to any lease, contract, easement or right-of-way, any existing lien on the underlying interests in the property covered thereby;

     - the liens of taxes or assessments for the then current year or not at the time due, or the liens of taxes or assessments already due but the validity of which is being contested in good faith;

     - judgment liens less than $5 million, or any judgment lien so long as the finality of the judgment is being contested and execution thereon is stayed or which has been appealed and secured, if necessary, by the filing of an appeal bond;

     - existing and future leases;

     - immaterial easements or similar encumbrances;

     - liens upon rights-of-way for pipeline purposes;

     - the lien reserved in leases for rent and for compliance with the terms of the lease in the case of leasehold estates;

     - immaterial defects and irregularities in the titles to any property;

     - zoning laws and ordinances;

     - any lien created or assumed by us or a restricted subsidiary in connection with the non-recourse sale or discount of any notes receivable or accounts receivable; and

     - any lien deemed to be created as a result of the deposit of cash or securities for the purpose of defeasance of indebtedness.

     If at any time we or any restricted subsidiary shall create or assume any lien to which the first paragraph of this "Limitation on Liens" covenant is applicable, we will promptly deliver to the trustee an officers' certificate, stating that such covenant has been complied with, and an opinion of counsel, stating that such covenant has been complied with and that any instruments executed by us or any restricted subsidiary in the performance of such covenant complied with the requirements thereof.

     In the event that we or any restricted subsidiary shall hereafter secure the notes equally and ratably with, or prior to, any other obligation or indebtedness pursuant to the provisions of this "Limitation on Liens" covenant, the trustee is authorized to enter into a supplemental indenture and to take such action, if any, as it may deem advisable to enable it to enforce effectively the rights of the holders of the notes so secured, equally and ratably with, or prior to, such other obligation or indebtedness.

     Subject to the provisions of the indenture, the trustee may accept an officers' certificate and opinion of counsel as conclusive evidence that any such supplemental indenture or steps taken to secure the notes equally and ratably, or prior to, such obligations or indebtedness described in the first paragraph of this "Limitation on Liens" covenant comply with this covenant.

     Limitation on Restricted Payments. The indenture also provides that we will not, and will not cause or permit any of our restricted subsidiaries to, directly or indirectly, make any restricted payment (as defined below) if at the time of the restricted payment and immediately after giving effect to the restricted payment:

        - a default or event of default will have occurred and be continuing or would result from that restricted payment;

        - we are not able to incur an additional $1.00 of debt pursuant to the Consolidated Debt to EBITDA Ratio test under "Covenants -- Limitation on Incurrence of Debt"; or

        - the aggregate amount of the restricted payment and all other restricted payments declared or made subsequent to the date the notes are first issued would exceed the sum of:

             (1) 100% of our operating cash flow accrued subsequent to October 1, 2002 to the most recent date for which financial information is available to us, taken as one accounting period (or if the aggregate amount of operating cash flow for such period shall be a deficit, minus 100% of such deficit); plus

             (2) 100% of the aggregate net proceeds, including the net fair market value of property or securities other than cash as determined by our board of directors in good faith, received subsequent to the date the notes are first issued from any person, other than one of our subsidiaries, from (a) the issue or sale of our equity interests (other than Disqualified Capital Stock) (including, without limitation, in a merger, consolidation, acquisition of property or any other form of transaction to the extent the consideration involved consists of capital stock (other than Disqualified Capital Stock)) or (b) the issue or sale of our Disqualified Capital Stock or debt securities of ours or those of any of our restricted subsidiaries that have been converted into or exchanged for our equity interests (other than Disqualified Capital Stock) (including, without limitation, in a merger, consolidation, acquisition of property or any other form of transaction to the extent the consideration involved consists of capital stock (other than Disqualified Capital Stock)) subsequent to the date the notes are first issued; plus

             (3) an amount equal to the sum, without duplication, of:

                (a) the net reduction in investments (other than permitted investments (as defined below)) made by us or any of our restricted subsidiaries in any person resulting from repurchases, repayments or redemptions of that investment by that person;

                (b) proceeds realized on the sale of that investment to an unaffiliated purchaser; and

                (c) proceeds representing the return of capital (excluding dividends and distributions),

        in each case received by us or any of our subsidiaries; plus

             (4) an amount equal to the sum without limitation, of any amounts, including the net fair market value of property other than cash as determined by our board of directors in good faith, received by us or any of our subsidiaries as a capital contribution (including, without limitation, in a merger, consolidation, acquisition of property or any other form of transaction to the extent the consideration involved consists of capital stock (other than Disqualified Capital Stock)) subsequent to the date the notes are first issued; plus

             (5) $150 million.

     The provisions above will not prohibit:

        - the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if the dividend or distribution would have been permitted on the date it is declared;

        - the purchase, redemption or other acquisition or retirement of any of our capital stock or any warrants, options or other rights to acquire shares of any of that capital stock either:

             (1) solely in exchange for shares of Qualified Capital Stock or other warrants, options or rights to acquire Qualified Capital Stock,

             (2) through the application of the net proceeds of a substantially concurrent sale for cash, other than to one of our subsidiaries, of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock, or

             (3) in the case of Disqualified Capital Stock, solely in exchange for, or through the application of the net proceeds of a substantially concurrent sale for cash, other than to one of our subsidiaries, of Disqualified Capital Stock;

        - repurchases of capital stock, warrants, options or rights to acquire capital stock deemed to occur upon exercise of warrants, options or rights to acquire capital stock if such capital stock, warrants, options or rights represent a portion of the exercise price of such warrants, options or rights;

        - payments or distributions, directly or indirectly through any direct or indirect parent of ours, to dissenting stockholders pursuant to applicable law or in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets;

        - cash payments in lieu of the issuance of fractional shares;

        - payments of dividends, distributions or other amounts by us to fund the payment by any of our direct or indirect parent companies or other affiliates of administrative, legal, financial, accounting or other similar expenses relating to such parent's direct or indirect ownership of us and to pay other corporate overhead expenses relating to such ownership interest, including directors' fees, indemnifications and similar arrangements, so long as such payments are fair and reasonable and are paid as and when needed by any such direct or indirect parent company; and

        - any transfers by us or any of our restricted subsidiaries pursuant to the cash management program of El Paso and its subsidiaries consistent with past practices.

        - payment of a dividend of $290 million and a distribution of $310 million of intercompany receivables to El Paso upon consummation of the offering of the Old Notes.

     In determining the aggregate amount of restricted payments made subsequent to the date the notes are first issued, amounts expended pursuant to the first five bullet points above will be included in such calculation.

     The amount of all restricted payments (other than cash) shall be the fair market value on the date of such restricted payment of the asset(s) or securities proposed to be paid, transferred or issued by us or any of our restricted subsidiaries, as the case may be, pursuant to such restricted payment. The fair market value of any non-cash restricted payment shall be determined conclusively by our board of directors acting in good faith.

     This covenant will be of no force or effect from and after the time the notes are first rated at least Baa3 by Moody's and at least BBB- by Standard & Poor's.

     Limitation on Incurrence of Debt. The indenture also provides that we will not, and will not permit any of our restricted subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to, contingently or otherwise (collectively, "incur"), any debt (including acquired debt), unless (1) no default or event of default would occur after giving effect on a pro forma basis to such incurrence, and (2) the Consolidated Debt to EBITDA Ratio on the date on which such additional debt is incurred would have been less than 6.0 to 1, determined on a pro forma basis giving effect to such incurrence (including a pro forma application of the net proceeds therefrom).

     The limitation of the foregoing paragraph shall not prohibit the incurrence of:

        - performance bonds, appeal bonds, surety bonds, insurance obligations or bonds and other similar bonds or obligations incurred in the ordinary course of business,

        - hedging obligations,

        - debt owed by (1) any of our restricted subsidiaries to us or to any of our other subsidiaries or (2) us to any of our subsidiaries,

        - debt outstanding on the date of the indenture, including the notes,

        - debt issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, or refund debt including, without limitation, acquired debt, incurred pursuant to the Consolidated Debt to EBITDA Ratio test set forth above or under the immediately preceding clause or this clause provided that (1) the principal amount of such refinancing debt does not exceed the principal amount of debt so refinanced (plus the premiums and other amounts to be paid, and the out-of-pocket expenses reasonably incurred, in connection therewith) and (2) the refinancing debt has a weighted average life to maturity that is equal to or greater than the weighted average life to maturity of the debt being refinanced,

        - the guarantee by us or one or more of our restricted subsidiaries of debt of us or one or more of our restricted subsidiaries that is not prohibited by another provision of the indenture, or

        - other debt in an aggregate principal amount at any one time outstanding not to exceed $150 million.

     In addition, the indenture provides that we will not, and will not permit any of our restricted subsidiaries to, directly or indirectly, incur any guarantee with respect to any debt of any of our affiliates (other than debt of ANR Pipeline, one or more subsidiaries of ANR Pipeline or of ANR Pipeline and one or more of its subsidiaries).

     This covenant will be of no force or effect from and after the time the notes are first rated at least Baa3 by Moody's and at least BBB- by Standard & Poor's.

     Limitation on Participation in El Paso's Cash Management Program. The indenture also provides that we will not, and will not permit any of our restricted subsidiaries to, directly or indirectly, participate in El Paso's and its subsidiaries' cash management program if any default occurs or exists under any bond, debenture, note or other evidence of debt for money borrowed or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any debt for money borrowed, in each case, by El Paso or any of its subsidiaries (or the payment of which is guaranteed by El Paso or any of its subsidiaries) whether such debt or guarantee now exists, or is created after the date of the indenture, if such default:

     - is caused by a payment default; or

     - results in the acceleration (without cure or revocation within five business days) of debt of El Paso prior to its express maturity and, in each case, the principal amount of any such debt of El Paso, together with the principal amount of any other such debt of El Paso under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50 million or more, until such acceleration has been cured or revoked or such payment of such debt of El Paso has been made in full.

     This covenant will be of no force or effect from and after the time the notes are first rated at least Baa3 by Moody's and at least BBB- by Standard & Poor's.

     Limitation on Transactions with Affiliates. The indenture also provides that we will not, and will not permit any restricted subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions with, or for the benefit of, any of our affiliates, unless:

          - the terms of the affiliate transaction are:

             (1) set forth in writing and

             (2) no less favorable to us or such restricted subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a person that is not one of our affiliates or, if there is no such comparable transaction, on terms that are fair and reasonable to us or such restricted subsidiary,

        - if the affiliate transaction involves aggregate payments or value in excess of $25 million, our board of directors approves such affiliate transaction and, in its good faith judgment, believes that the affiliate transaction complies with clause (2) of the first bullet point above, and

        - if the affiliate transaction involves aggregate payments or value in excess of $100 million, we obtain a written opinion from an independent financial advisor to the effect that the consideration to be paid or received in connection with the affiliate transaction is fair, from a financial point of view, to us or the restricted subsidiary.

     Notwithstanding the preceding limitation, the following will not be affiliate transactions:

        - any transaction or series of related transactions between us and one or more subsidiaries or between two or more subsidiaries;

        - any restricted payment permitted to be made pursuant to the covenant described under "Covenants -- Limitation on Restricted Payments" or any permitted investment;

        - any employment agreement or other employee compensation plan or arrangement entered into by us or any of our restricted subsidiaries in the ordinary course of business;

        - indemnities of our or any of our restricted subsidiaries' officers, directors and employees permitted by bylaw or statutory provisions;

        - the payment of reasonable and customary regular fees to our or any of our restricted subsidiaries' directors; and

        - affiliate transactions and arrangements in effect on the issue date of the notes, including any modifications, extensions or renewals thereof that do not adversely affect us or any of our restricted subsidiaries.

     This covenant will be of no force or effect from and after the time the notes are first rated at least Baa3 by Moody's and at least BBB- by Standard & Poor's.

EVENTS OF DEFAULT

     "Event of default" when used in the indenture will mean any of the following:

     - failure to pay interest or liquidated damages, if any, on any note for 30 days;

     - failure to pay principal of or premium, if any, on any note when due;

     - failure to observe or perform any of the covenants and agreements listed under the following headings:

        - "Covenants -- Limitation on Liens;"

        - "Covenants -- Limitation on Restricted Payments;"

        - "Covenants -- Limitation on Incurrence of Debt;"

        - "Covenants -- Limitation on Participation in El Paso's Cash Management Program;" or

        - "Covenants -- Limitation on Transactions with Affiliates;"

     and such default continues for a period of 30 days after receipt of a notice from the trustee or the holders of at least 25% in principal amount of the outstanding notes.

     - our failure to comply with any of our other covenants or agreements contained in the notes or the indenture and the default continues for a period of 90 days after receipt of a notice from the trustee or the holders of at least 25% in principal amount of the outstanding notes.

     - a default under any of our Funded Debt having a then outstanding principal amount in excess of $25 million, the effect of which default is to cause or permit the trustee or holders of such Funded Debt to cause such Funded Debt to become due and payable prior to its stated maturity; provided, however, that if any such default shall be remedied or cured by us or waived by the trustee or holders of such Funded Debt, in each case in accordance with the terms of the instruments pursuant to which such Funded Debt shall have been issued, then the default hereunder by reason thereof shall be deemed likewise to have been thereupon remedied, cured, or waived without further action upon the part of either the trustee or any of the holders; and provided, further that subject to the provisions of the indenture, the trustee shall not be charged with knowledge of any such default unless either (1) a responsible officer of the trustee assigned to its corporate trust department shall, as such officer, have actual knowledge of such default, or (2) written notice thereof shall have been given to the trustee by us, by the trustee or holders of any such Funded Debt, or by the holders of not less than 25% in aggregate principal amount of the notes at the time outstanding;

     - if we commence a voluntary case in bankruptcy, consent to the entry of any order of relief against us in an involuntary bankruptcy case, file a petition for reorganization, arrangement, adjustment, composition, liquidation, dissolution, winding-up or any similar relief under federal or state law or make a general assignment for the benefit of creditors; or

     - if a court of competent jurisdiction enters a bankruptcy order either for relief against us in an involuntary case, or appointing a receiver over us or our property, or ordering our liquidation, and the order or decree remains unstayed and in effect for 90 days.

     If an event of default (other than with respect to bankruptcy or insolvency proceedings) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the notes then outstanding may declare the principal of, premium, if any, on, accrued and unpaid interest on, and liquidated damages, if any, on all the notes then outstanding (if not then due and payable) to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the notes can void the declaration. If an event of default occurs because of bankruptcy or insolvency proceedings, then the principal of, premium, if any, on, accrued and unpaid interest on, and liquidated damages, if any, on, all notes then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any noteholder.

     The indenture provides that the holders of the notes will indemnify the trustee before the trustee exercises any of its rights or powers under the indenture. This indemnification is subject to the trustee's duty to act with the required standard of care during a default. The holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of:

     - conducting any proceeding for any remedy available to the trustee, or

     - exercising any trust or power conferred on the trustee.

     This right of the holders of the notes is, however, subject to the provisions in the indenture providing for the indemnification of the trustee and other specified limitations.

     In general, the indenture provides that holders of the notes may only institute an action against us under the indenture if the following four conditions are fulfilled:

     - the holder previously has given to the trustee written notice of default and the default continues;

     - the holders of at least 25% in principal amount of the notes then outstanding have both (1) requested the trustee to institute such action and (2) offered the trustee indemnity satisfactory to it;

     - the trustee has not instituted such action within 60 days of receipt of such request and offer indemnity; and

     - the trustee has not received direction inconsistent with such written request by the holders of a majority in principal amount of the notes then outstanding.

     However, the right of any holder of the notes to receive payment of principal of, and premium, if any, and interest on the notes, on or after the respective due dates expressed in the notes, or to bring suit for the enforcement of any such payment on or after such respective dates, is absolute and unconditional and will not be impaired or affected without the consent of such holder. The indenture contains a covenant that we will file annually with the trustee a statement of compliance and no default.

MODIFICATION OF INDENTURE

     At any time and without the consent of the holders of the notes, we and the trustee may amend or supplement the indenture or the notes to:

     - cure any ambiguity, omission, defect or inconsistency;

     - comply with the indenture in the case of the merger, consolidation or sale or other disposition of all or substantially all of our assets;

     - provide for uncertificated notes in addition to or in place of certificated notes;

     - add any additional events of default;

     - provide for the acceptance of a successor trustee;

     - secure the notes pursuant to the requirements under the indenture;

     - comply with any requirements in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

     - comply with any requirements of the SEC in connection with qualifying the indenture under the Trust Indenture Act of 1939;

     - add to our covenants for the benefit of the holders of notes or surrender any power conferred upon us; or

     - make any change that does not adversely affect the rights of any holder of notes in any material respect.

     Except as set forth in the indenture, with the written consent of the holders of at least a majority in principal amount of the notes then outstanding, we and the trustee may amend or supplement the indenture or the notes; provided, however that any such changes must conform to the Trust Indenture Act of 1939.

     Without the consent of each holder affected, we and the trustee may not:

     - reduce the percentage of principal amount of notes whose holders must consent to an amendment, supplement or waiver;

     - reduce the rate of or change the time for payment of interest, including default interest, on any note;

     - reduce the principal of or change the fixed maturity of any note or alter the premium or other provisions with respect to redemption;

     - make any note payable in money or in a place other than that stated in the note;

     - impair the right to institute suit for the enforcement of any payment of principal of, or premium, if any, or interest on any note;

     - make any change in the percentage of principal amount of notes necessary to waive compliance with certain provisions of the indenture; or

     - waive a continuing default or event of default in the payment of principal of, or premium, if any, or interest on the notes.

DEFINITIONS

     The following is a summary of capitalized terms used in this summary description of the notes:

     "Capitalized Lease Obligation" means Debt represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such Debt shall be the capitalized amount of such obligations determined in accordance with GAAP.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

     "Consolidated Debt" means, as of any date of determination, the total, without duplication, of all of our debt and all debt of our restricted subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between us and our restricted subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of us and our restricted subsidiaries in accordance with GAAP.

     "Consolidated Debt to EBITDA Ratio" means, with respect to any incurrence of Debt on any date, the ratio of (1) Consolidated Debt as of such date to (2) the Consolidated EBITDA of us and our restricted subsidiaries for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence of Debt. Notwithstanding any other provision, for purposes of making the computation referred to above, acquisitions that have been made by us or any of our restricted subsidiaries, including all mergers and consolidations, subsequent to the commencement of such period shall be calculated on a pro forma basis, assuming that all such acquisitions, mergers and consolidations had occurred on the first day of such period.

     "Consolidated EBITDA" means, with respect to any person (the referent person) for any period, Consolidated Net Income of such person for such period, determined in accordance with GAAP, plus (to the extent such amounts are deducted in calculating such Consolidated Net Income of such person for such period, and without duplication) (1) Consolidated Interest Expense of such person for such period, (2) any provision for taxes based on income or profits of such person and its restricted subsidiaries to the extent such income or profits were included in calculating such Consolidated Net Income of such person for such period, and (3) amortization, depreciation and other non-cash charges (including, without limitation, amortization of goodwill, deferred financing fees and other intangibles but excluding (a) cash payments against such non-cash charges during such period, (b) cash payments against non-cash charges from a prior period but subsequent to the date of the indenture and (c) normally recurring accruals such as reserves against accounts receivable).

     "Consolidated Funded Debt" shall mean the total Funded Debt appearing on a consolidated balance sheet of Southern Natural Gas and its restricted subsidiaries, provided that there shall be included in Consolidated Funded Debt an amount equal to the par value or voluntary liquidation value, whichever is higher, of outstanding preferred stock (not owned by us or a restricted subsidiary) of any restricted subsidiary; all after giving appropriate effect to minority interests and as determined and prepared in accordance with GAAP.

     "Consolidated Interest Expense" means, for any period, the total interest expense of us and our restricted subsidiaries determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any person for any period, the aggregate of the Net Income of such person and its restricted subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that (1) the net income (but not loss) of any person that is not a restricted subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person or a restricted subsidiary thereof, (2) the net income of any restricted subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that restricted subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that restricted subsidiary or its stockholders, (3) the net income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (4) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Tangible Assets" means the total assets appearing on a consolidated balance sheet of us and our restricted subsidiaries less the following:

     - intangible assets, such as organization costs and franchise costs as recorded in the plant account and unamortized debt discount expense and other intangible deferred debits (excluding, however, any prepaid expenses or deferred charges which would be treated as current assets in accordance with GAAP);

     - all current and accrued liabilities (other than Consolidated Funded Debt) and deferred credits (other than deferred credits resulting from gains on reacquisition of debt and deferred investment tax credits);

     - all reserves (other than reserves for the retirement of intangible assets and reserves for deferred Federal income taxes arising from accelerated amortization or otherwise) not already deducted from assets;

     - all assets held under any lease the rent under which is capitalized by us or any of our restricted subsidiaries; and

     - all advance payments for gas which the FERC has ruled are not recoverable by amortization to cost of service and which are recoverable in cash and prepayments for gas which the FERC has ruled are not includable in our cost of service for rate making purposes and which are not recoverable in gas, cash or other form of equivalent value.

     "debt" means (1) any liability of any person (a) for borrowed money, (b) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets (other than inventory or similar property acquired in the ordinary course of business), including securities, or (c) for the payment of money relating to a Capitalized Lease Obligation; (2) any guarantee by any person of any liability of others described in the preceding clause (1); and (3) any amendment, renewal, extension or refunding of any liability of the types referred to in clauses (1) and (2) above. Notwithstanding anything to the contrary in the foregoing, debt shall not include: (1) any of our or any of our subsidiaries' debt incurred pursuant to a cash management program of El Paso and its subsidiaries or (2) in order to avoid double counting, a guarantee described in clause (2) of any liability described in clause (1) if such liability has been included in the determination of debt.

     "Disqualified Capital Stock" means any capital stock that, by its terms or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event,

          - matures (excluding any maturity as the result of an optional redemption by the issuer of that capital stock);

          - is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise; or

          - is redeemable at the sole option of its holder,

in whole or in part, on or prior to the final maturity date of the notes; provided, however, that only the portion of capital stock that so matures or is mandatorily redeemable or is so redeemable at the sole option of its holder prior to the final maturity date of the notes will be deemed Disqualified Capital Stock.

     "Funded Debt" means any indebtedness maturing by its terms more than one year from the date of determination, including any Indebtedness renewable or extendible at the option of the obligor to a date later than one year from such date of determination.

     "indebtedness" means all items of indebtedness which would be included in determining the total liabilities as shown on the liability side of a balance sheet as of the date of which indebtedness is to be determined, and shall include indebtedness secured by any lien on any properties or assets owned and subject thereto whether or not the indebtedness secured thereby shall have been assumed, and shall also include direct guarantees of indebtedness of others, provided that the term "indebtedness" of any person shall not include (1) any indebtedness evidence of which is held in treasury (but the subsequent resale of such indebtedness shall be deemed to constitute the creation thereof), or (2) any particular indebtedness if, upon or prior to the maturity thereof, there shall have been deposited with the proper depositary, in trust, money (or evidences of such indebtedness as permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy such indebtedness, or (3) any amount (whether or not included in determining total liabilities as shown on the liability side of a balance sheet in accordance with
GAAP) representing capitalized rent under any lease or (4) any indirect guarantees or other contingent obligations in respect of indebtedness of other persons, including agreements, contingent or otherwise, with such other persons or with third persons with respect to, or to permit or assure the payment of, obligations of such other persons, including, without limitation, agreements to purchase or repurchase obligations of such other persons, to advance or supply funds to, or to invest in, such other persons, or to pay for property, products or services of such other persons (whether or not conveyed, delivered or rendered); demand charge contracts, through-put, take-or-pay, keep-well, make-whole or maintenance of working capital or similar agreements; or guarantees with respect to rental or other similar periodic payments to be made by such other persons.

     "Independent Investment Banker" means Salomon Smith Barney Inc. or Credit Suisse First Boston LLC and their respective successors, at our option, or, if such firms or the successors, if any, to such firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

     "Make-Whole Price" means an amount equal to the greater of:

          (1) 100% of the principal amount of the notes to be redeemed; and

          (2) as determined by an Independent Investment Banker, the sum of the present values of (A) the redemption price of the notes at March 15, 2007 (as set forth below) and (B) the remaining scheduled payments of interest from the redemption date to March 15, 2007 (not including any portion of such payments of interest accrued as of the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 75 basis points, plus, in the case of both (1) and (2), accrued and unpaid interest and liquidated damages, if any, to the redemption date. Unless we default in payment of the Make-Whole Price, on and after the applicable redemption date, interest will cease to accrue on the notes to be redeemed.

     "permitted investment" means an investment by us or any of our restricted subsidiaries in:

     - cash or cash equivalents;

     - an investment existing on the date of the indenture;

     - receivables owing to us or any of our restricted subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

     - payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

     - stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to us or any of our restricted subsidiaries or in satisfaction of judgments or claims or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

     - hedging obligations;

     - prepayments and other credits made in the ordinary course of business;

     - investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations;

     - us or a subsidiary, including guarantees of our subsidiaries' debt;

     - another person if as a result of such investment such other person becomes a subsidiary of us or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, us or one of our subsidiaries; and

     - any person engaged in the business of transportation, storage, gathering, marketing or sale of natural gas and/or petroleum products and/or businesses reasonably related thereto.

     "Qualified Capital Stock" means any capital stock that is not Disqualified Capital Stock.

     "Reference Treasury Dealer" means Salomon Smith Barney Inc. or Credit Suisse First Boston LLC, at our option, and three additional primary U.S. government securities dealers in New York City (each a "Primary Treasury Dealer") selected by us, and their respective successors (provided, however, that if any such firm or any such successor, as the case may be, shall cease to be a primary U.S. government securities dealer in New York City, we shall substitute therefor another Primary Treasury Dealer).

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

     "restricted payment" means:

     - the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable solely in Qualified Capital Stock or in options, rights or warrants to acquire Qualified Capital Stock) on shares of our capital stock;

     - the declaration or payment of any dividend or the making of any other distribution on shares of the capital stock of a restricted subsidiary to any person (other than (1) to us or any of our subsidiaries, (2) dividends or distributions made by a restricted subsidiary on a pro rata basis to all stockholders of such restricted subsidiary (or owners of an equivalent interest in the case of a restricted subsidiary that is not a corporation) or (3) dividends or distributions payable solely in its Qualified Capital Stock or in options, rights or warrants to acquire our Qualified Capital Stock);

     - the purchase, redemption, retirement or other acquisition for value of any of our capital stock held by persons other than us or one of our subsidiaries (other than in exchange for our Qualified Capital Stock or options, rights or warrants to acquire Qualified Capital Stock); or

     - the making of any investment (other than a permitted investment) in any person.

     "restricted subsidiary" means an operating subsidiary (1) substantially all of the physical properties of which are located, and substantially all of the business of which is carried on, in the continental United States, (2) the primary business of which consists of the acquisition, owning, holding, development or operation of assets or properties (directly, and not through ownership of capital stock of, or partnership, association or other participation in, other persons, whether corporations, partnerships, unincorporated associations, joint ventures or other separate entities) for the exploration for, or purchase, development, storage, conservation, processing, production, gathering, marketing or transmission of, natural gas, oil, geothermal resources or other hydrocarbons or reserves thereof, and (3) all of the shares of capital stock of which at the time outstanding, other than directors' qualifying shares, if any, are owned directly or indirectly by us or by one or more of our other restricted subsidiaries, or by us in conjunction with one or more of our other restricted subsidiaries; provided, however, that once a subsidiary shall have become a restricted subsidiary it shall be deemed to remain a restricted subsidiary for all purposes of the indenture even if less than all such shares of capital stock are so owned so long as at least a majority of the outstanding shares of its capital stock having by the terms thereof ordinary voting power to elect a majority of its board of directors (irrespective of whether at the time stock of any other class or classes of such corporation, association or business trust shall have, or might have, voting power by reason of the happening of any contingency) is owned directly or indirectly by us or by one or more of our other restricted subsidiaries or by us in conjunction with one or more of our other restricted subsidiaries.

     "Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

DEFEASANCE

     We will be discharged from our obligations on the notes at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the notes. If this happens, the holders of the notes will not be entitled to the benefits of the indenture except for registration of transfer and exchange of notes and replacement of lost, stolen or mutilated notes.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     We will make all payments of principal of, liquidated damages (as defined below under the caption "Exchange Officer and Registration Rights"), if any, and interest on global notes by wire transfer of immediately available funds to the accounts specified by DTC. With respect to certificated notes, we will make all payments of principal, liquidated damages, if any, and interest by mailing a check to the registered holder thereof, provided that we will make such payments by wire transfer if the holder of the certificated note notifies us in writing of its election to receive payment by wire transfer.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the notes will be made in immediately available funds. So long as DTC continues to make its settlement system available to us, all payments of principal of and premium, if any, interest and liquidated damages, if any, on the global securities will be made by us in immediately available funds.

TRANSFER AND EXCHANGE

     Subject to the restrictions set forth under the caption "Transfer Restrictions," a holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. In addition, we are not required to transfer or exchange any note between a record date and the next succeeding interest payment date.

     The registered holder of a note will be treated as its owner for all purposes.

GOVERNING LAW

     The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

NOTICES

     Notices to holders of the notes will be given by mail to the addresses of such holders as they appear in the security register. The indenture requires that we provide a statement to the trustee, within 90 days after the end of each of our fiscal years, confirming that we are in compliance with the terms of the indenture.

NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES OR STOCKHOLDERS

     No director, officer, employee or stockholder, as such, of us or any of our affiliates will have any personal liability in respect of our obligations under the indenture or the notes by reason of his, her or its status as such.

CONCERNING THE TRUSTEE

     The Bank of New York is the trustee under the indenture. In the ordinary course of business, The Bank of New York and its affiliates have provided and may in the future continue to provide investment banking, commercial banking and other financial services to us and our subsidiaries for which they have received and will receive compensation. See "Plan of Distribution."

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain United States federal income tax consequences relating to exchanging Old Notes for New Notes and owning and disposing of New Notes. This discussion is not a complete discussion of all the potential tax consequences that may be relevant to you. This discussion is based upon the Internal Revenue Code of 1986, as amended (the Code), its legislative history, existing and proposed regulations thereunder, published rulings, and court decisions, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made herein concerning the notes, and we cannot assure you that the Internal Revenue Service will agree with such statements. Unless otherwise indicated, this discussion deals only with notes held as a capital asset by a holder who is a United States person and purchased the Old Notes upon original issuance at their original issue price. A "United States person" is:

     - a citizen or resident of the United States or any political subdivision thereof;

     - a corporation, or a partnership or other entity that is treated as a corporation or partnership for United States federal income tax purposes, that is created or organized in the United States or under the laws of the United States or of any state thereof including the District of Columbia;

     - an estate whose income is subject to United States federal income taxation regardless of its source; or

     - a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or it was in existence on August 19, 1996, and has elected to be treated as a United States person.

     Your tax treatment may vary depending on your particular situation. This summary does not address all of the tax consequences that may be relevant to holders that are subject to special tax treatment, such as:

     - dealers in securities or currencies;

     - financial institutions;

     - tax-exempt investors;

     - traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

     - persons liable for alternative minimum tax;

     - insurance companies;

     - real estate investment trusts;

     - regulated investment companies;

     - persons holding notes as part of a hedging, conversion, integrated or constructive sale transaction or a straddle; or

     - United States persons whose functional currency is not the United States dollar.

     If a partnership holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors.

     We urge you to consult your own tax advisors regarding the particular United States federal tax consequences of exchanging, holding and disposing of notes, as well as any tax consequences that may arise under the laws of any relevant foreign, state, local, or other taxing jurisdiction or under any applicable tax treaty.
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

RECEIPT OF NEW NOTES

     Your exchange of Old Notes for New Notes under the exchange offer will not constitute a taxable exchange of the Old Notes. As a result:

     - you will not recognize taxable gain or loss when you receive New Notes in exchange for Old Notes;

     - your holding period in the New Notes will include your holding period in the Old Notes; and

     - your basis in the New Notes will equal your adjusted basis in the Old Notes at the time of the exchange.

TAXATION OF INTEREST

     Interest paid on the New Notes generally will be taxable to you as ordinary interest income at the time payments are accrued or received in accordance with your regular method of accounting for United States federal income tax purposes.

SALE OR OTHER TAXABLE DISPOSITION OF NEW NOTES

     You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a New Note. The amount of your gain or loss equals the difference between the amount you receive for the New Note in cash or other property, valued at the fair market value, minus the amount attributable to accrued qualified stated interest on the New Note, if any, and your adjusted tax basis in the New Note. Your initial tax basis in a New Note equals the price you paid for the Old Note that you exchanged for the New Note reduced by any payments other than payments of qualified stated interest made on the notes.

     Your gain or loss will generally be a long-term capital gain or loss if your holding period in the New Note is more than one year. Otherwise, it will be a short-term capital gain or loss. Payments attributable to accrued qualified stated interest that you have not yet included in income will be taxed as ordinary interest income.

NON-UNITED STATES HOLDERS

     The following discussion applies to Non-United States Holders. You are a "Non-United States Holder" if you are not a United States person. Special rules may apply to you if you are a controlled foreign corporation, foreign personal holding company, a corporation that accumulates earnings to avoid United States federal income tax or, in certain circumstances, a United States expatriate.

  Exchange of Old Notes

     Your exchange of Old Notes for New Notes under the exchange offer will not constitute a taxable exchange of the Old Notes, and the consequences of the exchange to you will be the same as those of a United States person described above under the heading "-- Receipt of New Notes."

  Interest

     Interest that we pay to you will not be subject to United States federal income tax and withholding of United States federal income tax will not be required on interest payments if you:

     - do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

     - are not a controlled foreign corporation with respect to which we are a related person;

     - are not a bank whose receipt of interest is described in Section 881(c)(3)(A) of the Code; and

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

     - you certify to us, our payment agent, or the person who would otherwise be required to withhold United States tax, on Form W-8BEN (or applicable substitute form), under penalties of perjury, that you are not a United States person and provide your name and address.

If you do not satisfy the preceding requirements, your interest on a note would generally be subject to United States withholding tax at a flat rate of 28% (or a lower applicable treaty rate).

     If you are engaged in a trade or business in the United States, and if interest on a note is effectively connected with the conduct of that trade or business (or in the case of an applicable tax treaty, is attributable to a permanent establishment maintained by you in the United States), you will be exempt from United States withholding tax but will be subject to regular United States federal income tax on the interest in the same manner as if you were a United States person. See "-- Taxation of Interest." In order to establish an exemption from United States withholding tax, you may provide to us, our payment agent or the person who would otherwise be required to withhold United States tax, a properly completed and executed IRS Form W-8ECI (or applicable substitute form). In addition to regular United States federal income tax, if you are a foreign corporation, you may be subject to a United States branch profits tax.

  Gain on Disposition

     You generally will not be subject to United States federal income tax with respect to gain recognized on a sale, redemption, exchange or other disposition of a note unless:

     - the gain is effectively connected with the conduct by you of a trade or business within the United States, or, under an applicable tax treaty, is attributable to a permanent establishment maintained by you in the United States; or

     - if you are an individual, you are present in the United States for 183 or more days in the taxable year and certain other requirements are met.

  Applicable Tax Treaties

     You should consult with your own tax advisor as to any applicable income tax treaties that may provide for a lower rate of withholding tax, exemption from, or a reduction of, branch profits tax, or other rules different from the general rules under United States federal income tax laws.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  United States Persons

     In general, information reporting requirements may apply to payments made to you and to the proceeds of a disposition of the notes, unless you are an exempt recipient such as a corporation. Backup withholding may apply if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable United States information reporting or certification requirements. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

  Non-United States Holders

     Backup withholding and information reporting will not apply to payments of principal or interest on the notes by us or our paying agent to you if you certify as to your status as a Non-United States Holder under penalties of perjury or otherwise establish an exemption (provided that neither we nor our paying agent has actual knowledge that you are a United States person or that the conditions of any other exemptions are not in fact satisfied).

     The payment of the proceeds of the disposition of notes to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless you provide the certification described above or otherwise establish an exemption. The proceeds of a disposition
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

effected outside the United States by you of notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of your status as a Non-United States Holder and has no actual knowledge to the contrary or unless you otherwise establish an exemption.

     You should consult your tax advisors regarding the application of information reporting and backup withholding to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided you furnish the required information to the Internal Revenue Service.

                              ERISA CONSIDERATIONS

     If you intend to use plan assets to exchange for any of the New Notes offered by this prospectus, you should consult with counsel on the potential consequences of your investment under the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the prohibited transaction provisions of ERISA. If you intend to use governmental or church plan assets to exchange for any of the New Notes, you should consult with counsel on the potential consequences of your investment under similar provisions applicable under laws governing governmental and church plans.

     The following summary is based on the provisions of ERISA and the Code and related guidance in effect as of the date of this prospectus. This summary does not attempt to be a complete summary of these considerations. Future legislation, court decisions, administrative regulations or other guidance will change the requirements summarized in this section. Any of these changes could be made retroactively and could apply to transactions entered into before the change is enacted.

FIDUCIARY RESPONSIBILITIES

     ERISA imposes requirements on (1) employee benefit plans subject to ERISA,
(2) entities whose underlying assets include employee benefit plan assets, for example, collective investment funds and insurance company general accounts, and
(3) fiduciaries of employee benefit plans. Under ERISA, fiduciaries generally include persons who exercise discretionary authority or control over plan assets. Before investing any employee benefit plan assets in any note offered in connection with this prospectus, you should determine whether the investment:

          (1) is permitted under the plan document and other instruments governing the plan; and

          (2) is appropriate for the plan in view of its overall investment policy and the composition and diversification of its portfolio, taking into account the limited liquidity of the notes.

     You should consider all factors and circumstances of a particular investment in the notes, including, for example, the risk factors discussed in "Risk Factors" and the fact that in the future there may not be a market in which you will be able to sell or otherwise dispose of your interest in the notes.

     We are not making any representation that the sale of any notes to a plan meets the fiduciary requirements for investment by plans generally or any particular plan or that such an investment is appropriate for plans generally or any particular plan.

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

PROHIBITED TRANSACTIONS

     ERISA and the Code prohibit a wide range of transactions involving (1) employee benefit plans and arrangements subject to ERISA and/or the Code, and
(2) persons who have specified relationships to the plans. These persons are called "parties in interest" under ERISA and "disqualified persons" under the Code. The transactions prohibited by ERISA and the Code are called "prohibited transactions." If you are a party in interest or disqualified person who engages in a prohibited transaction, you may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. As a result, if you are considering using plan assets to invest in any of the notes offered for sale in connection with this prospectus, you should consider whether the investment might be a prohibited transaction under ERISA and/or the Code.

     Prohibited transactions may arise, for example, if the notes are acquired by a plan with respect to which we, or any of our affiliates, are a party in interest or a disqualified person. Exemptions from the prohibited transaction provisions of ERISA and the Code may apply depending in part on the type of plan fiduciary making the decision to acquire a note and the circumstances under which such decision is made. Some of these exemptions include:

          (1) Prohibited transaction class exemption or "PTCE" exemptions 75-1 (relating to specified transactions involving employee benefit plans and broker-dealers, reporting dealers and banks).

          (2) PTCE 84-14 (relating to specified transactions directed by independent qualified professional asset managers);

          (3) PTCE 90-1 (relating to specified transactions involving insurance company pooled separate accounts);

          (4) PTCE 91-38 (relating to specified transactions by bank collective investment funds);

          (5) PTCE 95-60 (relating to specified transactions involving insurance company general accounts); and

          (6) PTCE 96-23 (relating to specified transactions directed by in-house asset managers);

     These exemptions do not, however, provide relief from the self-dealing prohibitions under ERISA and the Code. In addition, there is no assurance that any of these class exemptions or other exemptions will be available with respect to any particular transaction involving the notes.

TREATMENT OF NOTES AS DEBT INSTRUMENTS

     Some transactions involving our operations could give rise to prohibited transactions under ERISA and the Code if our assets were deemed to be plan assets. Pursuant to Department of Labor Regulations Section 2510.3-101 (which we refer to as the "plan assets regulations"), in general, when a plan acquires an "equity interest" in an entity such as Southern Natural Gas, the plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless exceptions set forth in the plan assets regulations apply.

     In general, an "equity interest" is defined under the plan assets regulations as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Although there is very little published authority concerning the application of this definition, we believe that the notes should be treated as debt rather than equity interest under the plan assets regulations because the notes (1) should be treated as indebtedness under applicable local law and debt, rather than equity, for United States tax purposes and (2) should not be deemed to have any "substantial equity features." However, no assurance can be given that the notes will be treated as debt for purposes of ERISA. If the notes were to be treated as an equity interest under the plan assets regulations, the purchase of the notes using plan assets could cause our assets to become subject to the fiduciary and prohibited transaction provisions of ERISA and the Code unless investment in the notes by "benefit plan investors" is not "significant," as determined under the plan assets regulations. We cannot assure you that

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

the criteria for this exception will be satisfied at any particular time and no monitoring or other measures will be taken to determine whether such criteria are met. This means that, if the notes are treated as equity interests under the plan asset regulations and investment in the notes by benefit plan investors is significant, our assets could be treated as plan assets subject to ERISA and a non-exempt prohibited transaction could arise in connection with our operating activities.

     Any insurance company proposing to invest assets of its general account in the notes should consider the implications of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86, 114 S. Ct. 517 (1993), which, in some circumstances, treats such general account as including the assets of a plan that owns a policy or other contract with such insurance company, as well as the effect of Section 401(c) of ERISA, as interpreted by regulations proposed by the Department of Labor.

GOVERNMENT AND CHURCH PLANS

     Governmental plans and some church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transactions provisions of ERISA or the Code, may be subject to state or other federal laws that are very similar to the provisions of ERISA and the Code. If you are a fiduciary of a governmental or church plan, you should consult with counsel before purchasing any notes offered for sale in connection with this prospectus.

FOREIGN INDICIA OF OWNERSHIP

     ERISA also prohibits plan fiduciaries from maintaining the indicia of ownership of any plan assets outside the jurisdiction of the United States district courts except in specified cases. Before investing in any note offered for sale in connection with this prospectus, you should consider whether the acquisition, holding or disposition of a note would satisfy such indicia of ownership rules.

REPRESENTATIONS AND WARRANTIES

     If you acquire or accept a note offered in connection with this prospectus, you will be deemed to have represented and warranted that either:

          (1) you have not used plan assets to acquire such note; or

          (2) your acquisition and holding of a note (A) is exempt from the prohibited transaction restrictions of ERISA and the Code under one or more prohibited transaction class exemptions or does not constitute a prohibited transaction under ERISA and the Code, and (B) meets the fiduciary requirements of ERISA.

                      GLOBAL SECURITIES; BOOK-ENTRY SYSTEM

THE GLOBAL SECURITIES

     The notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form (the "global securities") which will be registered in the name of Cede & Co., as nominee of DTC and deposited on behalf of purchasers of the notes represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC.

     We expect that pursuant to procedures established by DTC (a) upon deposit of the global securities, DTC or its custodian will credit on its internal system portions of the global securities which will contain the corresponding respective amount of the global securities to the respective accounts of persons who have accounts with such depositary and (b) ownership of the notes will be shown on, and the transfer of ownership thereof will be affected only through, records maintained by DTC or its nominee (with respect to interests of participants (as defined below) and the records of participants (with respect to interests of

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

persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the global securities will be limited to persons who have accounts with DTC (the participants) or persons who hold interests through participants. Noteholders may hold their interests in a global security directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC or its nominee is the registered owner or holder of any of the notes, DTC or such nominee will be considered the sole owner or holder of such notes represented by such global securities for all purposes under the indenture and under the notes represented thereby. No beneficial owner of an interest in the global securities will be able to transfer such interest except in accordance with the applicable procedures of DTC in addition to those provided for under the indenture and, if applicable, those of the Euroclear System (Euroclear) and Clearstream Banking, societe anonyme, Luxembourg (Clearstream Luxembourg).

CERTAIN BOOK-ENTRY PROCEDURES FOR THE GLOBAL SECURITIES

     The operations and procedures of DTC, Euroclear and Clearstream Luxembourg are solely within the control of the respective settlement systems and are subject to change by them from time to time. Investors are urged to contact the relevant system or its participants directly to discuss these matters.

     DTC has advised us that it is:

     - a limited-purpose trust company organized under the laws of the State of New York;

     - a "banking organization" within the meaning of the New York Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code, as amended; and

     - a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934.

     DTC was created to hold securities for its participants (collectively, the participants) and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the indirect participants) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

     The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer beneficial interests in notes represented by a global security to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person holding a beneficial interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical security in respect of that interest.

     So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by that global security for all purposes of the notes and the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have the notes represented by that global security

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

registered in their names, will not receive or be entitled to receive physical delivery of certificated securities, and will not be considered the owners or holders of the notes represented by that beneficial interest under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. To facilitate subsequent transfers, all global securities that are deposited with, or on behalf of, DTC will be registered in the name of DTC's nominee, Cede & Co. The deposit of global securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. We understand that DTC has no knowledge of the actual beneficial owners of the securities. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the Indenture or that global security. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of that global security, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders.

     Conveyance of notices and other communications by DTC to its direct participants, by its direct participants to indirect participants and by its direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to the global securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants of DTC to whose accounts the securities are credited on the applicable record date, which are identified in a listing attached to the omnibus proxy.

     Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

     Payments with respect to the principal of and premium, if any, and interest on a global security will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global security under the Indenture. Under the terms of the Indenture, we and the trustee may treat the persons in whose names the notes, including the global securities, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global security. It is our understanding that DTC's practice is to credit direct its participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that date. Payments by the participants and the indirect participants to the owners of beneficial interests in a global security will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC, us or the trustee, subject to statutory or regulatory requirements in effect at the time. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to those beneficial interests.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of
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

Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary; however, those crossmarket transactions will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg.

     Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream Luxembourg as a result of sales of interests in a global security by or through a Euroclear or Clearstream Luxembourg participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC's settlement date.

     Although we understand that DTC, Euroclear and Clearstream Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream Luxembourg, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     DTC, Euroclear or Clearstream Luxembourg may discontinue providing its services as securities depositary with respect to the global securities at any time by giving reasonable notice to us or the trustee. Under such circumstances, if a successor securities depositary is not obtained, certificates for the securities are required to be printed and delivered.

     We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, certificates for the securities will be printed and delivered.

     We have provided the foregoing information with respect to DTC to the financial community for information purposes only. We obtained the information in this section and elsewhere in this prospectus concerning DTC, Euroclear and Clearstream Luxembourg and their respective book-entry systems from sources that we believe are reliable. Although we expect DTC, Euroclear or Clearstream Luxembourg and their participants to follow the foregoing procedures in order to facilitate transfers of interests in global securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

                     EXCHANGE OFFER AND REGISTRATION RIGHTS

     In connection with the issuance of the Old Notes, we entered into a registration rights agreement with Salomon Smith Barney Inc., Credit Suisse First Boston LLC, ABN AMRO Incorporated, Banc of America Securities LLC, BNP Paribas Securities Corp. and J.P. Morgan Securities Inc., (collectively, the initial purchasers). The following summary of selected provisions of the registration rights agreement is not complete and is subject to all the provisions of the registration rights agreement. Copies of the registration rights agreement are available from us upon request as described under "Where You Can Find More Information."

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

     Pursuant to the registration rights agreement, we agreed to file with the SEC this exchange offer registration statement with respect to a registered offer to exchange the Old Notes for New Notes, which have terms identical to the Old Notes in all material respects except that such notes will not contain terms with respect to transfer restrictions, registration rights and payment of liquidated damages. Upon the effectiveness of this exchange offer registration statement, pursuant to the exchange offer we will offer to the holders of the transfer restricted Old Notes who are able to make certain representations, the opportunity to exchange their transfer restricted Old Notes for New Notes. If, upon consummation of the exchange offer, the initial purchasers hold notes acquired by them as part of the Old Notes' initial distribution, we, simultaneously with the delivery of the New Notes pursuant to the exchange offer, will issue and deliver to the initial purchasers, in a private exchange for the notes held by the initial purchasers, a like principal amount of our New Notes issued under the indenture and identical in all material respects to the New Notes issued in the exchange offer, except such notes issued in the private exchange shall include restrictions on transfer under the Securities Act and the securities laws of the several states of the United States.

     If:

     - we determine that applicable law or the applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer;

     - for any other reason the exchange offer has not been consummated within 260 days after the initial issuance of the notes; or

     - in the written opinion of counsel for holders of the notes, a shelf registration statement must be filed and a prospectus must be delivered by a holder of the notes in connection with its reoffering or resale of the notes, then in addition to, or instead of, effecting the registration of the registered notes under the exchange offer registration statement;

     we will:

     - file a shelf registration statement covering resales of the notes within 75 days after (1) the determination described in the first clause above,
       (2) the last date described in the second clause above, or (3) our receipt of the opinion described in the third clause above, as applicable;

     - use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act within 60 days after filing the registration statement;

     - use our reasonable best efforts to keep the shelf registration statement continuously effective until the earlier of (1) the expiration of the period referred to in Rule 144(k) under the Securities Act, or similar successor rule, with respect to the notes or (2) such time as all of the Old Notes have been sold under the shelf registration statement or otherwise cease to be registrable notes within the meaning of the registration rights agreement.

     If we file a shelf registration statement, we will notify you when the shelf registration statement has become effective and take other actions which are required to permit unrestricted resales of the Old Notes. If you sell Old Notes under the shelf registration statement, you will be:

     - required to deliver information to be used in connection with the shelf registration statement;

     - required to be named as a selling securityholder in the related prospectus;

     - required to deliver a prospectus to purchasers;

     - subject to certain of the civil liability provisions under the Securities Act in connection with the sales; and

     - bound by some of the provisions of the registration rights agreement, including those regarding indemnification rights and obligations.

     For purposes of the registration rights agreement, "registrable notes" means each note until the earliest on the date of which (1) a registration statement with respect to such notes has been declared effective and such notes have been exchanged for registered notes pursuant to an exchange offer registration statement or disposed of under a shelf registration statement, as applicable, (2) such notes have been sold to the public pursuant to Rule 144 or are saleable pursuant to Rule 144(k) (or any similar provision then in force, but not Rule 144A), or (3) such notes have ceased to be outstanding.

     The registration rights agreement also provides that we will:

     - file this registration statement with the SEC within 90 days after the initial issuance of the Old Notes;

     - use our reasonable best efforts to have this exchange offer registration statement declared effective under the Securities Act within 210 days after the initial issuance of the notes;

     - commence the exchange offer promptly after the exchange offer registration statement has been declared effective;

     - use our reasonable best efforts to keep this exchange offer registration statement effective until the closing of the exchange offer; and

     - use our reasonable best efforts to cause the exchange to be completed within 30 business days after the SEC declares this exchange offer registration statement effective.

     Promptly after this exchange offer registration statement has been declared effective, we will offer the registered New Notes in exchange for surrender of the Old Notes. We will keep the exchange offer open for at least 20 business days, or longer if required by applicable law, after the effective date of this registration statement. Interest will accrue on each registered New Notes from the last interest payment date on which we paid interest on the Old Notes tendered in the exchange offer, or if we have not paid interest on the tendered Old Notes, from the date of original issuance of the note.

     If:

     - we do not file with the SEC a registration statement which we are required to file under the registration rights agreement on or prior to the date specified in the registration rights agreement and described above;

     - the SEC does not declare a registration statement effective on or prior to the date specified in the registration rights agreement and described above;

     - we do not consummate the exchange offer within 260 days after the initial issuance of the Old Notes; or

     - we have filed, and the SEC has declared effective, the shelf registration statement and at any time prior to the expiration of the period referred to in Rule 144(k) under the Securities Act, or similar successor rule, with respect to the Old Notes, other than after all the Old Notes have been disposed of under the shelf registration statement or cease to be registrable notes under the registration rights agreement, the shelf registration statement ceases to be effective, or fails to be usable for its intended purpose without being succeeded within two business days by a post-effective amendment which cures the failure and that is itself immediately declared effective;

(each, a Registration Default) then we agree to pay each holder of transfer restricted securities affected thereby liquidated damages in an amount equal to 0.25% per annum of the principal amount of transfer restricted securities held by such holder for the first 90 day period immediately following the occurrence of a Registration Default, and such annual rate will increase by an additional 0.25% with respect to each subsequent 90-day period, increasing to a maximum of 1.00% per annum, from and including the date on which any such Registration Default occurs. We shall not be required to pay liquidated damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

     Holders of Old Notes will be required to make certain representations to us, as described in the registration rights agreement, in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement and will be named as a selling security holder in such shelf registration statement in order to have their Old Notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth above. Any holders, other than the initial purchasers, who are eligible to participate in the exchange offer but fail to, or elect not to, participate therein will continue to hold transfer restricted Old Notes and will have no further rights to exchange their transfer restricted Old Notes or have such securities registered under the registration rights agreement.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the SEC set forth in no action letters issued to third parties, we believe that you may transfer New Notes issued under the exchange offer in exchange for Old Notes unless you are:

     - our "affiliate" within the meaning of Rule 405 under the Securities Act;

     - a broker-dealer that acquired Old Notes directly from us; or

     - a broker-dealer that acquired Old Notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act;

provided that you acquire the New Notes in the ordinary course of your business and you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the New Notes. Broker-dealers receiving New Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the New Notes.

     To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the Old Notes, with the prospectus contained in the exchange offer registration statement.

     Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. In addition, until August 2, 2003, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes), other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the notes (including any broker-dealers) against specified liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity and enforceability of the notes offered hereby will be passed upon for Southern Natural Gas by Locke Liddell & Sapp LLP, Houston, Texas.

                                    EXPERTS

     The combined financial statements and financial statement schedule of Southern Natural Gas Company included in this prospectus, except as they relate to Citrus Corp. and Subsidiaries as of December 31, 2001, and for each of the two years in the period ended December 31, 2001, have been audited by PricewaterhouseCoopers LLP, independent accountants, and insofar as they relate to Citrus Corp. and Subsidiaries, by Ernst & Young LLP, independent auditors, whose report thereon appears herein. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

     The consolidated financial statements of Citrus Corp. as of December 31, 2001 and for the years ended December 31, 2001 and 2000, included in this prospectus, have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing herein.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
SOUTHERN NATURAL GAS COMPANY AND SUBSIDIARIES
Combined Statements of Income for the years ended December
  31, 2002, 2001 and 2000...................................   F-2
Combined Balance Sheets as of December 31, 2002 and 2001....   F-3
Combined Statements of Cash Flows for the years ended
  December 31, 2002, 2001 and 2000..........................   F-4
Combined Statements of Stockholder's Equity for the years
  ended December 31, 2002, 2001 and 2000....................   F-5
Combined Statements of Comprehensive Income for the years
  ended December 31, 2002, 2001 and 2000....................   F-6
Notes to Combined Financial Statements......................   F-7
Financial Statement Schedule................................  F-26
Report of Independent Accountants...........................  F-27

CITRUS CORP.
Report of Independent Accountants...........................  F-28
Report of Independent Auditors..............................  F-29
Consolidated Statements of Income for the years ended
  December 31, 2002, 2001 and 2000..........................  F-30
Consolidated Balance Sheets as of December 31, 2002 and
  2001......................................................  F-31
Consolidated Statements of Cash Flows for the years ended
  December 31, 2002, 2001 and 2000..........................  F-32
Consolidated Statement of Stockholders' Equity for the years ended December 31, 2002, 2001 and 2000....................  F-33
Notes to Consolidated Financial Statements..................  F-34

SOUTHERN NATURAL GAS COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income and
  Comprehensive Income (Unaudited) for the quarters ended
  March 31, 2003 and 2002...................................  F-56
Condensed Consolidated Balance Sheets (Unaudited) as of
  March 31, 2003 and December 31, 2002......................  F-57
Condensed Consolidated Statements of Cash Flows (Unaudited)
  for the quarters ended March 31, 2003 and 2002............  F-58
Notes to Condensed Consolidated Financial Statements
  (Unaudited)...............................................  F-59

                          SOUTHERN NATURAL GAS COMPANY

                         COMBINED STATEMENTS OF INCOME
                                 (IN MILLIONS)

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2002     2001     2000
                                                              ------   ------   ------
Operating revenues..........................................   $429     $402     $404
                                                               ----     ----     ----
Operating expenses
  Operation and maintenance.................................    161      163      178
  Depreciation, depletion and amortization..................     45       42       33
  (Gain) loss on long-lived assets..........................      1       (1)      (5)
  Taxes, other than income taxes............................     20       19       20
                                                               ----     ----     ----
                                                                227      223      226
                                                               ----     ----     ----
Operating income............................................    202      179      178
Earnings from unconsolidated affiliates.....................     55       55       49
Allowance for funds used during construction................      7        7        2
Other income................................................      2        2       --
Other expense...............................................     --       --       (2)
Interest and debt expense...................................    (57)     (48)     (38)
Affiliated interest income..................................      8       17        9
                                                               ----     ----     ----
Income before income taxes..................................    217      212      198
Income taxes................................................     87       67       66
                                                               ----     ----     ----
Income from continuing operations...........................    130      145      132
Extraordinary items, net of income tax......................     --       --       12
Cumulative effect of accounting changes, net of income
  tax.......................................................     57       --       16
                                                               ----     ----     ----
Net income..................................................   $187     $145     $160
                                                               ====     ====     ====

                            See accompanying notes.

                          SOUTHERN NATURAL GAS COMPANY

                            COMBINED BALANCE SHEETS
                      (IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                                                DECEMBER 31,
                                                              -----------------
                                                               2002       2001
                                                              ------     ------
                                    ASSETS

Current assets
  Cash and cash equivalents.................................  $   --     $   --
  Accounts and notes receivable
    Customer, net of allowance of $3 in both 2002 and
     2001...................................................      71         58
    Affiliates..............................................      61        372
    Other...................................................       3         13
  Materials and supplies....................................      14         13
  Other.....................................................      10         --
                                                              ------     ------
         Total current assets...............................     159        456
                                                              ------     ------
Property, plant and equipment, at cost......................   2,846      2,642
  Less accumulated depreciation, depletion and
    amortization............................................   1,319      1,304
                                                              ------     ------
         Total property, plant and equipment, net...........   1,527      1,338
                                                              ------     ------
Other assets
  Investments in unconsolidated affiliates..................     734        627
  Note receivable from affiliate............................     369         --
  Regulatory assets.........................................      34         43
  Other.....................................................       7         11
                                                              ------     ------
                                                               1,144        681
                                                              ------     ------
         Total assets.......................................  $2,830     $2,475
                                                              ======     ======

                     LIABILITIES AND STOCKHOLDER'S EQUITY


Current liabilities
  Accounts payable
    Trade...................................................  $   36     $   37
    Affiliates..............................................       9          7
    Other...................................................       1          3
  Current maturities of long-term debt......................      --        200
  Taxes payable.............................................      49         48
  Accrued interest..........................................      20         28
  Deposits on transportation contracts......................      13          1
  Other.....................................................       4         --
                                                              ------     ------
         Total current liabilities..........................     132        324
                                                              ------     ------
Long-term debt, less current maturities.....................     798        499
                                                              ------     ------
Other liabilities
  Deferred income taxes.....................................     260        186
  Other.....................................................      37         46
                                                              ------     ------
                                                                 297        232
                                                              ------     ------

Commitments and contingencies

Stockholder's equity
  Common stock, par value $1 per share; authorized and
    issued 1,000 shares at December 31, 2002, and par value
    $3.75 per share; authorized and issued 1,000 shares at
    December 31, 2001.......................................      --         --
  Additional paid-in capital................................     341        340
  Retained earnings.........................................   1,270      1,083
  Accumulated other comprehensive loss......................      (8)        (3)
                                                              ------     ------
         Total stockholder's equity.........................   1,603      1,420
                                                              ------     ------
         Total liabilities and stockholder's equity.........  $2,830     $2,475
                                                              ======     ======

                            See accompanying notes.

                          SOUTHERN NATURAL GAS COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2002     2001     2000
                                                              ------   ------   ------
Cash flows from operating activities
  Net income................................................  $ 187    $ 145    $ 160
  Adjustments to reconcile net income to net cash from
     operating activities
     Depreciation, depletion and amortization...............     45       42       33
     Deferred income tax expense (benefit)..................     64       60       24
     Net gain on the sale of assets.........................     --       (1)      (5)
     Undistributed earnings of unconsolidated affiliates....    (55)     (55)     (49)
     Extraordinary items, net of taxes......................     --       --      (12)
     Cumulative effect of accounting change, net of taxes...    (57)      --      (16)
     Other non-cash income items............................      3       (7)      (2)
     Working capital changes, net of non-cash transactions
       Accounts and notes receivable........................     (1)      10       (9)
       Accounts payable.....................................     --       (4)       1
       Taxes payable........................................     (2)     (49)      76
       Other working capital changes
          Assets............................................     13      (26)      25
          Liabilities.......................................      6       --       (4)
     Non-working capital changes
       Assets...............................................      8       18       92
       Liabilities..........................................     (2)     (21)     (96)
                                                              -----    -----    -----
            Net cash provided by operating activities.......    209      112      218
                                                              -----    -----    -----
Cash flows from investing activities
  Additions to property, plant and equipment................   (243)    (168)     (71)
  Proceeds from the sale of investments.....................     --        3      159
  Net proceeds (payments) on disposal of assets.............     (3)      10       71
  Net change in affiliated advances receivable..............    (59)    (163)    (208)
  Other.....................................................     (1)       9       --
                                                              -----    -----    -----
            Net cash used in investing activities...........   (306)    (309)     (49)
                                                              -----    -----    -----
Cash flows from financing activities
  Payments to retire long-term debt.........................   (200)    (100)      --
  Net proceeds from the issuance of long-term debt..........    297      297       --
  Net change in affiliated advances payable.................     --       --      (70)
  Dividends paid............................................     --       --     (100)
                                                              -----    -----    -----
            Net cash provided by (used in) financing
               activities...................................     97      197     (170)
                                                              -----    -----    -----
Decrease in cash and cash equivalents.......................     --       --       (1)
Cash and cash equivalents
  Beginning of period.......................................     --       --        1
                                                              -----    -----    -----
  End of period.............................................  $  --    $  --    $  --
                                                              =====    =====    =====

                            See accompanying notes.

                          SOUTHERN NATURAL GAS COMPANY

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY
                      (IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                                                                    ACCUMULATED
                                          COMMON STOCK     ADDITIONAL                  OTHER           TOTAL
                                         ---------------    PAID-IN     RETAINED   COMPREHENSIVE   STOCKHOLDER'S
                                         SHARES   AMOUNT    CAPITAL     EARNINGS       LOSS           EQUITY
                                         ------   ------   ----------   --------   -------------   -------------
January 1, 2000........................  1,000     $--        $315       $  878        $  --          $1,193
  Net income...........................                                     160                          160
  Allocated tax benefit of El Paso
     equity plans......................                          3                                         3
  Contribution from El Paso............                         19                                        19
  Cash dividend........................                         --         (100)                        (100)
                                         -----     ---        ----       ------        -----          ------
December 31, 2000......................  1,000      --         337          938           --           1,275
  Net income...........................                                     145                          145
  Allocated tax benefit of El Paso
     equity plans......................                          3                                         3
  Other comprehensive loss.............                                                   (3)             (3)
                                         -----     ---        ----       ------        -----          ------
December 31, 2001......................  1,000      --         340        1,083           (3)          1,420
  Net income...........................                                     187                          187
  Allocated tax benefit of El Paso
     equity plans......................                          1                                         1
  Other comprehensive loss.............                                                   (5)             (5)
                                         -----     ---        ----       ------        -----          ------
December 31, 2002......................  1,000     $--        $341       $1,270        $  (8)         $1,603
                                         =====     ===        ====       ======        =====          ======

                            See accompanying notes.

                          SOUTHERN NATURAL GAS COMPANY

                  COMBINED STATEMENTS OF COMPREHENSIVE INCOME
                                 (IN MILLIONS)

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2002     2001     2000
                                                              ------   ------   ------
Net income..................................................   $187     $145     $160
                                                               ----     ----     ----
  Net losses from cash flow hedging activities:
     Unrealized mark-to-market losses arising during period
      (net of income tax of $1 in 2002 and 2001)............     (5)      (3)      --
                                                               ----     ----     ----
     Other comprehensive loss...............................     (5)      (3)      --
                                                               ----     ----     ----
Comprehensive income........................................   $182     $142     $160
                                                               ====     ====     ====

                            See accompanying notes.

                          SOUTHERN NATURAL GAS COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     In March 2003, El Paso Corporation, our parent, contributed to us all of its 50 percent ownership in Citrus Corp. We accounted for this transaction in a manner similar to a pooling of interests and therefore have reflected the investment in Citrus at its historical cost and its operating results in our financial statements for all periods presented in these combined financial statements. See Note 2 for a discussion of this transaction. Our financial statements for prior periods also include reclassifications that were made to conform to the current year presentation. Those reclassifications had no impact on reported net income or stockholder's equity.

  Principles of Combination

     Our combined financial statements include the accounts of all majority-owned, controlled subsidiaries after the elimination of all significant intercompany accounts and transactions. We consolidate entities when we have the ability to control the operating and financial decisions and policies of that entity. Where we can exert significant influence over, but do not control, those policies and decisions, we apply the equity method of accounting. We use the cost method of accounting where we are unable to exert significant influence over the entity. The determination of our ability to control or exert significant influence over an entity involves the use of judgment of the extent of our control or influence and that of the other equity owners or participants of the entity.

  Use of Estimates

     The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts we report as assets, liabilities, revenues and expenses and our disclosures in these financial statements. Actual results can, and often do, differ from those estimates.

  Accounting for Regulated Operations

     Our natural gas system, storage and terminalling operations are subject to the jurisdiction of the FERC in accordance with the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978, and we apply the provisions of SFAS No. 71 Accounting for the Effects of Certain Types of Regulation to these businesses. Accounting requirements for regulated businesses can differ from the accounting requirements for non-regulated businesses. Transactions that have been recorded differently as a result of regulatory accounting requirements include the capitalization of an equity return component on regulated capital projects, employee related benefits and other costs and taxes included in, or expected to be included in, future rates.

     Our application of SFAS No. 71 is based on the current regulatory environment and our current tariff rates. Future regulatory developments, rate cases and market conditions could impact our continued application of these guidelines. We will continue to evaluate the application of the accounting principles under SFAS No. 71 based on on-going changes in the regulatory and economic environment. Things that may influence our assessment are:

     - inability to recover cost increases due to rate caps and rate case moratoriums;

     - inability to recover capitalized costs, including an adequate return on those costs through the ratemaking process;

     - excess capacity;

     - discounting rates in the markets we serve; and

     - impacts of ongoing initiatives in, and deregulation of, the natural gas industry.

  Cash and Cash Equivalents

     We consider short-term investments with an original maturity of less than three months to be cash equivalents.

  Allowance for Doubtful Accounts

     We establish provisions for losses on accounts receivable and for natural gas imbalances due from shippers and operators if we determine that we will not collect all or part of the outstanding balance. We regularly review collectibility and establish or adjust our allowance as necessary using the specific identification method.

  Materials and Supplies

     We value materials and supplies at the lower of cost or market value with cost determined using the average cost method.

  Natural Gas Imbalances

     Natural gas imbalances generally occur when the actual amount of natural gas received on a customer's contract at the supply point differs from the actual amount of natural gas delivered under the customer's transportation contract at the delivery point. We value imbalances due to or from shippers at specified index prices set forth in our tariff based on the production month in which the imbalances occur. Customer imbalances are aggregated and netted (by customer) on a monthly basis, and settled in cash, subject to the terms of our tariff. For differences in value between the amounts we pay or receive for the purchase or sale of gas used to resolve shipper imbalances over the course of a year, we have the right under our tariff to recover applicable losses through a storage cost reconciliation charge. This charge is applied to all volumes transported on our system. We are obligated annually to true-up any losses or gains obtained during the course of each year in calculating the following years' storage cost reconciliation charge.

     Imbalances due from others are reported in our balance sheet as either accounts receivable from customers or accounts receivable from affiliates. Imbalances owed to others are reported on the balance sheet as either trade accounts payable or accounts payable to affiliates. In addition, we classify all imbalances as current.

  Property, Plant and Equipment

     Our property, plant and equipment is recorded at its original cost of construction or, upon acquisition, at either the fair value of the assets acquired or the cost to the entity that first placed the asset in service. We capitalize direct costs, such as labor and materials and indirect costs, such as overhead, interest and an equity return component for our regulated businesses as allowed by the FERC. We capitalize the major units of property replacements or improvements and expense minor items.

     We use the composite (group) method to depreciate property, plant and equipment. Under this method, assets with similar lives and other characteristics are grouped and depreciated as one asset. We apply the FERC-accepted depreciation rate to the total cost of the group until its net book value equals its salvage value. Currently, our depreciation rates vary from one to 20 percent. Using these rates, the remaining depreciable lives of these assets range from one to 57 years. We re-evaluate depreciation rates each time we file with the FERC for a change in our transportation and storage service rates.

     When we retire property, plant and equipment, we charge accumulated depreciation and amortization for the original cost, plus the cost to remove, sell or dispose, less its salvage value. We do not recognize a gain or loss unless we sell an entire operating unit. We include gains or losses on dispositions of operating units in income. On non-regulated property, plant and equipment, we record a gain or loss in income for the difference between the net book value relative to proceeds received, if any, when the asset is sold or retired.

     At December 31, 2002 and 2001, we had approximately $126 million and $71 million of construction work in progress included in our property, plant and equipment.

     As a FERC-regulated company, we capitalize a carrying cost (an allowance for funds used during construction) on funds invested in our construction of long-lived assets. This carrying cost consists of a return on the investment financed by debt and a return on the investment financed by equity. The debt portion is calculated based on our average cost of debt. Debt amounts capitalized during the years ended December 31, 2002, 2001 and 2000, were $2 million, $2 million and $1 million. These amounts are included as an offset to interest expense in our income statement. The equity portion is calculated using the most recent FERC approved equity rate of return. Equity amounts capitalized during the years ended December 31, 2002, 2001 and 2000 were $5 million, $5 million and $2 million (exclusive of any tax related impacts). These amounts are included as other non-operating income on our income statement. Capitalized carrying costs for debt and equity are reflected as an increase in the cost of the asset on our balance sheet.

  Asset Impairments

     We apply the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets to account for asset impairments. Under this standard, we evaluate an asset for impairment when events or circumstances indicate that a long-lived asset's carrying value may not be recovered. These events include market declines, changes in the manner in which we intend to use an asset or decisions to sell an asset and adverse changes in the legal or business environment such as adverse actions by regulators. At the time we decide to exit an activity or sell a long-lived asset or group of assets, we adjust the carrying value of those assets downward, if necessary, to the estimated sales price, less costs to sell. We also classify these assets as either held for sale or as discontinued operations, depending on whether they have independently determinable cash flows.

  Goodwill and other Intangible Assets

     We adopted the provisions of SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets on January 1, 2002 and recognized a pretax and after-tax gain of $57 million related to the elimination of negative goodwill related to our investment in Citrus. We reported this gain as a cumulative effect of an accounting change in our income statement. Had we continued to amortize the negative goodwill associated with our investment in Citrus, the impact to our net income would have been higher by $1 million per year.

  Revenue Recognition

     Our revenues are generated from transportation and storage services and sales under natural gas sales contracts. For our transportation and storage services, we recognize reservation revenues on firm contracted capacity ratably over the contract period. For interruptible or volumetric based transportation services, we recognize revenues when we complete the delivery of natural gas to the agreed upon delivery point and, for storage services, when gas is injected or withdrawn from the storage facility. Finally, on natural gas sales contracts, we recognize revenues when we physically deliver gas to an agreed upon delivery point. Revenues in all services are generally based on the thermal quantity of gas delivered or subscribed at a price specified in the contract. We are subject to FERC regulations and, as a result, a portion of revenues we collect may possibly be refunded in a final order of a pending rate proceeding or as a result of a rate settlement.

  Price Risk Management Activities

     Citrus uses derivatives to mitigate, or hedge, cash flow risk associated with its variable interest rates on long-term debt. Citrus accounts for these derivatives under the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and records changes in the fair value of these derivatives in other comprehensive income. We have reflected our proportionate share of the impact that these derivative instruments have on Citrus' financial statements as adjustments to our other comprehensive income and our investment in unconsolidated affiliates.

  Environmental Costs and Other Contingencies

     We record liabilities when our environmental assessments indicate that remediation efforts are probable, and the costs can be reasonably estimated. We recognize a current period expense for the liability when the clean-up efforts do not benefit future periods. We capitalize costs that benefit more than one accounting period, except in instances where separate agreements or legal and regulatory guidelines dictate otherwise. Estimates of our liabilities are based on currently available facts, existing technology and presently enacted laws and regulations taking into account the likely effects of inflation and other societal and economic factors, and include estimates of associated legal costs. These amounts also consider prior experience in remediating contaminated sites, other companies' clean-up experience and data released by the Environmental Protection Agency (EPA) or other organizations. These estimates are subject to revision in future periods based on actual costs or new circumstances and are included in our balance sheet in other current and long-term liabilities at their undiscounted amounts. We evaluate recoveries from insurance coverage, rate recovery, government sponsored and other programs separately from our liability and, when recovery is assured, we record and report an asset separately from the associated liability in our financial statements.

     We recognize liabilities for other contingencies when we have an exposure that, when fully analyzed, indicates it is both probable that an asset has been impaired or that a liability has been incurred and the amount of impairment or loss can be reasonably estimated. Funds spent to remedy these contingencies are charged against a reserve, if one exists, or expensed. When a range of probable loss can be estimated, we accrue the most likely amount or at least the minimum of the range of probable loss.

  Income Taxes

     We report current income taxes based on our taxable income and we provide for deferred income taxes to reflect estimated future tax payments or receipts. Deferred taxes represent the tax impacts of differences between the financial statement and tax bases of assets and liabilities and carryovers at each year end. We account for tax credits under the flow-through method, which reduces the provision for income taxes in the year the tax credits first become available. We reduce deferred tax assets by a valuation allowance when, based on our estimates, it is more likely than not that a portion of those assets will not be realized in a future period. The estimates utilized in the recognition of deferred tax assets are subject to revision, either up or down, in future periods based on new facts or circumstances.

     El Paso maintains a tax accrual policy to record both regular and alternative minimum taxes for companies included in its consolidated federal income tax return. The policy provides, among other things, that (i) each company in a taxable income position will accrue a current expense equivalent to its federal income tax, and (ii) each company in a tax loss position will accrue a benefit to the extent its deductions, including general business credits, can be utilized in the consolidated return. El Paso pays all federal income taxes directly to the IRS and, under a separate tax billing agreement, El Paso may bill or refund its subsidiaries for their portion of these income tax payments.

  New Accounting Pronouncements Issued But Not Yet Adopted

     As of December 31, 2002, there were a number of accounting standards and interpretations that had been issued, but not yet adopted by us. Below is a discussion of the more significant standards that could impact us.

     Accounting for Costs Associated with Exit or Disposal Activities. In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement will require us to recognize costs associated with exit or disposal activities when they are incurred rather than when we commit to an exit or disposal plan. Examples of costs covered by this guidance include lease termination costs, employee severance costs associated with a restructuring, discontinued operations, plant closings or other exit or disposal activities. This statement is effective for fiscal years beginning after December 31, 2002, and will impact any exit or disposal activities we initiate after January 1, 2003. There was no initial financial statement impact of adopting this standard.

     Accounting for Guarantees. In November 2002, the FASB issued FIN No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation requires that companies record a liability for all guarantees issued after January 31, 2003, including financial, performance, and fair value guarantees. This liability is recorded at its fair value upon issuance, and does not affect any existing guarantees issued before December 31, 2002. While there was no initial financial statement impact of adopting this standard, it will impact any guarantees we issue in the future.

2. INVESTMENT IN CITRUS

     In March 2003, El Paso contributed to us all of its 50 percent ownership interest in Citrus, a Delaware corporation with a net book value at the time of acquisition of approximately $578 million. Since both the investment in Citrus, which is accounted for as an equity investment, and our common stock were owned by El Paso at the time of the contribution, we were required to reflect the investment in Citrus at its historical cost and its operating results in our financial statements for all periods presented, in a manner similar to a pooling of interests. Our combined financial statements reflect our ownership of Citrus in the earliest period presented combined with our results. Our combined income from continuing operations and net income for the years ended December 31, 2002, 2001 and 2000 are presented below.

                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              2002   2001   2000
                                                              ----   ----   ----
                                                                (IN MILLIONS)
Income from continuing operations
  SNG.......................................................  $109   $107   $100
  Citrus....................................................    21     38     32
                                                              ----   ----   ----
     Combined income from continuing operations.............  $130   $145   $132
                                                              ====   ====   ====
Net income
  SNG.......................................................  $109   $107   $112
  Citrus....................................................    78     38     48
                                                              ----   ----   ----
     Combined net income....................................  $187   $145   $160
                                                              ====   ====   ====

3. INCOME TAXES

     The following table reflects the components of income tax expense included in income from continuing operations for each of the three years ended December 31:

                                                              2002     2001     2000
                                                              ----     ----     ----
                                                                  (IN MILLIONS)
Current
  Federal...................................................  $20      $ 9      $37
  State.....................................................    3       (2)       5
                                                              ---      ---      ---
                                                               23        7       42
                                                              ---      ---      ---
Deferred
  Federal...................................................   61       53       20
  State.....................................................    3        7        4
                                                              ---      ---      ---
                                                               64       60       24
                                                              ---      ---      ---
          Total income tax expense..........................  $87      $67      $66
                                                              ===      ===      ===

     Our income tax expense included in income from continuing operations differs from the amount computed by applying the statutory federal income tax rate of 35 percent for the following reasons for each of the three years ended December 31:

                                                              2002     2001     2000
                                                              ----     ----     ----
                                                                  (IN MILLIONS)
Income tax expense at the statutory federal rate of 35%.....  $76      $74      $69
Items creating rate differences:
  State income tax, net of federal income tax benefit.......    4        3        6
  Earnings from, and other adjustments attributable to,
     unconsolidated affiliates where we anticipate receiving
     dividends..............................................    7      (12)      (9)
  Other.....................................................   --        2       --
                                                              ---      ---      ---
Income tax expense..........................................  $87      $67      $66
                                                              ===      ===      ===
Effective tax rate..........................................   40%      32%      33%
                                                              ===      ===      ===

     The following are the components of our net deferred tax liability as of December 31:

                                                              2002     2001
                                                              ----     ----
                                                              (IN MILLIONS)
Deferred tax liabilities
  Property, plant and equipment.............................  $217     $176
  Regulatory Assets.........................................    21       21
  Investments in unconsolidated affiliates..................    40       18
  Materials and supplies....................................    11       11
  Other.....................................................    25       22
                                                              ----     ----
          Total deferred tax liability......................  $314     $248
                                                              ----     ----
Deferred tax assets
  Accrual for regulatory issues.............................  $ 31     $ 30
  Employee benefit and deferred compensation obligations....    18       14
  U.S. net operating loss and tax credit carryovers.........     7        7
  Other.....................................................     7       13
  Valuation allowance.......................................    (1)      (2)
                                                              ----     ----
          Total deferred tax asset..........................    62       62
                                                              ----     ----
Net deferred tax liability..................................  $252     $186
                                                              ====     ====

     Under El Paso's tax accrual policy, we are allocated the tax benefit associated with our employees' exercise of non-qualified stock options and the vesting of restricted stock as well as restricted stock dividends. This allocation reduced taxes payable by $1 million in 2002 and by $3 million in 2001 and 2000. These benefits are included in additional paid-in capital in our balance sheet.

     As of December 31, 2002, we had $1 million of general business credit carryovers, $1 million of charitable contribution carryovers and $16 million of net operating loss carryovers. The carryover period for the general business credits ends at various times from 2009 through 2017. The carryover period for the contribution carryover ends at various times from 2004 through 2005. The carryover period for the net operating loss ends as follows -- $14 million in 2018, $1 million in 2019 and $1 million in 2021. Usage of these carryovers is subject to the limitations provided under Sections 382 and 383 of the Internal Revenue Code as well as the separate return limitation year rules of IRS regulations. We have recorded a valuation allowance to reserve for the deferred tax asset related to our general business credits.

4. CUMULATIVE EFFECT OF ACCOUNTING CHANGE

     On January 1, 2002, we adopted SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that once SFAS No. 142 is adopted, negative goodwill should be written off as a cumulative effect of an accounting change. In March 2003, El Paso contributed its investment in Citrus to us. See Note 2 for a discussion of the accounting treatment for this transaction. As a result of our ownership in Citrus and upon adoption of SFAS No. 141, we recorded a pre-tax and after-tax gain of $57 million as a cumulative effect of an accounting change in our 2002 income statement related to negative goodwill associated with the original investment in Citrus.

     During 2000, Citrus, our equity investment, elected to early adopt the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and recorded a cumulative effect of an accounting change of $35 million net of taxes. As a result, we recorded our share of $16 million, net of $1 million in income taxes, for the year ended December 31, 2000.

5. EXTRAORDINARY ITEMS

     In March 2000, we sold Sea Robin Pipeline Company to comply with a Federal Trade Commission (FTC) order related to our former parent company's merger with El Paso. Net proceeds from this sale were $71 million and we recognized an extraordinary gain of $12 million, net of income taxes of $9 million. We treated this gain as an extraordinary item to be consistent with El Paso's presentation of this gain, since the El Paso merger with Sonat was accounted for as a pooling of interests. In May 2000, we also disposed of our one-third interest in Destin Pipeline Company to comply with the same FTC order. Net proceeds from this sale were $159 million and no material gain or loss was recognized.

6. FINANCIAL INSTRUMENTS

  Fair Value of Financial Instruments

     As of December 31, 2002 and 2001, the carrying amounts of cash and cash equivalents, short-term borrowings, and trade receivables and payables are representative of fair value because of the short-term maturity of these instruments.

     The carrying amounts and estimated fair values of our financial instruments are as follows at December 31:

                                                       2002                     2001
                                               ---------------------    ---------------------
                                               CARRYING                 CARRYING
                                                AMOUNT    FAIR VALUE     AMOUNT    FAIR VALUE
                                               --------   ----------    --------   ----------
                                                               (IN MILLIONS)
Balance sheet financial instruments:
  Long-term debt, including current
     maturities(1)...........................    $798        $696         $699        $681

---------------

     (1) We estimated the fair value of debt with fixed interest rates based on quoted market prices for the same or similar issues.

7. REGULATORY ASSETS AND LIABILITIES

     Our non-current regulatory assets are included in regulatory assets, and non-current liabilities are included in non-current other liabilities. These balances are presented in our balance sheets on a gross basis. Below are the details of our regulatory assets and liabilities at December 31:

                                                            DECEMBER 31,
                                                           ---------------          REMAINING
DESCRIPTION                                                2002       2001       RECOVERY PERIOD
-----------                                                ----       ----       ---------------
                                                            (IN MILLIONS)
Non-current regulatory assets
  Grossed-up deferred taxes on capitalized funds....       $32        $30            (1)
  Other(2)..........................................         2         13         6-10 years
                                                           ---        ---
     Total non-current regulatory assets............       $34        $43
                                                           ===        ===
Non-current regulatory liabilities
  Other.............................................       $ 2        $ 1            (2)
                                                           ===        ===

---------------
     (1) Amounts are recovered over the remaining depreciable lives of property, plant and equipment.

     (2) These amounts are not included in our rate base on which we earn a current return.

8. ACCOUNTING FOR HEDGING ACTIVITIES

     Citrus uses derivatives to mitigate, or hedge, cash flow risk associated with its variable interest rates on long-term debt. Citrus accounts for these derivatives under the provisions of SFAS No. 133, and records changes in the fair value of these derivatives in other comprehensive income. We have reflected our proportionate share of the impact that these derivative instruments have on Citrus' financial statements as adjustments to our other comprehensive income and our investment in unconsolidated affiliates.

     As of December 31, 2002 and December 31, 2001, the value of cash flow hedges included in accumulated other comprehensive loss was an unrealized loss of $8 million, net of income taxes and $3 million, net of income taxes. This amount will be reclassified to earnings over the terms of the outstanding debt. We estimate that $1 million of this unrealized loss will be reclassified from accumulated other comprehensive loss over the next twelve months. For the years ended December 31, 2002 and 2001, no ineffectiveness was recorded in earnings on these cash flow hedges.

9. LONG-TERM DEBT

     Our long-term debt outstanding consisted of the following at December 31:

                                                              2002    2001
                                                              -----   -----
                                                              (IN MILLIONS)
  7.85% Notes due 2002......................................  $ --    $100
  8.625% Notes due 2002.....................................    --     100
  6.70% Notes due 2007......................................   100     100
  6.125% Notes due 2008.....................................   100     100
  7.35% Notes due 2031......................................   300     300
  8.0% Notes due 2032.......................................   300      --
                                                              ----    ----
                                                               800     700
  Less: Unamortized discount................................     2       1
        Current maturities..................................    --     200
                                                              ----    ----
  Long-term debt, less current maturities...................  $798    $499
                                                              ====    ====

     Aggregate maturities of the principal amounts of long-term debt for the next 5 years and in total thereafter are as follows:

YEAR                                                          (IN MILLIONS)
----                                                          -------------
2003........................................................      $ --
2004........................................................        --
2005........................................................        --
2006........................................................        --
2007........................................................       100
Thereafter..................................................       700
                                                                  ----
          Total long-term debt, including current
           maturities.......................................      $800
                                                                  ====

     We have cross-acceleration provisions that, if triggered, could result in the acceleration of our long-term debt.

     In January 2002, we repaid $100 million of our 7.85% notes due 2002. In February 2002, we issued $300 million aggregate principal amount of 8.0% notes, due 2032. Proceeds were approximately $297 million, net of issuance costs. In May 2002, we repaid $100 million of our 8.625% notes due 2002.

     In March 2003, we issued $400 million of unsecured senior notes with an annual interest rate of 8.875%. The notes mature in 2010. Net proceeds were used to pay a cash dividend to our parent of approximately $290 million, while $95 million was retained for future capital expenditures.

  Other Financing Arrangements

     During 1999, El Paso formed Sabine Investors, L.L.C., a wholly owned limited liability company, and other separate legal entities (collectively, these are referred to as the Trinity River financing arrangement), for the purpose of generating funds for El Paso to invest in capital projects and other assets. The proceeds from the financing transaction were collateralized by various assets of our parent, including our 50 percent ownership interest in Bear Creek.

     TSC, our affiliate, owns the remaining 50 percent interest in Bear Creek. Bear Creek has not made any cash dividend distributions since 1999. As a result of the downgrades of El Paso's credit rating below investment grade, Bear Creek's cash can be used only for purposes of redeeming the preferred membership interests that Sabine issued at the time it was formed, and for Bear Creek's operating needs. Accordingly, until the preferred membership interests were redeemed in full, we were not able to receive any cash distributions from our ownership interest in Bear Creek. Bear Creek's estimated operating cash flow for the year ended December 31, 2002, was $26 million. In March 2003, El Paso entered into a $1.2 billion two-year term loan and the proceeds were used to retire the outstanding balance under the Trinity River arrangement.

     In April 2003, El Paso entered into a new $3 billion revolving credit facility, with a $1.5 billion letter of credit sublimit, which matures in June 2005. This facility, which matures in August 2003, and approximately $1 billion of other financing arrangements (including leases, letters of credit and other facilities) were also amended to conform El Paso's obligations to the new $3 billion revolving credit facility. El Paso's equity in several of it subsidiaries, including our equity in Bear Creek, collateralizes the revolving credit facilities and the other financing arrangements.

10. COMMITMENTS AND CONTINGENCIES

  Legal Proceedings

     Grynberg. In 1997, we and a number of our affiliates were named defendants in actions brought by Jack Grynberg on behalf of the U.S. Government under the False Claims Act. Generally, these complaints allege an industry-wide conspiracy to underreport the heating value as well as the volumes of the natural gas produced from federal and Native American lands, which deprived the U.S. Government of royalties.

The plaintiff in this case seeks royalties that he contends the government should have received had the volume and heating value of natural gas produced from royalty properties been differently measured, analyzed, calculated and reported, together with interest, treble damages, civil penalties, expenses and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices. No monetary relief has been specified in this case. These matters have been consolidated for pretrial purposes (In re:
Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming, filed June 1997). In May 2001, the court denied the defendants' motions to dismiss. Discovery is proceeding. Our costs and legal exposure related to these lawsuits and claims are not currently determinable.

     Will Price (formerly Quinque). We and a number of our affiliates were named defendants in Quinque Operating Company, et al v. Gas Pipelines and Their Predecessors, et al, filed in 1999 in the District Court of Stevens County, Kansas. Quinque has been dropped as a plaintiff and Will Price has been added. This class action complaint alleges that the defendants mismeasured natural gas volumes and heating content of natural gas on non-federal and non-Native American lands. The plaintiff in this case seeks certification of a nationwide class of natural gas working interest owners and natural gas royalty owners to recover royalties that the plaintiff contends these owners should have received had the volume and heating value of natural gas produced from their properties been differently measured, analyzed, calculated and reported, together with prejudgment and postjudgment interest, punitive damages, treble damages, attorney's fees, costs and expenses, and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices. No monetary relief has been specified in this case. Plaintiff's motion for class certification was denied on April 10, 2003. Our costs and legal exposure related to this lawsuit and claims are not currently determinable.

     Key. We were named as a defendant in Randall Key v. LAI Contractors, Inc., et al., filed in 2002 in the Jefferson County Circuit Court in Jefferson County, Alabama. The plaintiff, an employee of a contractor, suffered paralysis as a result of a coupling failure during a pipeline repressuration in May 2002. The plaintiff is seeking compensatory and punitive damages against us and two other defendants. We are pursuing contribution and indemnity from the contractor or its insurers. The matter is set for trial in February, 2004. Our costs and legal exposure related to this lawsuit and claims are not currently determinable.

     In addition to the above matters, we are also a named defendant in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business.

     For each of our outstanding legal matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. As of December 31, 2002, we had no accruals for our outstanding legal matters.

  Environmental Matters

     We are subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. As of December 31, 2002, we had accrued approximately $4 million for expected remediation costs and associated onsite, offsite and groundwater technical studies and for related environmental legal costs, which we anticipate incurring through 2027. Below is a reconciliation of our environmental remediation liabilities as of December 31, 2001 to our liabilities as of December 31, 2002 (in millions):

                                                              2002    2001
                                                              -----   -----
                                                              (IN MILLIONS)
Balance as of December 31, 2001.............................   $11     $14
Payments for remediation activities.........................    (7)     (3)
                                                               ---     ---
Balance as of December 31, 2002.............................   $ 4     $11
                                                               ===     ===

     In addition, we expect to make capital expenditures for environmental matters of approximately $5 million in the aggregate for the years 2003 through 2007. These expenditures primarily relate to compliance with clean air regulations. For 2003, we estimate that our total remediation expenditures will be approximately $4 million, which primarily will be expended under government directed clean-up plans.

     CERCLA Matters. We have received notice that we could be designated, or have been asked for information to determine whether we could be designated, as a Potentially Responsible Party (PRP) with respect to one active site under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) or state equivalents. We are currently evaluating our potential share, if any, of the remediation costs.

     It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we will adjust our accrual amounts accordingly. While there are still uncertainties relating to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe the reserves are adequate.

  Rates and Regulatory Matters

     Order No. 637. In February 2000, the FERC issued Order No. 637. Order 637 impacts the way pipelines conduct their operational activities, including how they release capacity, segment capacity and manage imbalance services, operational flow orders and pipeline penalties. In July 2001, we filed a settlement addressing our compliance with Order No. 637 and we received an order on the settlement from the FERC in April 2002. The FERC approved our settlement, subject to modifications related to our capacity segmentation proposal, and rejected our proposed changes to our cash-out mechanism. In response, we sought a rehearing and have made another compliance filing. We cannot predict the outcome of the compliance filing or the request for rehearing.

     Elba Island. In March 2000, the FERC issued an order which authorized the recommissioning of our Elba Island LNG receiving terminal near Savannah, Georgia. In July 2001, the FERC issued a final order approving a modification of the sendout facilities at the terminal subject to several conditions. In October 2001, we received an initial cargo of LNG in order to test the facilities, and also applied to increase Elba Island's initial rates to reflect an increase in capital and expenses, primarily associated with expenditures mandated by the FERC. In November 2001, the FERC authorized us to commence service, but denied our request to amend the initial rates, indicating that the increase should be filed in a separate limited proceeding. In December 2001, we filed the limited proceeding with the FERC, and received an order accepting the new rates effective March 1, 2002, subject to refund. On October 10, 2002, the FERC approved a settlement that permits us to track certain dredging costs but otherwise preserves the filed rates that became effective on March 1, 2002. In January 2003, we filed to increase the dredging tracker. The FERC accepted this increase in an order issued February 26, 2003.

     Elba Island LNG Expansion. On May 31, 2002, we applied to expand the Elba Island LNG terminal based on a precedent agreement for new firm terminalling service we entered into with Shell NA LNG in December 2001. This expansion adds a new marine slip, a fourth storage tank with a capacity of 3.3 Bcfe, and new pumps and vaporizers that increase the design sendout rate from 446 MMcf/d to 806 MMcf/d and the maximum sendout rate from 675 MMcf/d to 1,215 MMcf/d. On November 20, 2002, the FERC issued a Preliminary Determination on Nonenvironmental Issues authorizing the proposed expansion, subject to completion of a favorable environmental assessment. Marathon Oil Company filed a request for rehearing on December 18, 2002, which raised issues concerning the potential adverse impact of the proposed expansion on existing customers. On April 10, 2003, the FERC issued a final order authorizing the proposed expansion and denying Marathon's request for rehearing. On April 25, 2003, we agreed to extend until May 23, 2003, the period of time in which Shell may exercise termination rights under the precedent agreement. If Shell seeks to terminate the agreement, we will assert damage claims against Shell.

     South System I Expansion. In May 2000, we applied to expand our pipeline system by 336 million cubic feet per day (MMcf/d), at an estimated cost of $146 million, to serve new power generation loads being sited adjacent to our south system. We received a certificate order from the FERC in March 2001. In July 2001, the FERC approved an amendment to the South System I Expansion, which reduced its cost slightly. The first phase of the new facilities was completed and placed in-service in June 2002. The Alabama Municipal Distributors Group and others filed appeals of the FERC's orders authorizing this project in the United States Court of Appeals for the D.C. Circuit; which dismissed the appeal for want of jurisdiction on December 17, 2002.

     South System II Expansion. In October 2001, we applied with the FERC to expand our south system by 360 MMcf/d at an estimated cost of $246 million, to serve existing, new and expanded gas-fired electric generation facilities. Two shippers requested a delay in the commencement of their services and one shipper requested to reduce service quantity. As a result, in April 2002, we filed an amendment to the certificate application to reflect these changes. On September 20, 2002, the FERC issued a certificate authorizing the project, as modified.

     On November 18, 2002, we filed a petition to amend the September 20 order to change the construction schedule to three phases and to provide for the joint ownership of the Port Wentworth meter station. On February 5, 2003, the FERC denied a request for rehearing of the September 20 order. On February 28, 2003, the FERC granted our requested amendment. Construction will now be completed in three phases for this expansion.

     On March 26, 2003, one of the expansion shippers that had been determined to be non-creditworthy filed a complaint with the FERC requesting a finding that a $21 million security bond that it had been required to provide, representing an amount equivalent to approximately 30 months of reservation charges, violates provisions in our effective tariff, our firm transportation agreement and FERC's policy on security requirements for non-creditworthy parties. We filed our answer with the FERC on April 10, 2003, stating that our creditworthiness policy is consistent with both our effective tariff and our service agreement and has been consistently applied to all similarly situated shippers. We further stated that our actions in requiring the posting of 30 months of security by non-creditworthy shippers that desired to participate in the expansion project was consistent with FERC policy, which states that pipelines cannot be required to construct facilities, on other than mutually agreeable terms, for the benefit of new shippers. This matter remains pending before the FERC.

     Termination of Blanket Marketing Authority. Contemporaneously with our issuance of notes in March 2003, El Paso contributed its 50 percent interest in Citrus to us. Enron owns the other 50 percent interest. On March 26, 2003, the FERC issued an order directing Citrus Trading Corporation (CTC), a direct subsidiary of Citrus, to show cause, in a proceeding initiated by the order against various Enron affiliates, why the FERC should not terminate CTC's blanket marketing certificates by which CTC is authorized to make sales for resale at negotiated rates in interstate commerce of natural gas subject to the Natural Gas Act of 1938. On April 16, 2003, CTC filed its answer to the show cause order, denying that it had engaged in any of the activities cited by the FERC as justifying the revocation of its blanket marketing certificate.

     Marketing Affiliate NOPR. In September 2001, the FERC issued a Notice of Proposed Rulemaking (NOPR). The NOPR proposes to apply the standards of conduct governing the relationship between interstate pipelines and marketing affiliates to all energy affiliates. The proposed regulations, if adopted by the FERC, would dictate how we conduct business and interact with our energy affiliates. In December 2001, we filed comments with the FERC addressing our concerns with the proposed rules. A public hearing was held on May 21, 2002, providing an opportunity to comment further on the NOPR. Following the conference, additional comments were filed by El Paso's pipelines and others. At this time, we cannot predict the outcome of the NOPR, but adoption of the regulations in their proposed form would, at a minimum, place additional administrative and operational burdens on us.

     Negotiated Rate NOI.  In July 2002, the FERC issued a Notice of Inquiry
(NOI) that seeks comments regarding its 1996 policy of permitting pipelines to enter into negotiated rate transactions. We have entered into these transactions over the years, and the FERC is now reviewing whether negotiated rates should be capped, whether or not the "recourse rate" (a cost-of-service based rate) continues to safeguard against a pipeline exercising market power, and other issues related to negotiated rate programs. On September 25, 2002, El Paso's pipelines and others filed comments. Reply comments were filed on October 25, 2002. At this time, we cannot predict the outcome of this NOI.

     Cash Management NOPR. On August 1, 2002, the FERC issued a NOPR requiring that all cash management or money pool arrangements between a FERC regulated subsidiary and a non-FERC regulated parent must be in writing, and set forth the duties and responsibilities of cash management participants and administrators; the methods of calculating interest and for allocating interest income and expenses; and the restrictions on deposits or borrowings by money pool members. The NOPR also requires specified documentation for all deposits into, borrowings from, interest income from, and interest expenses related to, these arrangements. Finally, the NOPR proposed that as a condition of participating in a cash management or money pool arrangement, the FERC regulated entity maintain a minimum proprietary capital balance of 30 percent, and the FERC regulated entity and its parent maintain investment grade credit ratings. On August 28, 2002, comments were filed. The FERC held a public conference on September 25, 2002 to discuss the issues raised in the comments. Representatives of companies from the gas and electric industries participated on a panel and uniformly agreed that the proposed regulations should be revised substantially and that the proposed capital balance and investment grade credit rating requirements would be excessive. At this time, we cannot predict the outcome of this NOPR.

     Also on August 1, 2002, the FERC's Chief Accountant issued an Accounting Release, which was effective immediately. The Accounting Release provides guidance on how companies should account for money pool arrangements and the types of documentation that should be maintained for these arrangements. However, it did not address the proposed requirements that the FERC regulated entity maintain a minimum proprietary capital balance of 30 percent and that the entity and its parent have investment grade credit ratings. Requests for rehearing were filed on August 30, 2002. The FERC has not yet acted on the rehearing requests.

     Emergency Reconstruction of Interstate Natural Gas Facilities NOPR. On January 17, 2003, FERC issued a NOPR proposing, in emergency situations, to (1) expand the scope of construction activities authorized under a pipeline's blanket certificate to allow replacement of mainline facilities; (2) authorize a pipeline to commence reconstruction of the affected system without a waiting period; and (3) authorize automatic approval of construction that would be above the normal cost ceiling. Comments on the NOPR were filed on February 27, 2003. At this time, we cannot predict the outcome of this rulemaking.

     Pipeline Safety Notice of Proposed Rulemaking. On January 28, 2003, the U.S. Department of Transportation issued a NOPR proposing to establish a rule requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the notice refers to as "high consequence areas." The proposed rule resulted from the enactment of the Pipeline Safety Improvement Act of 2002, a new bill signed into law in

December 2002. Comments on the NOPR were filed on April 30, 2003. At this time, we cannot predict the outcome of this rulemaking.

     FERC Inquiry. On February 26, 2003, El Paso received a letter from the Office of the Chief Accountant at the FERC requesting details of its announcement of 2003 asset sales and plans for ANR Pipeline Company (an El Paso subsidiary) and us to issue a combined $700 million of long-term notes. The letter requested that El Paso explain how it intended to use the proceeds from the issuance of the notes and if the notes will be included in the two regulated companies' capital structure for rate-setting purposes. Our response to the FERC was filed on March 12, 2003. On April 2, 2003 we received an additional request for information, to which we fully responded on April 15, 2003.

     Other Matters

     Duke. Contemporaneously with our issuance of notes in March 2003, El Paso contributed to us its 50 percent interest in Citrus. On March 7, 2003, Citrus Trading Corp. (CTC), a direct subsidiary of Citrus, filed suit against Duke Energy LNG Sales, Inc. titled Citrus Trading Corp. v. Duke Energy LNG Sales, Inc. in the District Court of Harris County, Texas seeking damages for breach of a gas supply contract pursuant to which CTC was entitled to purchase, through August 2005, up to 30.4 billion cubic feet per year of regasified liquefied natural gas (LNG). On April 14, 2003, Duke forwarded to CTC a letter purporting to terminate the gas supply contract effective April 16, 2003, due to the alleged failure of CTC to increase the amount of an outstanding letter of credit backstopping its purchase obligations. On April 16, 2003, Duke filed an answer to the complaint, averring variously that (1) CTC had triggered the early termination of the gas supply agreement by allegedly failing to provide an adequate letter of credit to Duke; (2) CTC had breached the gas supply contract by allegedly violating certain use restrictions that required volumes equivalent to those purchased by CTC from Duke to be sold by CTC into the power generation market in the State of Florida; and (3) Duke was partially excused from performance under the gas supply agreement by reason of an alleged loss of supply of LNG on January 15, 2002 and would be fully excused from providing replacement gas upon the earlier of (i) 730 days or (ii) the incurrence of replacement costs equal to $60 million, escalated by the GNP implicit price deflator commencing January 1990 (approximately $79.2 million as of December 31,
2002). On April 29, 2003, Duke removed the pending litigation to federal court, based on the existence of foreign arbitration with its supplier of LNG, Sonatrading Amsterdam B.V., which had allegedly repudiated its supply contract as of January 27, 2003. On May 1, 2003, CTC notified Duke that it was in default under the gas supply contract, demanding cover damages of $2.7 million for alternate supplies obtained by CTC beginning April 17, 2003. The outcome of this litigation is not currently determinable. However, using forward pricing as of March 31, 2003, the impact of contract termination, based on one or more of the allegations put forward by Duke, would be a reduction in value of approximately $50 million to $85 million in CTC's mark-to-market portfolio. Also, the termination of the gas supply contract by Duke could jeopardize the ability of CTC to continue to perform under certain long-term gas sales contracts in the State of Florida.

     While the outcome of our outstanding legal matters, environmental matters and rates and regulatory matters cannot be predicted with certainty, based on current information and our existing accruals, we do not expect the ultimate resolution of these matters to have a material adverse effect on our financial position, operating results or cash flows. However, it is possible that new information or future developments could require us to reassess our potential exposure related to these matters. It is also possible that the outcome of these matters could impair our debt rating and the credit rating of our parent. Further, for environmental matters it is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future. As new information for our outstanding legal matters, environmental matters and rates and regulatory matters becomes available, or relevant developments occur, we will review our accruals and make any appropriate adjustments. The impact of these changes may have a material effect on our results of operations, our financial position, and on our cash flows in the period the event occurs.

  Capital Commitments and Purchase Obligations

     At December 31, 2002, we had capital and investment commitments of $74 million primarily relating to our South System expansion and our North System expansion projects. Our other planned capital and investment projects are discretionary in nature, with no substantial capital commitments made in advance of the actual expenditures. We have entered into unconditional purchase obligations for products and services totaling $67 million at December 31, 2002. Our annual obligations under these agreements are $18 million for 2003, $19 million for each of the years 2004 through 2005, $11 million for 2006 and $1 million in total thereafter.

  Operating Leases

     We lease property, facilities and equipment under various operating leases. The majority of our total commitments on operating leases is the lease of the AmSouth Center located in Birmingham, Alabama. Our parent company guarantees all obligations under this lease agreement. Minimum future annual rental commitments at December 31, 2002, were as follows:

                        YEAR ENDING
                        DECEMBER 31,                          OPERATING LEASES
------------------------------------------------------------  ----------------
                                                              (IN MILLIONS)
   2003.....................................................        $ 3
   2004.....................................................          3
   2005.....................................................          3
   2006.....................................................          1
   2007.....................................................         --
   Thereafter...............................................         --
                                                                    ---
          Total.............................................        $10
                                                                    ===

     Rental expense on our operating leases for each of the years ended December 31, 2002, 2001, and 2000 was $4 million, $5 million and $5 million.

11. RETIREMENT BENEFITS

  Pension and Retirement Benefits

     El Paso maintains a pension plan to provide benefits determined under a cash balance formula covering substantially all of its U.S. employees, including our employees. Prior to January 1, 2000, Sonat Inc., our former parent company, maintained a pension plan for our employees. On January 1, 2000, following the merger with El Paso, the Sonat pension plan was merged into El Paso's cash balance plan. Our employees who were active participants in the Sonat pension plan on December 31, 1999 receive the greater of cash balance benefits under the El Paso plan or Sonat plan benefits accrued through December 31, 2004.

     El Paso also maintains a defined contribution plan covering its U.S. employees, including our employees. Prior to May 1, 2002, El Paso matched 75 percent of participant basic contributions up to 6 percent, with matching contributions being made to the plan's stock fund, which participants could diversify at any time. After May 1, 2002, the plan was amended to allow for matching contributions to be invested in the same manner as that of participant contributions. Effective March 1, 2003, El Paso suspended the matching contribution. El Paso is responsible for benefits accrued under its plans and allocates the related costs to its affiliates. See Note 15 for a summary of transactions with affiliates.

  Other Postretirement Benefits

     As a result of the early retirement incentive program we offered in connection with the October 1999 merger of Sonat and El Paso, we accrued costs associated with curtailment and special termination benefits. Medical benefits for this closed group of retirees may be subject to deductibles, co-payment provisions, and other limitations and dollar caps on the amount of employer costs. El Paso has reserved the right to change these benefits. Employees who retire on or after June 30, 2000, continue to receive limited postretirement life insurance benefits. Our postretirement benefit plan costs are prefunded to the extent these costs are recoverable through rates.

     The following table sets forth the change in benefit obligation, change in plan assets, reconciliation of funded status, and components of net periodic benefit cost for other postretirement benefits as of and for the twelve months ended September 30:

                                                              2002     2001
                                                              -----    -----
                                                              (IN MILLIONS)
Change in benefit obligation
  Benefit obligation at beginning of period.................  $ 83     $ 87
  Interest cost.............................................     6        7
  Participant contributions.................................     1        1
  Actuarial gain............................................    (4)      (7)
  Benefits paid.............................................    (5)      (5)
                                                              ----     ----
  Benefit obligation at end of period.......................  $ 81     $ 83
                                                              ====     ====
Change in plan assets
  Fair value of plan assets at beginning of period..........  $ 49     $ 59
  Actual return on plan assets..............................    (4)     (11)
  Employer contributions....................................     4        5
  Participant contributions.................................     1        1
  Benefits paid.............................................    (5)      (5)
                                                              ----     ----
  Fair value of plan assets at end of period................  $ 45     $ 49
                                                              ====     ====
Reconciliation of funded status
  Funded status at end of period............................  $(36)    $(34)
  Unrecognized actuarial loss...............................    12       10
                                                              ----     ----
  Net accrued benefit cost at December 31,..................  $(24)    $(24)
                                                              ====     ====

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              2002    2001    2000
                                                              ----    ----    ----
                                                                 (IN MILLIONS)
Postretirement benefit costs for the plans includes the
  following components
  Interest cost.............................................  $ 6     $ 7     $ 7
  Expected return on plan assets............................   (2)     (3)     (2)
                                                              ---     ---     ---
  Net postretirement benefit cost...........................  $ 4     $ 4     $ 5
                                                              ===     ===     ===

Postretirement benefit obligations are based upon actuarial estimates as described below:

                                                              2002    2001
                                                              -----   -----
Weighted average assumptions
  Discount rate.............................................  6.75%   7.25%
  Expected return on plan assets............................  7.50%   7.50%

     Actuarial estimates for our postretirement benefits plans assumed a weighted average annual rate of increase in the per capita costs of covered health care benefits of 11.0 percent in 2002, then gradually decreasing to 5.5 percent by the year 2008. Assumed health care cost trends have a significant effect on the amounts reported for other postretirement benefit plans. A one-percentage point change in our assumed health care cost trends would have the following effects:

                                                              2002     2001
                                                              -----    ----
                                                              (IN MILLIONS)
One Percentage Point Increase
  Aggregate of Service Cost and Interest Cost...............  $ --     $ 1
  Accumulated Postretirement Benefit Obligation.............     7       8
One Percentage Point Decrease
  Aggregate of Service Cost and Interest Cost...............    --      (1)
  Accumulated Postretirement Benefit Obligation.............    (7)     (7)

12. COMMON STOCK

     On March 7, 2002, our Board of Directors approved and we filed an amended and restated certificate of incorporation changing our authorized shares of stock to 1,000 shares of common stock, with a par value of $1 per share. This action and the reclassification did not impact our total equity. As of December 31, 2001, we had 1,000 authorized and issued shares with a par value of $3.75 per share. In March 2003, we declared and paid a $600 million dividend, $310 million of which was a distribution of outstanding affiliated receivables and $290 million of which was cash.

13. TRANSACTIONS WITH MAJOR CUSTOMERS

     The following table shows revenues from major customers for each of the three years ended December 31:

                                                              2002     2001     2000
                                                              ----     ----     ----
                                                                  (IN MILLIONS)
Alabama Gas Corporation.....................................  $44      $44      $45
Atlanta Gas Light Company(1)(2).............................   29       29       30
Scana Resources, Inc.(2)....................................   62       60       62

---------------

     (1) In 2000, 2001 and 2002, Atlanta Gas Light Company did not represent more than 10 percent of our revenue.

     (2) A significant portion of revenues received from a subsidiary of Scana Resources, Inc. resulted from firm capacity released by Atlanta Gas Light Company under terms allowed by our tariff.

14. SUPPLEMENTAL CASH FLOW INFORMATION

     The following table contains supplemental cash flow information for each of the three years ended December 31:

                                                              2002     2001     2000
                                                              ----     ----     ----
                                                                  (IN MILLIONS)
Interest paid...............................................  $54      $44      $39
Income tax payments.........................................   15       56        2

15. INVESTMENTS IN UNCONSOLIDATED AFFILIATES AND RELATED PARTY TRANSACTIONS

 Investments in Unconsolidated Affiliates

     Our investments in unconsolidated affiliates are accounted for using the equity method of accounting and consist of our equity ownership interests in Citrus and in Bear Creek Storage.

     Bear Creek. We hold a 50 percent ownership interest in Bear Creek, a joint venture with Tennessee Storage Company, our affiliate. Bear Creek owns and operates an underground natural gas storage facility located in Louisiana. The facility has a capacity of 50 Bcf of base gas and 58 Bcf of working storage. Bear Creek's working storage capacity is committed equally to the Tennessee Gas Pipeline system (an affiliated system), and our pipeline system under long-term contracts. Our investment in Bear Creek as of December 31, 2002 and 2001, was $128 million and $116 million. During 1999, our parent formed Sabine

River Investors, L.L.C., a wholly owned limited liability company, and other separate legal entities, for the purpose of generating funds for El Paso to invest in capital projects and other assets. The proceeds from the financing transaction were collateralized by assets of El Paso, including our investment in Bear Creek. In March 2003, El Paso entered into a $1.2 billion two-year term loan and the proceeds were used to retire the outstanding amount of the financing transaction.

     Citrus In March 2003, El Paso contributed its 50 percent ownership interest in Citrus to us. Enron Corp. owns the other 50 percent. Citrus owns and operates Florida Gas Transmission, a 4,804 mile regulated pipeline system that extends from producing regions in Texas to markets in Florida. As of December 31, 2002 and 2001, our investment in Citrus was $606 million and $511 million. Our investment in Citrus is limited to our ownership of the voting stock of Citrus, and we have no financial obligations, commitments or guarantees, either written or oral, to support Citrus.

     The ownership agreements of Citrus provide each partner with a right of first refusal to purchase the ownership interest of the other partner. We have no obligations, either written or oral, to acquire Enron's ownership interest in Citrus in the event Enron must sell its interest as a result of its current bankruptcy proceedings.

     Enron serves as the operator for Citrus. Although Enron filed for bankruptcy, there have been minimal changes in the operations and management of Citrus as a result of their bankruptcy. Accordingly, Citrus has continued to operate as a jointly owned investment, over which we have significant influence, but not the ability to control.

     Summarized income statement information of our proportionate share of our unconsolidated affiliates for the years ended December 31, 2002, 2001 and 2000 are as follows:

                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              2002   2001   2000
                                                              ----   ----   ----
                                                                (IN MILLIONS)
Operating results data:
  Operating revenues........................................  $210   $177   $325
  Operating expenses........................................    83     77    228
  Income from continuing operations.........................    55     54     48
  Net income................................................    55     54     65

                                                               DECEMBER 31,
                                                              ---------------
                                                               2002     2001
                                                              ------   ------
Financial position data:
  Current assets............................................  $  206   $  230
  Non-current assets........................................   1,815    2,279
  Short-term debt...........................................      13       13
  Other current liabilities.................................      92      179
  Long-term debt............................................     612      523
  Other non-current liabilities.............................     574    1,112
  Equity in net assets......................................     730      682

  Transactions with Related Parties

     We participate in El Paso's cash management program which matches short-term cash surpluses and needs of participating affiliates, thus minimizing total borrowing from outside sources. Our continued participation in the program may be dependent on any final rule issued by the FERC in connection with its cash management notice of proposed rulemaking discussed in Note 9. We had advanced $430 million at December 31, 2002, at a market rate interest which was 1.5%. At December 31, 2001, we had advanced $371 million at a market rate of interest which was 2.1%. These receivables are due upon demand. As of December 31, 2002, we have classified $61 million as current and the remaining $369 million as non-current receivables from affiliates. In March 2003, we distributed dividends totaling approximately

$600 million to our parent including approximately $310 million of outstanding affiliated receivables and approximately $290 million in cash.

     At December 31, 2001, we had accounts receivable from related parties of $1 million. In addition, we had accounts payable to affiliates of $9 million at December 31, 2002, and $7 million at December 31, 2001. These balances arose in the normal course of business. We also received $10 million in deposits related to our Elba Island capacity contracts with an affiliate, El Paso Merchant Energy L.P. (EPME L.P.) which is included in our balance sheet as deposits on transportation contracts. These deposits were required as a result of the credit rating downgrades of El Paso.

     During 2001 and 2000, some of our natural gas sales were to EPME L.P. and we recognized revenues of $43 million and $28 million. In 2002, we recognized natural gas sales revenue from EPME L.P. of $2 million. In addition, during 2002, EPME L.P. subscribed to all the available capacity at our Elba Island LNG facility under a contract that extends to 2023. In 2002, we recognized revenue of $32 million related to this contract. During 2002, 2001 and 2000, we transported gas for EPME L.P. and recognized transportation revenue of $4 million, $7 million and $16 million. We settled gas imbalance costs with EPME L.P. for the years ended 2002, and 2001 for $2 million and $6 million and a gain of $5 million in 2000. These amounts are recorded in operation and maintenance expense. These activities were entered into in the normal course of our business and are based on the same terms as non-affiliates.

     El Paso allocates a portion of their general and administrative expenses to us. The allocation of expenses is based upon the estimated level of effort devoted to our operations and the relative size of our EBIT, gross property and payroll. For the years ended December 31, 2002, 2001 and 2000 the annual charges were $41 million, $39 million and $50 million. Beginning in 2001, TGP allocated payroll and other expenses associated with shared pipeline services to us. The allocated expenses are based on the estimated level of staff and their expenses to provide the services. For the years ended December 2002 and 2001, the annual charges in each year were $5 million. We believe that the allocation methods are reasonable.

     The following table shows revenues and charges from our affiliates for each of the three years ended December 31:

                                                              2002     2001     2000
                                                              ----     ----     ----
                                                                  (IN MILLIONS)
Revenues from affiliates....................................  $38      $50      $44
Operation and maintenance expense from affiliates...........   48       51       44

16. SUPPLEMENTAL SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Financial information by quarter is summarized below:

                                                     QUARTERS ENDED
                                     -----------------------------------------------
                                     DECEMBER 31   SEPTEMBER 30   JUNE 30   MARCH 31   TOTAL
                                     -----------   ------------   -------   --------   -----
                                                          (IN MILLIONS)
2002
  Operating revenues...............     $ 125          $101        $100       $103     $429
  Operating income.................        64            43          45         50      202
  Income from continuing
     operations....................        29            37          34         30      130
  Net income.......................        29            37          34         87      187
2001
  Operating revenues...............     $ 108          $ 89        $ 94       $111     $402
  Operating income.................        54            37          39         49      179
  Income from continuing
     operations....................        43            31          33         38      145
  Net income.......................        43            31          33         38      145

                                  SCHEDULE II

                          SOUTHERN NATURAL GAS COMPANY
                       VALUATION AND QUALIFYING ACCOUNTS

                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                                 (IN MILLIONS)

                                           BALANCE AT   CHARGED TO   CHARGED TO                 BALANCE
                                           BEGINNING    COSTS AND      OTHER                    AT END
               DESCRIPTION                 OF PERIOD     EXPENSES     ACCOUNTS    DEDUCTIONS   OF PERIOD
               -----------                 ----------   ----------   ----------   ----------   ---------
2002
  Allowance for doubtful accounts........     $ 3          $--          $--          $--          $ 3
  Environmental reserves.................      11           --           --           (7)(1)        4
2001
  Allowance for doubtful accounts........     $ 3          $--          $--          $--          $ 3
  Environmental reserves.................      14           --           --           (3)          11
2000
  Allowance for doubtful accounts........     $ 2          $ 2          $(1)         $--          $ 3
  Environmental reserves.................      15           --           --           (1)          14

---------------

(1) Payments made for environmental remediation.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Southern Natural Gas Company:

     In our opinion, based on our audits and the report of other auditors, the accompanying combined balance sheets and the related combined statements of income, comprehensive income, stockholders equity and cash flows present fairly, in all material respects, the combined financial position of Southern Natural Gas Company and its subsidiaries ("the Company") at December 31, 2002 and 2001, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the combined financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined financial statements. These financial statements and the financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We did not audit the financial statements of Citrus Corp. and Subsidiaries ("Citrus") as of December 2001 and for the two years in the period ended December 31, 2001. Citrus is an equity investment of the Company that comprised assets of $511 million at December 31, 2001 and income of $38 million and $48 million for the years ended December 31, 2001 and 2000, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us and our opinion expressed herein, insofar as it relates to the amounts included for Citrus, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     As discussed in Note 2, in March 2003, El Paso Corporation contributed its investment in Citrus Corporation to the Company in a transaction accounted for in a manner similar to a pooling of interests. These combined financial statements give retroactive effect to include the investment of Citrus Corporation for all periods presented and are hereafter the historical financial statements of the Company.

     As discussed in Notes 1 and 4, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama
May 19, 2003

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Citrus Corp. and Subsidiaries:

     In our opinion, the accompanying consolidated balance sheet as of December 31, 2002 and the related consolidated statements of income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Citrus Corp. and Subsidiaries (the "Company") at December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements of the Company as of December 31, 2001, and for the two years in the period then ended were audited by other independent accountants whose report dated March 15, 2002, expressed an unqualified opinion on those statements.

     Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations and cash flows of the individual companies. Accordingly, we do not express an opinion on the financial position, results of operations and cash flows of the individual companies. However, the consolidating information as of and for the year ended December 31, 2002 has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 31, 2003

(ERNST & YOUNG LOGO)                                  * Ernst & Young LLP      * Phone: (205) 251-2000
                                                      AmSouth/Harbert Plaza    www.ey.com
                                                      Suite 1900
                                                      1901 Sixth Avenue North
                                                      Birmingham, Alabama
                                                      35203

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Citrus Corp.

     We have audited the accompanying consolidated balance sheet of Citrus Corp. and Subsidiaries as of December 31, 2001, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by arrangement, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statement referred to above present fairly, in all material respects, the consolidated financial position of Citrus Corp. and Subsidiaries at December 31, 2001, and the consolidated results of their operations and their cash flows for the years ended December 31, 2001 and 2000, in conformity with accounting principles generally accepted in the United States.

     Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The accompanying consolidating schedules for 2001 are presented for purposes of additional analysis and are not a required part of the consolidated financial statements. Such information has been subjected to auditing procedures applied in our audits of the 2001 basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the 2001 basic consolidated financial statements taken as a whole.

     As discussed in Note 2 and Note 4 to the consolidated financial statements, in 2000 the Company changed its method for accounting for derivative instruments.

                                          /s/ ERNST & YOUNG LLP

March 15, 2002

                   A Member Practice of Ernst & Young Global

                         CITRUS CORP. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2002        2001       2000
                                                              ---------   --------   --------
Revenues
  Gas sales.................................................  $ 102,166   $     --   $168,145
  Gas transportation, net...................................    419,636    351,638    307,928
                                                              ---------   --------   --------
                                                                521,802    351,638    476,073
                                                              ---------   --------   --------
Costs and expenses
  Natural gas purchased.....................................     91,925         --    162,348
  Operations and maintenance................................     89,993     77,368     78,982
  Depreciation..............................................     38,041     31,771     29,144
  Amortization..............................................     20,060     20,061     21,295
  Taxes -- other than income taxes..........................     21,859     28,594     19,700
                                                              ---------   --------   --------
                                                                261,878    157,794    311,469
                                                              ---------   --------   --------
Operating income............................................    259,924    193,844    164,604
                                                              ---------   --------   --------
Other income (expense)
  Interest expense, net.....................................    (91,042)   (90,017)   (82,117)
  Allowance for funds used during construction..............     17,141     13,645     15,176
  Other, net................................................    (29,708)    13,591      8,318
                                                              ---------   --------   --------
                                                               (103,609)   (62,781)   (58,623)
                                                              ---------   --------   --------
Income before income taxes and cumulative effect of
  accounting change.........................................    156,315    131,063    105,981
Income tax expense..........................................     59,728     50,735     41,099
                                                              ---------   --------   --------
Net income before cumulative effect of accounting change....     96,587     80,328     64,882
Cumulative effect of accounting change, net of tax..........         --         --     35,162
                                                              ---------   --------   --------
          Net income........................................  $  96,587   $ 80,328   $100,044
                                                              =========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         CITRUS CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                       ASSETS
Current assets
  Cash and cash equivalents.................................  $  109,916   $   11,098
  Trade and other receivables
     Customers, net of allowance for doubtful accounts of
      $77 and $826..........................................      36,656       38,002
     Income taxes...........................................       3,647           --
  Price risk management assets..............................     147,052      129,516
  Materials and supplies....................................       3,337        3,686
  Other.....................................................       6,796        4,763
                                                              ----------   ----------
          Total current assets..............................     307,404      187,065
                                                              ----------   ----------
Deferred charges
  Unamortized debt expense..................................      10,891        8,592
  Price risk management assets..............................     537,689      503,654
  Other.....................................................      54,618       36,810
                                                              ----------   ----------
          Total deferred charges............................     603,198      549,056
                                                              ----------   ----------
Property, plant and equipment, at cost
  Completed plant...........................................   3,733,856    3,460,009
  Construction work-in-progress.............................     180,432      220,196
                                                              ----------   ----------
          Total property, plant and equipment, at cost......   3,914,288    3,680,205
  Less -- accumulated depreciation and amortization.........   1,004,345      956,305
                                                              ----------   ----------
          Net property, plant and equipment.................   2,909,943    2,723,900
                                                              ----------   ----------
          Total assets......................................  $3,820,545   $3,460,021
                                                              ==========   ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Long-term debt due within one year........................  $   25,409   $   25,750
  Accounts payable
     Trade..................................................      10,291       22,718
     Affiliated companies...................................      18,964       19,464
  Accrued liabilities
     Interest...............................................      21,345       13,742
     Income taxes...........................................          --        5,240
     Other taxes............................................       9,107       13,531
  Price risk management liabilities.........................     138,637       91,867
  Other.....................................................       2,493          158
                                                              ----------   ----------
          Total current liabilities.........................     226,246      192,470
                                                              ----------   ----------
Long-term debt..............................................   1,224,580    1,074,207
                                                              ----------   ----------
Deferred credits
  Deferred income taxes.....................................     652,070      595,917
  Price risk management liabilities.........................     488,911      457,762
  Other.....................................................      10,045        5,819
                                                              ----------   ----------
          Total deferred credits............................   1,151,026    1,059,498
                                                              ----------   ----------
Stockholders' equity
  Common stock, $1 par value; 1,000 shares authorized,
     issued and outstanding.................................           1            1
  Additional paid-in capital................................     634,271      634,271
  Accumulated other comprehensive income....................     (18,453)      (6,713)
  Retained earnings.........................................     602,874      506,287
                                                              ----------   ----------
          Total stockholders' equity........................   1,218,693    1,133,846
                                                              ----------   ----------
          Total liabilities and stockholders' equity........  $3,820,545   $3,460,021
                                                              ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                         CITRUS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              2002        2001        2000
                                                            ---------   ---------   ---------
Cash flows from operating activities
  Net income..............................................  $  96,587   $  80,328   $ 100,044
  Adjustments to reconcile net income to net cash provided
     by operating activities
     Depreciation and amortization........................     58,101      51,832      50,439
     Amortization of hedge loss in OCI....................        540          --          --
     Overhaul charges amortization........................      1,203          --          --
     Non-cash interest income.............................     (2,025)         --          --
     Deferred income taxes................................     56,154      33,536      37,371
     Allowance for funds used during construction.........    (17,141)    (13,645)    (15,176)
     Gain on sale of assets...............................         --          --        (486)
  Changes in assets and liabilities
     Trade and other receivables..........................      1,345      89,637     (80,732)
     Materials and supplies...............................        350         322         302
     Accounts payable.....................................    (12,929)        310      (3,414)
     Accrued liabilities..................................     (5,711)         37       7,117
     Other current assets and liabilities.................        304      15,361      (7,059)
     Fair value loss of reverse swap......................      2,575          --          --
     Price risk management assets and liabilities.........     26,349        (613)     (7,579)
     Other, net...........................................    (20,385)    (32,930)    (42,970)
                                                            ---------   ---------   ---------
          Net cash provided by operating activities.......    185,317     224,175      37,857
                                                            ---------   ---------   ---------
Cash flows from investing activities
  Additions to property, plant and equipment..............   (242,804)   (198,836)   (261,252)
  Allowance for funds used during construction............     17,141      13,645      15,176
  Disposition of property, plant and equipment, net.......      2,444        (526)     12,411
  Net proceeds from sale of assets........................         --          --         486
                                                            ---------   ---------   ---------
          Net cash used in investing activities...........   (223,219)   (185,717)   (233,179)
                                                            ---------   ---------   ---------
Cash flows from financing activities
  Short-term bank borrowings, net.........................         --     (80,000)     15,000
  Proceeds from issuance of long-term debt................    250,000      74,700     325,000
  Repayment of long-term debt.............................    (74,700)         --          --
  Hedge payments..........................................         --          --     (18,724)
  Anticipatory hedge settlement (OCI).....................    (12,280)         --          --
  Interest rate swap settlement...........................       (550)         --          --
  Principal payments on long-term debt....................    (25,750)    (25,750)   (145,750)
                                                            ---------   ---------   ---------
          Net cash provided by/(used in) financing
            activities....................................    136,720     (31,050)    175,526
                                                            ---------   ---------   ---------
Increase (decrease) in cash and cash equivalents..........     98,818       7,408     (19,796)
Cash and cash equivalents, beginning of year..............     11,098       3,690      23,486
                                                            ---------   ---------   ---------
Cash and cash equivalents, end of year....................  $ 109,916   $  11,098   $   3,690
                                                            ---------   ---------   ---------
Additional cash flow information:
The Company made the following interest and income tax
  payments:
  Interest paid...........................................  $  90,284   $  92,468   $  84,975
  Income taxes paid.......................................     12,462      20,029      16,623

  The accompanying notes are an integral part of these consolidated financial statements.

                         CITRUS CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              2002         2001         2000
                                                           ----------   ----------   ----------
Common stock
  Balance, beginning and end of year.....................  $        1   $        1   $        1
                                                           ----------   ----------   ----------
Additional paid-in capital
  Balance, beginning and end of year.....................     634,271      634,271      634,271
                                                           ----------   ----------   ----------
Accumulated other comprehensive income (loss):
  Balance, beginning of year.............................      (6,713)      (6,692)          --
  Deferred loss on cash flow hedge.......................     (12,280)          --           --
  Cumulative effect of accounting changes................          --           --       (6,690)
  Recognition in earnings (losses) of previously deferred
     losses related to derivative instruments used as
     cash flow hedges....................................         540          (21)          (2)
                                                           ----------   ----------   ----------
  Balance, end of year...................................     (18,453)      (6,713)      (6,692)
                                                           ----------   ----------   ----------
Retained earnings
  Balance, beginning of year.............................     506,287      425,959      325,915
  Net income.............................................      96,587       80,328      100,044
                                                           ----------   ----------   ----------
  Balance, end of year...................................     602,874      506,287      425,959
                                                           ----------   ----------   ----------
          Total stockholders' equity.....................  $1,218,693   $1,133,846   $1,053,539
                                                           ==========   ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                         CITRUS CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) REPORTING ENTITY

     Citrus Corp. (the Company), a holding company formed in 1986, owns 100% of the stock of Florida Gas Transmission Company (Transmission), Citrus Trading Corp. (Trading) and Citrus Energy Services, Inc. (CESI). The stock of the Company is owned 50% by Southern Natural Gas Company (Southern), as contributed by its parent, El Paso Corporation (El Paso) in March 2003 and 50% by Enron Corporation (Enron). Enron filed for Chapter 11 bankruptcy on December 2, 2001. Enron is currently soliciting bids for the sale of its 50% ownership interest in the Company. Southern has a right of first refusal in connection with any bona fide offer received by Enron for the purchase of its ownership interest in Citrus.

     In October 2002 Transmission and Trading filed several claims with the United States Bankruptcy Court for the Southern District of New York against Enron and other affiliated bankrupt companies, aggregating $186 million. Of these claims, $150 million pertain to contracts that were rejected by Enron North America (ENA). Transmission is revising its claim filing against ENA downward due to another shipper acquiring ENA's pipeline capacity and transportation service contract obligations.

     Transmission, an interstate gas pipeline extending from South Texas to South Florida, is engaged in the interstate transmission of natural gas and is subject to the jurisdiction of the Federal Energy Regulatory Commission (FERC).

     Trading ceased all trading activities effective October 1, 1997, but continues to fulfill its obligations under the remaining gas purchase and gas sale contracts. Trading buys natural gas primarily from Duke Energy LNG Sales, Inc. (Duke) and sells to Auburndale Power Partners, LP and Progress Energy Florida, Inc. Trading also buys and sells gas through an affiliate of Southern, El Paso Merchant Energy.

     CESI is primarily in the business of providing operations, maintenance and financial services primarily to affiliates and customers of Transmission and Trading. Due to increased insurance costs and pipeline integrity legislation that affects operators, CESI is considering exiting this business if it cannot negotiate substantially revised agreements.

(2) SIGNIFICANT ACCOUNTING POLICIES

     Regulatory Accounting -- Transmission is subject to the jurisdiction of the Federal Energy Regulatory Commission (FERC). Transmission's accounting policies generally conform to Statement of Financial Standards (SFAS) No. 71, Accounting for the Effects of Certain Types of Regulation. Accordingly, certain assets that result from the regulated ratemaking process are recorded that would not be recorded under accounting principles generally accepted in the United States for nonregulated entities.

     Principles of Consolidation -- The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

     Cash and Cash Equivalents -- The Company considers as cash equivalents all highly liquid short-term investments with maturities of three months or less at the time of purchase. These investments are accounted for at cost, which approximates estimated fair value.

     Materials and Supplies -- Materials and supplies are valued at actual cost. Materials transferred out of warehouses are priced out at average cost.

     Revenue Recognition -- Gas transportation and sales revenue are recognized when the services are provided.

     Accounting for Derivative Instruments -- The Company engages in price risk management activities for both trading and non-trading activities. The Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities during 2000 (see Note 4). Instruments utilized in connection with trading activities are accounted for using the mark-to-market method and are reflected at fair value as Assets and Liabilities from Price Risk Management Activities in the Consolidated Balance Sheets. Earnings from revaluation of price risk management assets and liabilities are included in Other Income (Expense). Cash flow hedge accounting is utilized for non-trading purposes to hedge the impact of interest rate fluctuations. Unrealized gains and losses from cash flow hedges are recognized according to SFAS No. 133 as other comprehensive income, and subsequently recognized in earnings in the same periods as the hedged forecasted transaction affects earnings. In instances where the hedge no longer qualifies as effective, hedge accounting is terminated prospectively and the accumulated gain or loss is recognized in earnings in the same periods during which the hedged forecasted transaction affects earnings. Where fair value hedge accounting is appropriate, the offset that is attributed to the risk being hedged is recorded as an adjustment to the hedged item.

     Property, Plant and Equipment (See Note 10) -- Property, Plant and Equipment consists primarily of natural gas pipeline. The Company amortizes that portion of its investment in Transmission and other subsidiaries which is in excess of historical cost (acquisition adjustment) on a straight-line basis at an annual rate of 1.6% based upon the estimated remaining useful life of the pipeline system. Transmission has provided for depreciation of assets net of estimated salvage value on a straight-line basis at an annual composite rate of 1.52%, 1.53%, and 1.49% for 2002, 2001, and 2000, respectively. Depreciation rates are based on the estimated useful lives of the individual assets. The overall remaining useful life for Transmission's assets at December 31, 2002, is 42 years.

     Property, Plant and Equipment is recorded at its original cost. Transmission capitalizes direct costs, such as labor and materials, and indirect costs, such as overhead, interest and an equity return component (see following paragraph). Costs of replacements and renewals of units of property are capitalized. The original costs of units of property retired are charged to the depreciation reserves, net of salvage and removal costs. Transmission charges to maintenance the costs of repairs and renewal of items determined to be less than units of property.

     The allowance for funds used during construction consists, in general, of the net cost of borrowed funds used for construction purposes and a reasonable rate on other funds when so used (the AFUDC rate). The allowance is determined by applying the AFUDC rate to the amount of construction work-in-progress. Capitalization begins at the time the Company begins the continuous accumulation of costs in a construction work order on a planned progressive basis and ends when the facilities are placed in service.

     Income Taxes (See Note 5) -- The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 provides for an asset and liability approach to accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

     Trade Receivables -- The Company establishes an allowance for doubtful accounts on trade receivables based on the expected ultimate recovery of these receivables. The Company considers many factors including historical customer collection experience, general and specific economic trends and known specific issues related to individual customers, sectors and transactions that might impact collectibility. Unrecovered trade accounts receivable charged against the allowance for doubtful accounts were $22.2, $0.3, and $0 million in 2002, 2001, and 2000, respectively.

     Use of Estimates -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Reclassifications -- Certain amounts in the consolidated financial statements have been reclassified in 2001 and 2000 to conform with the 2002 presentation with no impact on net income or stockholders' equity.

(3) LONG-TERM DEBT AND OTHER FINANCING ARRANGEMENTS

     Long-term debt outstanding at December 31, 2002, and 2001 was as follows (in thousands):

                                                                 2002         2001
                                                              ----------   ----------
Citrus Corp.
11.100% Notes due 1998-2006.................................  $   78,750   $   98,000
8.490% Notes due 2007-2009..................................      90,000       90,000
                                                              ----------   ----------
                                                                 168,750      188,000
                                                              ----------   ----------
Transmission
9.750% Notes due 1999-2008..................................      39,000       45,500
8.630% Notes due 2004.......................................     250,000      250,000
10.110% Notes due 2009-2013.................................      70,000       70,000
9.190% Notes due 2005-2024..................................     150,000      150,000
7.625% Notes due 2010.......................................     322,585      321,757
7.000% Notes due 2012.......................................     250,000           --
Unamortized Debt Premium....................................        (346)          --
Revolving Credit Facility due 2004..........................          --       74,700
                                                              ----------   ----------
                                                               1,081,239      911,957
                                                              ----------   ----------
Total Outstanding...........................................   1,249,989    1,099,957
Less Long-Term Debt Due Within One Year.....................      25,409       25,750
                                                              ----------   ----------
                                                              $1,224,580   $1,074,207
                                                              ==========   ==========

     Annual maturities and sinking fund requirements on long-term debt outstanding as of December 31, 2002 were as follows (in thousands):

YEAR                                                            AMOUNT
----                                                          ----------
2003........................................................  $   25,409
2004........................................................     275,409
2005........................................................      32,909
2006........................................................      34,659
2007........................................................      43,659
Thereafter..................................................     837,944
                                                              ----------
                                                              $1,249,989
                                                              ==========

     The Company has note agreements that contain certain restrictions which, among other things, limit the incurrence of additional debt, the sale of assets and the payment of dividends. The agreements relating to Transmission's promissory notes include, among other things, restrictions as to the payment of dividends. At this date, the Company is in compliance with both affirmative and restrictive covenants of the note agreements, including tests on limitation of indebtedness, limitation of funded debt, and revenue tests.

     The Company had a committed line of credit of $120 million which was terminated in August 2001. The Company also had a line of credit of $30 million, of which none was outstanding at December 31, 2001. The Company terminated this line of credit in 2002. The Company had also entered into a loan sales facility agreement in 2000 with a capacity of $40 million, of which none was outstanding at December 31, 2001. The Company terminated this line of credit in 2002. Transmission had absolutely and unconditionally guaranteed the obligations of the Company under these facilities. Transmission has a committed revolving credit agreement of $100 million, of which $74.7 million was outstanding with a rate of 3.15% at December 31, 2001. The committed amount under this agreement was increased to $210 million in April 2002, and reduced to $70 million in July 2002, of which none was outstanding at December 31, 2002. The Company absolutely and unconditionally guaranteed the obligations of Transmission under the line of credit agreement.

     Transmission sold $250 million of 144A bonds without registration rights in July 2002. These notes pay interest of 7% biannually on August 1 and February 1 of each year. The entire principal amount is due July 17, 2012.

     Cash collateral deposits of $2.6 million in October 2002 from Transmission and deposits totaling $13.8 million in October and December 2002 from Trading were required by Credit Lyonnais to support fully collateralized letters of credit. See Note 11.

(4) DERIVATIVE INSTRUMENTS

     The Company elected to early adopt SFAS No. 133 during 2000. The Company determined its gas purchase contracts for resale and related gas sales contracts to be derivative instruments and recorded these at fair value as price risk management assets and liabilities. The valuation is calculated using a discount rate adjusted for the Company's borrowing premium of 250 basis points, which creates an implied reserve for credit and other related risks. The income from the adoption of SFAS No. 133, net of the write-offs of the contract-related deferred expenses was $46.0 million, recognized net of $17.1 million in taxes as a cumulative effect change in accounting principle. See Note 5. The fair value at December 31, 2002, for the price risk management assets and liabilities is $684.7 million and $627.5 million, respectively. The Company performs a quarterly revaluation on the carrying balances that is reflected in current earnings. The impact to earnings from revaluation in 2002, mostly due to price fluctuations, was a $22.9 million loss.

     ENA ceased performing under the Company's purchase and sales contracts in December 2001. Subsequent to such date, the Company assumed responsibility for the performance under the respective contracts and performed necessary procedures throughout 2002. As a result of the foregoing, the Company has reported revenues and expenses under such contracts on a gross basis for the year ended December 31, 2002, due to the Company becoming the primary obligor under such contracts. Prior to 2002, such revenues and costs were reported net, as a component of Other Income (Expense) on statement of income due to ENA bearing the primary obligations of such contracts.

     Prior to the Enron bankruptcy, the principal counterparty to these contracts was ENA. ENA has rejected these contracts in bankruptcy. The Company fully reserved and has written off all contract receivables from ENA. Pursuant to an existing operating agreement, an affiliate of El Paso is required to buy gas purchased from third parties under the contracts (primarily based on formula prices) at variable prices. As a result, the cash flow stream is now dependent on variable pricing, whereas before the bankruptcy, the cash flow stream was fixed. The quarterly valuations are based on management's best estimate of future cash flows from the underlying contracts. Changes in the future pricing projections could lead to material differences in the valuation of the derivative instruments.

     Transmission entered into a series of interest rate swap transactions in 1999 designed to hedge any interest rate changes between the initiation date of the swaps and the date of a long-term debt financing. The aggregate notional amount of the swaps was $285 million. The swaps were terminated and the deferred gain of $10.2 million was reflected net of $3.9 in taxes as a cumulative effect of change in accounting principle upon adoption of SFAS No. 133 in 2000. See note 5.

     During 2000 Transmission initiated a new swap and extended an existing swap to hedge interest rate changes which could occur between the initiation date of the swaps and the date of a completed December 2000 long-term debt financing of $325 million. The aggregate notional amount of these swaps was also $325 million. The $18.6 million fair value loss at the termination of the swap agreements was recognized as other comprehensive income and will be amortized over the life of the debt issued as an adjustment to interest expense.

     During 2001, Transmission entered into a swap transaction in order to change a fixed interest rate for a floating interest rate on $135 million of existing long-term debt. A quarterly fair value calculation as required by SFAS No. 133 resulted in $3.2 million recorded to price risk management liabilities with an offset to long-term debt at December 31, 2001. This instrument was terminated in May 2002 with a fair value loss of $2.6 million recorded in long term debt, which will be amortized over the life of the debt issued as an adjustment to interest expense.

     During 2002 Transmission initiated a new swap to hedge interest rate changes which could occur between the initiation date of the swap and the date of a completed July 2002 long-term debt financing of $250 million. The aggregate notional amount of this swap was also $250 million. The $12.3 million fair value loss at the termination of the swap agreement was recognized as other comprehensive income and will be amortized over the life of the debt issue as an adjustment to interest expense.

(5) INCOME TAXES

     The principal components of the Company's net deferred income tax liabilities at December 31, 2002, and 2001 are as follows (in thousands):

                                                                2002       2001
                                                              --------   --------
Deferred income tax assets
  Alternative minimum tax credit............................  $ 16,560   $ 20,934
  Regulatory and other reserves.............................       165      1,252
  Other.....................................................       314        700
                                                              --------   --------
                                                                17,039     22,886
                                                              --------   --------
Deferred income tax liabilities
  Depreciation and amortization.............................   624,793    577,287
  Price risk management activities..........................    22,739     27,630
  Regulatory costs..........................................     9,065      8,155
  Other.....................................................    12,512      5,731
                                                              --------   --------
                                                               669,109    618,803
                                                              --------   --------
          Net deferred income tax liabilities...............  $652,070   $595,917
                                                              ========   ========

     Total income tax expense for the years ended December 31, 2002, 2001 and 2000 is summarized as follows (in thousands):

                                                           2002      2001      2000
                                                          -------   -------   -------
Payable currently
  Federal...............................................  $ 4,996   $14,316   $20,404
  State.................................................   (1,422)    2,883     4,367
                                                          -------   -------   -------
                                                            3,574    17,199    24,771
                                                          -------   -------   -------
Payment deferred
  Federal...............................................   47,101    29,160    33,536
  State.................................................    9,053     4,376     3,835
                                                          -------   -------   -------
                                                           56,154    33,536    37,371
                                                          -------   -------   -------
          Total income tax expense......................  $59,728   $50,735   $62,142
                                                          =======   =======   =======

     Income tax expense for the year 2000 includes $21.0 million reported as cumulative effect of change in accounting principle, net of tax on the income statement. See Note 4.

     The differences between taxes computed at the U.S. federal statutory rate and the Company's effective tax rate for the years ended December 31, 2002, 2001, and 2000 are as follows (in thousands):

                                                           2002      2001      2000
                                                          -------   -------   -------
Statutory federal income tax provision..................  $54,709   $45,872   $56,765
State income taxes, net of federal benefit..............    4,960     4,719     5,331
Other...................................................       59       144        46
                                                          -------   -------   -------
Income tax expense......................................  $59,728   $50,735   $62,142
                                                          =======   =======   =======
Effective tax rate......................................     38.2%     38.7%     38.2%
Federal tax rate........................................     35.0%     35.0%     35.0%

     The Company has an alternative minimum tax (AMT) credit which can be used to offset regular income taxes payable in future years. The AMT credit has an indefinite carry-forward period. For financial statement purposes, the Company has recognized the benefit of the AMT credit carry-forward as a reduction of deferred tax liabilities.

     The Company files a consolidated federal income tax return separate from Southern and Enron.

(6) EMPLOYEE BENEFIT PLANS

     The employees of the Company and its subsidiaries are covered under Enron's employee benefit plans. Enron maintains the Enron Corp. Cash Balance Plan (Cash Balance Plan), which is a noncontributory defined benefit pension plan to provide retirement income for employees of Enron and its subsidiaries. Through December 31, 1994, participants in the Enron Corp. Retirement Plan with five years or more of service were entitled to retirement benefits in the form of an annuity based on a formula that used a percentage of final average pay and years of service. In 1995 Enron's Board of Directors adopted an amendment to and restatement of the Retirement Plan changing the plan's name from the Enron Corp. Retirement Plan to the Enron Corp. Cash Balance Plan. In connection with a change to the retirement benefit formula, all employees became fully vested in retirement benefits earned through December 31, 1994. The formula in place prior to January 1, 1995 was suspended and replaced with a benefit accrual in the form of a cash balance of 5% of eligible annual base pay beginning in January 1, 1996. Pension expenses charged to the Company by Enron were $1.7, $.7, and $.9 million for 2002, 2001, and 2000, respectively.

     Enron has initiated steps to terminate the Cash Balance Plan in 2003. Effective January 1, 2003, Enron suspended future 5% benefit accruals under the Cash Balance Plan. Each employee's accrued benefit will continue to be credited with interest based on ten-year Treasury Bond yields. Because the Company is not part of an Enron "controlled group" as provided by Section 414(b) and (c) of the Internal Revenue Code of 1986, as amended, if the plan were to be terminated or if the Company were to withdraw from participation in the plan, the Company would be liable for only it's proportionate share of any underfunding that may exist in the plan at the time of such termination or withdrawal. This liability would be minimal and not have any adverse impact on operating results, financial position or cash flow.

     The Company's net periodic post-retirement benefit costs charged to the Company by Enron were $1.3, $1.2, and $1.1 million for 2002, 2001, and 2000, respectively, substantially all of which relates to Transmission and are being recovered through rates.

     Certain retirees of Transmission were covered under a deferred compensation plan managed and funded by Enron subsidiaries, one previously sold and the other now in bankruptcy. This matter has been included as part of the claim filed by Transmission in bankruptcy against Enron (with an amendment to be filed covering its subsidiary, Enron Management Inc., as well.) At this time, Transmission cannot determine what, if any, legal responsibility it has to these certain retirees. If such obligation were deemed to be a liability to Transmission, the range of exposure is $0 to approximately $6.0 million. Transmission does not believe that the ultimate resolution of this matter will have a material adverse effect on operating results, financial position or cash flow.

(7) MAJOR CUSTOMERS

     Revenues from individual third party and affiliate customers exceeding 10% of total revenues for the years ended December 31, 2002, 2001, and 2000 were approximately as listed below (in millions). Due to the early adoption of SFAS No. 133 in 2000, Trading's gas sales transactions for the period July 2000 through December 2001 were not reported as revenues to the Company. All amounts had been reported net in Other Income (Expense). In 2002 the revenues are reported separately. See note 4.

CUSTOMERS                                                     2002     2001     2000
---------                                                    ------   ------   ------
Florida Power & Light Company..............................  $171.2   $144.2   $114.5
Enron North America (affiliate)............................     0.3    346.8    506.3
El Paso Merchant Energy (affiliate)........................    55.2     14.5      6.8

     At December 31, 2002, and 2001, the Company's subsidiaries had receivables of approximately $15.4 and $13.9 million from Florida Power & Light Company. At December 31, 2002, and 2001, the Company had receivables of approximately $7.8 and $5.0 million from El Paso Merchant Energy.

(8) RELATED PARTY TRANSACTIONS

     In December 2001, Enron and certain of its subsidiaries filed voluntary petitions for Chapter 11 reorganization with the U.S. Bankruptcy court. The Company was not included in the bankruptcy filing and management believes that the Company will continue to be able to meet its operational and administrative service obligations under the existing operating agreements.

     The Company incurs certain corporate administrative expenses from Enron and its affiliates pursuant to an informal administrative services agreement. These services include administrative, legal, compliance, and pipeline operations emergency services. The arrangement was originally governed by the provisions of an operating agreement between an Enron affiliate and the Company. The term of the operating agreement expired on June 30, 2001, and has not been extended. However, an Enron entity has continued to provide services under an informal arrangement based on the provisions of the original operating agreement. Under the arrangement, the Company reimburses the Enron entities for costs attributable to the operations of the Company. The Company expensed approximately $14.9, $13.8, and $15.8 million for these charges for the years ended December 31, 2002, 2001, and 2000, respectively.

     Pursuant to the Enron Bankruptcy, the Company has continued to accrue expenses related to management fees charged by Enron. As of December 31, 2002, the Company had not received 2002 invoices for these services. The Company has estimated the 2002 charges based on the 2001 actual allocations from Enron plus quantifiable adjustments. Enron has neither agreed nor disagreed to the valuation method used by The Company. The Company feels Enron will accept its methodology, but if it is refuted, additional liabilities would be incurred. At this time, management is unable to estimate the potential additional liability, if any.

     The Company's subsidiaries provide natural gas sales and transportation services to Enron and El Paso affiliates at rates equal to rates charged to non-affiliated customers in the same class of service. Revenues related to these transportation services amounted to approximately $0.4, $3.4 and $4.4 million to Enron affiliates and $5.7, $3.6 and $4.7 million to El Paso affiliates for the years ended December 31, 2002, 2001, and 2000, respectively. The Company's subsidiaries' gas sales amounted to approximately $0.0 (due to bankruptcy), $343.7 and $363.5 million to Enron affiliates and $55.2, $14.5 and $6.8 million to El Paso affiliates for the years ended December 31, 2002, 2001, and 2000, respectively. The Company's subsidiaries also purchased gas from affiliates of Enron of approximately $0.0 (due to bankruptcy), $216.9 and $208.3 million and from affiliates of El Paso of approximately $19.9, $100.5 and $102.5 million for the years ended December 31, 2002, 2001, and 2000, respectively.

     Effective November 1, 1997, the operations of the contracts held by Trading were divided between affiliates of Enron and El Paso. The fee charged, for services such as scheduling, billing, and other back office support, is based on a volumetric payment of $.005/MMBtu, or approximately 50% of the prior arrangement. During 2002 Trading accrued and paid $.014 million to El Paso Merchant Energy and accrued $.149 million for ENA for administrative fees. Under this agreement, Trading was guaranteed an earnings stream based on all firm long-term contracts in place at November 1, 1997. The earnings stream now fluctuates due to the variable pricing currently in effect, the result of Enron rejecting all aspects of certain agreements in bankruptcy court. An Enron affiliate continues to operate Trading's daily business of scheduling of volumes. See Note 4 for additional details.

     The Company either jointly owns or licenses with other Enron affiliates certain computer and telecommunications equipment and software that is critical to the conduct of their business. In other cases, such equipment or software is wholly-owned by such affiliates, and the Company has no ownership interest or license in or to such equipment or software. Transmission participated in business applications that are shared among the Enron pipelines. All participating pipelines use the same common base system and then have a custom pipeline-specific component. Each pipeline pays for its custom development component and shares in the common base system development costs. There are specific software licenses that were entered into by an Enron affiliate that entitle Transmission to usage of the software licenses.

     Transmission is a party to a Participation Agreement, dated effective as of November 1, 2002, with Enron and Enron Net Works to provide Electronic Data Interchange (EDI) services through an outsourcing arrangement with EC Outlook. Enron renegotiated an existing agreement with EC Outlook that lowered the cost of EDI services and that also provided the means for Transmission to be compliant with the most recent Gas Industry Standards Board (GISB) EDI standards. The contract has a termination date of November 30, 2005.

     Transmission has construction reimbursement agreements with ENA under which payments are delinquent. These obligations totaled approximately $7.2 million and are included in Transmission's filed bankruptcy claims. These receivables are fully reserved by Transmission. The Company has filed proofs of claims regarding the amount of damages for breach of contract and other claims in the bankruptcy proceeding. However, the Company cannot predict the amounts, if any, that it will collect of the timing of collection.

     Transmission entered into a compression service agreement with Enron Compression Services Company (ECS) in April 2002 that continues to perform under the terms of this agreement. This agreement requires Transmission to pay ECS to provide electric horsepower capacity and related horsepower hours to be used to operate Station 13A Electric Compressor Station. Amounts paid to ECS in 2002 totaled $1.5 million. Under related agreements, ECS is required to pay Transmission an annual lease fee and a monthly operating and maintenance fee to operate and maintain the facilities. Amounts received from ECS in 2002 for these services were $0.3 million. A Netting Agreement, dated effective November 1, 2002, was executed with ECS, providing for the netting of payments due under each of the O&M, lease, and compression service agreements with ECS.

(9) REGULATORY MATTERS

     Transmission's currently effective rates were established pursuant to a Stipulation and Agreement (Rate Case Settlement) which resolved all issues in Transmission's Natural Gas Act (NGA) Section 4 rate filing in FERC Docket No. RP96-366. The Rate Case Settlement, approved by FERC Order issued September 24, 1997, provided that Transmission cannot file a general rate case to increase its base tariff rates prior to October 1, 2000 (except in certain limited circumstances) and must file no later than October 1, 2001, since extended to October 1, 2003 pursuant to the Phase IV settlement discussed below. The Rate Case Settlement also provided that the rate charged pursuant to Transmission's rate schedule FTS-2 would decrease effective March 1, 1999 and March 1, 2000.

     On December 1, 1998, Transmission filed an NGA Section 7 certificate application with the FERC in Docket No. CP99-94-000 to construct 205 miles of pipeline in order to extend the pipeline to Ft. Myers,

Florida and to expand capacity by 272,000 MMBtu/day (Phase IV Expansion). Expansion costs were estimated at $351 million. Transmission requested that expansion costs be rolled into the rates applicable to FTS-2 (Incremental Expansion) service. On June 2, 1999, Transmission filed a Stipulation and Agreement (Phase IV Settlement) which resolved all non-environmental issues raised in the certificate proceeding and modified the Rate Case Settlement to provide that Transmission cannot file a general rate case to increase its base tariff rates prior to October 1, 2001 (except in certain limited circumstances), and must file no later than October 1, 2003. The Phase IV Settlement was approved by the FERC by order issued July 30, 1999, and became effective thirty days after the date that Transmission accepted an order issued by the FERC approving the Phase IV Expansion project. On August 23, 1999, Transmission amended its application on file with the FERC to eliminate a portion of the proposed facilities (that would be delayed until the Phase V Expansion). The amended application reflected the construction of 139.5 miles of pipeline and an expansion of capacity in order to provide incremental firm service of 196,405 MMBtu on an average annual day, with estimated project costs of $262 million. The Phase IV Expansion was approved by FERC order issued February 28, 2000, and accepted by Transmission on March 29, 2000. The Phase IV Expansion was placed in service on April 30, 2001. Total costs through December 31, 2002, were $244 million.

     On December 1, 1999, Transmission filed an NGA Section 7 certificate application with the FERC in Docket No. CP00-40-000 to construct 215 miles of pipeline and 90,000 horsepower of compression and to acquire an undivided interest in the existing Mobile Bay Lateral owned by Koch Gateway Pipeline Company (now Gulf South Pipeline Company, LP), in order to expand the system capacity to provide incremental firm service to several new and existing customers of 270,000 MMBtu on an average annual day (Phase V Expansion). Expansion and acquisition costs were estimated at $437 million. Transmission requested that expansion costs be rolled into the rates applicable to FTS-2 (Incremental Expansion) service. On August 1, 2000, and September 29, 2000, Transmission amended its application on file with the FERC to reflect the withdrawal of two customers, the addition of a new customer and to modify the facilities to be constructed. The amended application reflected the construction of 167 miles of pipeline and 133,000 horsepower of compression to create additional capacity to provide 306,000 MMBtu of incremental firm service on an average annual day. The estimated cost of the revised project is $462 million. The Phase V Expansion was approved by FERC Order issued July 27, 2001, and accepted by Transmission on August 7, 2001. Portions of the project were placed in service in December 2001, March 2002, and December 2002, respectively. Total costs through December 31, 2002, were $370 million. The remainder of the Phase V expansion is scheduled to be placed in service on or before May 1, 2003.

     On November 15, 2001, Transmission filed an NGA Section 7 certificate application with the FERC in Docket No. CP02-27-000 to construct 33 miles of pipeline and 18,600 horsepower of compression in order to expand the system to provide incremental firm service to several new and existing customers of 85,000 MMBtu on an average day (Phase VI Expansion). Expansion costs were estimated at $105 million. Transmission requested the expansion costs be rolled into rates applicable to FTS-2 (Incremental Expansion) service. The application was approved by FERC Order issued on June 13, 2002, and accepted by Transmission on July 19, 2002. Clarification was granted and a rehearing request of a landowner was denied by FERC Order of September 3, 2002. Construction is underway and the Phase VI expansion is anticipated to be placed in service on schedule by the end of 2003.

     In July 2002, the FERC issued a Notice of Inquiry (NOI) that seeks comments regarding its 1996 policy of permitting pipelines to enter into negotiated rate transactions. The FERC is now reviewing whether negotiated rates should be capped, whether or not a pipeline's "recourse rate" (a cost-of-service based rate) continues to safeguard against a pipeline exercising market power, as well as other issues related to negotiated rate programs. Transmission has only two negotiated rate agreements, and both of these are at or below Transmission's currently effective maximum tariff rates. Thus, Transmission does not anticipate its negotiated rate transactions being impacted by this rulemaking. At this time, Transmission cannot predict the outcome of this NOI.

     On August 1, 2002, the FERC issued a Notice of Proposed Rulemaking (NOPR) requiring that all cash management or money pool arrangements between a FERC regulated subsidiary and a non-FERC regulated parent must be in writing, and set forth: the duties and responsibilities of cash management participants and administrators; the methods of calculating interest and for allocating interest income and expenses; and the restrictions on deposits or borrowings by money pool members. The NOPR also requires specified documentation for all deposits into, borrowings from, interest income from, and interest expenses related to these arrangements. Finally, the NOPR proposed that as a condition of participating in a cash management or money pool arrangement, the FERC regulated entity maintain a minimum proprietary capital balance of 30 percent, and the FERC regulated entity and its parent maintain investment grade credit ratings. The FERC held a public conference on September 25, 2002, to discuss the issues raised in comments. Representatives of companies from the gas and electric industries participated on a panel and uniformly agreed that the proposed regulations should be revised substantially and that the proposed capital balance and investment grade credit rating requirements would be excessive. At this time, Transmission cannot predict the outcome of this NOPR as no final rule has been issued.

     Also on August 1, 2002, the FERC's Chief Accountant issued an Accounting Release, to be effective immediately, providing guidance on how companies should account for money pool arrangements and the types of documentation that should be maintained for these arrangements. However, the Accounting Release did not address the proposed requirement that the FERC regulated entity maintain a minimum proprietary capital balance of 30 percent and that the entity and its parent have investment grade credit ratings. Comments were filed on or about August 28, 2002. The FERC has not yet issued a final rule. The Company no longer pools money with Transmission.

     Transmission is currently subject to an industry wide nonpublic investigation of the FERC Form 2 (FERC's annual report) focusing on cash management or transfers between Transmission and Enron or affiliated companies. At this time, there are no outstanding data requests and the results of this investigation are unknown.

     In Order No. 637, et. seq. ("Order No. 637"), the FERC revised its regulations relating to scheduling procedures, capacity segmentation, and pipeline penalties, with the stated purpose of improving the competitiveness and efficiency of the interstate pipeline grid. Among the provisions of Order No. 637 are requirements that pipelines give nominations at alternate points within a shipper's primary path scheduling priority over nominations at alternate points outside of a shipper's primary path, unless the pipeline could demonstrate such practice was operationally infeasible or would lead to anticompetitive results. Transmission and several of its shippers filed for rehearing of this requirement of Order No. 637, but these requests for rehearing were denied by the FERC, the order stating that such issues could be addressed in Transmission's individual compliance proceedings. In its compliance filing, Transmission, supported by a number of shippers, again argued that this requirement was inappropriate because it would lead to anticompetitive results, was contrary to an existing settlement, and was not consistent with Transmission's rate design. By Order issued February 26, 2003, ("February 26 Order") the FERC determined that Transmission must revise its Tariff to afford within-the-path alternate nominations a higher scheduling priority, but allowed Transmission to delay such filing until its NGA Section 4 Rate Case which must be filed on or before October 1, 2003. The February 26 Order also required Transmission to file tariff revisions within 15 days to permit shippers to release capacity outside of the shippers primary capacity paths. On March 6, 2003, Transmission filed a Motion for Extension of Time ("Motion") requesting that Transmission be allowed to delay the tariff filing until its next NGA
Section 4 rate case so that these changes, as well as the within-the-path scheduling priorities, could be considered in the overall context of cost allocation and rate design. The Motion is pending FERC action. Implementation of the FERC's required changes would require changes to several of Transmission's business systems, the cost of which is currently being estimated.

     In April 2002, FERC and the Department of Transportation, Office of Pipeline Safety convened a technical conference to discuss how to clarify, expedite, and streamline permitting and approvals for interstate pipeline reconstruction in the event of natural or other disaster. On January 17, 2003, FERC issued a NOPR proposing to (1) expand the scope of construction activities authorized under a pipeline's blanket certificate to allow replacement of mainline facilities; (2) authorize a pipeline to commence reconstruction of the affected system without a waiting period; and (3) authorize automatic approval of construction that would be above the normal cost ceiling. Comments on the NOPR were due on February 27, 2003. At this time we cannot predict the outcome of this rulemaking.

     On January 28, 2003, the U.S. Department of Transportation issued a NOPR proposing to establish a rule requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the notice refers to as "high consequence areas." The proposed rule resulted from the enactment of the Pipeline Safety Improvement Act of 2002, a new bill signed into law in December 2002. At this time, we cannot predict the outcome of this rulemaking.

(10) PROPERTY, PLANT AND EQUIPMENT

     The principal components of the Company's Property, Plant and Equipment at December 31, 2002, and 2001 are as follows (in thousands):

                                                                 2002          2001
                                                              -----------   ----------
Transmission plant..........................................  $ 2,423,903   $2,153,323
General plant...............................................    1,289,507    1,288,211
Intangible plant............................................       20,446       18,475
Construction work-in-progress...............................      180,432      220,196
                                                              -----------   ----------
                                                                3,914,288    3,680,205
Less: Accumulated depreciation and amortization.............   (1,004,345)    (956,305)
                                                              -----------   ----------
Plant Assets, net...........................................  $ 2,909,943   $2,723,900
                                                              ===========   ==========

(11) OTHER DEFERRED CHARGES

     The principal components of the Company's other deferred charges at December 31, 2002, and 2001 are as follows (in thousands):

                                                               2002      2001
                                                              -------   -------
Ramp-up assets, net (1).....................................  $12,550   $12,107
Fuel tracker................................................    2,278     5,731
Long-term receivables.......................................    5,514    12,103
Overhauls, net of current amortization......................    5,386     3,606
Cash collateral payments (see Note 3).......................   16,373        --
Receipts for escrow.........................................    7,700        --
Balancing tools (2).........................................    2,203        --
Other miscellaneous.........................................    2,614     3,263
                                                              -------   -------
Total other deferred charges................................  $54,618   $36,810
                                                              =======   =======

---------------

(1) "Ramp-up" assets is a regulatory asset Transmission was specifically allowed in the FERC certificates authorizing Phase IV and V expansion projects.

(2) Balancing tools are a regulatory method by which Transmission recovers the costs of operational balancing of the pipelines' system. The balance can be a deferred charge or credit, depending on timing, rate changes, and operational activities.

(12) DEFERRED CREDITS

     The principal components of the Company's other deferred credits at December 31, 2002, and 2001 are as follows (in thousands):

                                                               2002      2001
                                                              -------   ------
Balancing tools (see Note 11)...............................  $    --   $3,557
Customer deposits (see Note 14).............................    8,205      555
Phase IV retainage & Phase V surety bond....................    1,644      946
Miscellaneous...............................................      196      761
                                                              -------   ------
Total other deferred credits................................  $10,045   $5,819
                                                              =======   ======

(13) COMMITMENTS AND CONTINGENCIES

     From time to time, in the normal course of business, the Company is involved in litigation, claims or assessments that may result in future economic detriment. The Company evaluates each of these matters and determines if loss accruals are necessary as required by SFAS No. 5, Accounting for Contingencies. The Company does not expect to experience losses that would be materially in excess of the amount accrued at December 31, 2002.

     In 1999, Transmission entered into an agreement which obligated it to various natural gas and construction projects includable in its rate base. This obligation ends July 1, 2004.

     Pursuant to recent pipeline safety legislation passed by the United States Congress, the Department of Transportation, Office of Pipeline Safety is in the process of creating new regulations regarding pipeline integrity. It is unclear what the cost of these regulations will be for Transmission's pipelines.

     The Florida Turnpike Authority (FTA) has several turnpike widening projects in the planning state, which may, over the next ten years, impact one or more of Transmission's mainlines co-located in FTA right-of-way. The most immediate projects are five Sunshine State Parkway projects, which are proposed to overlap Transmission's pipelines, for a total of approximately 25 miles. Under certain conditions, the existing agreement between Transmission and the FTA calls for the FTA to pay for any new right-of-way needed for the relocation projects and for Transmission to pay for construction costs. The actual amount of miles of pipe to be impacted ultimately, and the relocation cost and/or right-of-way cost, recoverable through rates, is undefined at this time due to the preliminary stage of FTA's planning process.

(14) CONCENTRATIONS OF CREDIT RISK AND OTHER FINANCIAL INSTRUMENTS

     The Company and its subsidiaries have a concentration of customers in the electric and gas utility industries. These concentrations of customers may impact the Company's overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic or other conditions. Credit losses incurred on receivables in these industries compare favorably to losses experienced in the Company's receivable portfolio as a whole. The Company and its subsidiaries also have a concentration of customers located in the southeastern United States, primarily within the State of Florida. Receivables are generally not collateralized. From time to time, specifically identified customers having perceived credit risk are required to provide prepayments, deposits, or other forms of security to the Company. In 2002, Transmission sought additional security from customers due to credit concerns, and received customer deposits of $8.2 million and prepayments of $3.9 million. The Company's management believes that the portfolio of receivables, which includes regulated electric utilities, regulated local distribution companies and municipalities, is of minimal credit risk.

     The carrying amounts and fair value of the Company's financial instruments at December 31, 2002, and 2001 are as follows (in thousands):

                                                2002                      2001
                                       -----------------------   -----------------------
                                        CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                         AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                       ----------   ----------   ----------   ----------
Cash and cash equivalents............  $  109,916   $  109,916   $   11,098   $   11,098
Long-term debt.......................   1,249,989    1,398,291    1,099,957    1,224,076

     The carrying amount of cash and cash equivalents and long-term debt reasonably approximate their fair value. The fair value of long-term debt is based upon market quotations of similar debt at interest rates currently available.

(15) COMPREHENSIVE INCOME

     Comprehensive income includes the following (in thousands):

                                                          2002      2001       2000
                                                        --------   -------   --------
Net income............................................  $ 96,587   $80,328   $100,044
Other comprehensive income:
  Derivative instruments:
     Deferred loss on anticipatory cash flow hedge
       (see note 4)...................................   (12,280)       --         --
       Recognition in earnings of previously deferred
          (gains) and losses related to derivative
          instruments used as cash flow hedges........       540       (21)        (2)
          Total comprehensive income..................  $ 84,847   $80,307   $100,042

(16) ACCOUNTING PRONOUNCEMENTS

     In August 2001 the Financial Accounting Standards Board (FASB) issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement requires companies to record a liability for the estimated removal costs of assets used in their business where there is a legal obligation associated with the removal. The liability is recorded at its fair value, with a corresponding asset which is depreciated over the remaining useful life of the long-lived asset to which the liability relates. An on going expense will also be recognized for changes in the value of the liability as a result of the passage of time. The provisions of SFAS No. 143 are effective for fiscal years beginning after June 15, 2002. The Company will adopt SFAS 143, beginning January 1, 2003, and does not believe that it will have any material impact on its results of operations, financial position or cash flows.

     In July 2002 the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This statement will require recognition of costs associated with exit or disposal activities when they are incurred rather than when a commitment is made to an exit or disposal plan. Examples of costs covered by this guidance include lease termination costs, employee severance costs associated with a restructuring, discontinued operations, plant closings or other exit or disposal activities. This statement is effective for fiscal years beginning after December 31, 2002, and will impact any exit or disposal activities initiated after January 1, 2003.

     In November 2002, the FASB issued FIN No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others. This interpretation requires that companies record a liability for all guarantees issued after January 31, 2003, including financial, performance, and fair value guarantees. This liability is recorded at its fair value upon issuance, and does not affect any existing guarantees issued before December 31, 2002. While the Company does not believe there will be any initial impact of adopting this standard, it will impact any guarantees the Company issues in the future.

(17) SUBSEQUENT EVENTS

     On February 20, 2003, Transmission received a demand from ENA for a refund of $260,000 in reservation charges. Transmission collected such charges from third party shippers to whom ENA released its capacity during the period May 1 through September 30, 2002. It is Transmission's position that it has complied with its tariff and has credited the charges collected to ENA's account, as required, leaving a balance owed by ENA to Transmission. Transmission also believes it is entitled, under bankruptcy recoupment theory, to refuse to pay any sums to ENA while still owed funds under the same contacts under which ENA is claiming refunds. Transmission so advised ENA on March 6, 2003, and will defend this claim, if necessary, in the Bankruptcy Court.

     Duke notified Trading on January 3, 2003, that it had "suffered a loss of LNG supply" within the meaning of the December 22, 1998 agreement between the parties. With a follow-up letter dated January 16, 2003, Duke claimed that it had suffered the loss of LNG supply starting January 15, 2002. Duke's obligations to supply replacement gas would cease after 730 consecutive days or if the "seller's replacement cost limitation" is reached, whichever comes first. The agreement defines the "replacement cost limitation" amount as $60 million escalated by the GNP implicit price deflator. The replacement cost limitation is approximately $79.2 million as of December 31, 2002. Unable to resolve the above contentions with Duke, Trading filed a petition against Duke on March 7, 2003, in the District Court of Harris County, Texas. Trading is asking the court to declare the following: 1) that no loss of LNG supply under the agreement has occurred, 2) that Duke is obligated to supply the "optional volumes" as defined by the agreement, 3) that Duke is in default under the agreement, 4) award Trading its actual damages against Duke and 5) award Trading such other and further relief to which Trading may be justly entitled. The outcome of this petition is not known at this time, however, the impact to Trading's mark-to-market portfolio using December 31, 2002, forward pricing would be a reduction in value of approximately $54.3 million.

     On March 26, 2003,the FERC issued an order directing Trading to show cause, in a proceeding initiated by the order, why the FERC should not terminate Citrus' blanket marketing certificates by which Citrus is authorized to make sales for resale, at negotiated rates in interstate commerce of natural gas, subject to the NGA. Trading believes that it has not posted packages of gas on the Enron On Line platform, and that it has never made any gas sales into the California market, which is the subject of the FERC staff's investigation that lead to the issuance of the order. The Company plans to file a "show cause" document in response to the order no later than April 16, 2003. FERC intends to reach a final decision by July 31, 2003. An adverse ruling would terminate the blanket marketing certificates. The Company does not believe this order will have an adverse effect on its operating results, financial position or cash flows.

     After reviewing bids received, and thoroughly reviewing the options, the Enron Board of Directors voted on March 19, 2003 to move forward with the creation of a new operating entity rather than selling it's ownership interest in the Company. The formation of the new entity will require various board, bankruptcy court and regulatory approvals and is expected to be well underway by the end 2003.

                         CITRUS CORP. AND SUBSIDIARIES

                          CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 2002
                                 (IN THOUSANDS)

                                                           FLORIDA GAS     CITRUS        CITRUS
                                                           TRANSMISSION   TRADING        ENERGY       ELIMINATIONS   CITRUS CORP.
                                            CITRUS CORP.     COMPANY       CORP.     SERVICES, INC.     & OTHER      CONSOLIDATED
                                            ------------   ------------   --------   --------------   ------------   ------------
                                                             ASSETS
Current assets
  Cash and cash equivalents...............   $    7,721     $  102,195    $     --       $   --       $        --     $  109,916
  Trade and other receivables
    Customers, net of allowance for
      doubtful accounts of $77............           --         36,434          --          222                --         36,656
    Income taxes..........................        2,850            394         348           --                55          3,647
  Price risk management assets............           --             --     147,052           --                --        147,052
  Materials and supplies..................           --          3,337          --           --                --          3,337
  Other...................................           --          6,752          --           44                --          6,796
                                             ----------     ----------    --------       ------       -----------     ----------
         Total current assets.............       10,571        149,112     147,400          266                55        307,404
                                             ----------     ----------    --------       ------       -----------     ----------
Investment in subsidiary companies........    1,701,275             --          --           --        (1,701,275)            --
                                             ----------     ----------    --------       ------       -----------     ----------
Deferred charges
  Unamortized debt expense................          774         10,117          --           --                --         10,891
  Affiliated companies....................           --        309,756       1,185           --          (310,941)            --
  Price risk management assets............           --             --     537,689           --                --        537,689
  Other...................................           37         37,276      13,755        3,550                --         54,618
                                             ----------     ----------    --------       ------       -----------     ----------
         Total deferred charges...........          811        357,149     552,629        3,550          (310,941)       603,198
                                             ----------     ----------    --------       ------       -----------     ----------
Property, plant and equipment, at cost
  Completed plant.........................           --      2,481,508          54           --         1,252,294      3,733,856
  Construction work-in-progress...........           --        180,432          --           --                --        180,432
                                             ----------     ----------    --------       ------       -----------     ----------
         Total property, plant and
           equipment......................           --      2,661,940          54           --         1,252,294      3,914,288
  Less -- accumulated depreciation and
    amortization..........................           --        594,459          54           --           409,832      1,004,345
                                             ----------     ----------    --------       ------       -----------     ----------
         Net property, plant and
           equipment......................           --      2,067,481          --           --           842,462      2,909,943
                                             ----------     ----------    --------       ------       -----------     ----------
  Total assets............................   $1,712,657     $2,573,742    $700,029       $3,816       $(1,169,699)    $3,820,545
                                             ==========     ==========    ========       ======       ===========     ==========

                                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Long-term debt due within one year......   $   19,250     $    6,159    $     --       $   --       $        --     $   25,409
  Accounts payable
    Trade.................................          277          9,944          --           70                --         10,291
    Affiliated companies..................      311,619         17,063       1,330         (107)         (310,941)        18,964
  Accrued liabilities
    Interest..............................        2,699         18,646          --           --                --         21,345
    Other taxes...........................            1          8,735         368            3                --          9,107
  Price risk management liabilities.......           --             --     138,637           --                --        138,637
  Other...................................          (63)         2,556          --           --                --          2,493
                                             ----------     ----------    --------       ------       -----------     ----------
         Total current liabilities........      333,783         63,103     140,335          (34)         (310,941)       226,246
                                             ----------     ----------    --------       ------       -----------     ----------
Long-term debt............................      149,500      1,075,080          --           --                --      1,224,580
                                             ----------     ----------    --------       ------       -----------     ----------
Deferred credits
  Deferred income taxes...................      (15,973)       333,018      24,767        1,102           309,156        652,070
  Price risk management liabilities.......           --             --     488,911           --                --        488,911
  Other...................................           --         10,005          --           40                --         10,045
                                             ----------     ----------    --------       ------       -----------     ----------
         Total deferred credits...........      (15,973)       343,023     513,678        1,142           309,156      1,151,026
                                             ----------     ----------    --------       ------       -----------     ----------
Stockholders' equity
  Common stock............................            1          2,526           3            1            (2,530)             1
  Additional paid-in capital..............      634,271        729,496       5,498        1,287          (736,281)       634,271
  Accumulated other comprehensive
    income................................        8,089        (26,542)         --           --                --        (18,453)
  Retained earnings.......................      602,986        387,056      40,515        1,420          (429,103)       602,874
                                             ----------     ----------    --------       ------       -----------     ----------
         Total stockholders' equity.......    1,245,347      1,092,536      46,016        2,708        (1,167,914)     1,218,693
                                             ----------     ----------    --------       ------       -----------     ----------
         Total liabilities and
           stockholders' equity...........   $1,712,657     $2,573,742    $700,029       $3,816       $(1,169,699)    $3,820,545
                                             ==========     ==========    ========       ======       ===========     ==========

                         CITRUS CORP. AND SUBSIDIARIES

                       CONSOLIDATING STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 2002
                                 (IN THOUSANDS)

                                          FLORIDA GAS     CITRUS        CITRUS
                                CITRUS    TRANSMISSION   TRADING        ENERGY       ELIMINATIONS   CITRUS CORP.
                                CORP.       COMPANY       CORP.     SERVICES, INC.     & OTHER      CONSOLIDATED
                               --------   ------------   --------   --------------   ------------   ------------
Revenues
  Gas sales..................  $     --     $     --     $102,166        $ --         $      --      $ 102,166
  Gas transportation, net....        --      419,272           --         364                --        419,636
                               --------     --------     --------        ----         ---------      ---------
                                     --      419,272      102,166         364                --        521,802
                               --------     --------     --------        ----         ---------      ---------
Costs and expenses
  Natural gas purchased......        --           --       91,925          --                --         91,925
  Operations and
     maintenance.............     1,450       84,250        4,147         146                --         89,993
  Depreciation...............        --       38,041           --          --                --         38,041
  Amortization...............    20,064           --           --          --                (4)        20,060
  Taxes -- other than income
     taxes...................       138       21,588          161         (28)               --         21,859
                               --------     --------     --------        ----         ---------      ---------
                                 21,652      143,879       96,233         118                (4)       261,878
                               --------     --------     --------        ----         ---------      ---------
Operating income (loss)......   (21,652)     275,393        5,933         246                 4        259,924
                               --------     --------     --------        ----         ---------      ---------
Other income (expense)
  Interest expense, net......   (21,966)     (74,646)       5,366         204                --        (91,042)
  Allowance for funds used
     during construction.....        --       17,141           --          --                --         17,141
  Other, net.................      (167)        (956)     (28,598)         13                --        (29,708)
  Equity in earnings of
     subsidiaries............   123,752           --           --          --          (123,752)            --
                               --------     --------     --------        ----         ---------      ---------
                                101,619      (58,461)     (23,232)        217          (123,752)      (103,609)
                               --------     --------     --------        ----         ---------      ---------
Income (loss) before income
  taxes......................    79,967      216,932      (17,299)        463          (123,748)       156,315
Income tax expense
  (benefit)..................   (16,619)      82,593       (6,454)        207                 1         59,728
                               --------     --------     --------        ----         ---------      ---------
          Net income
            (loss)...........  $ 96,586     $134,339     $(10,845)       $256         $(123,749)     $  96,587
                               ========     ========     ========        ====         =========      =========

                         CITRUS CORP. AND SUBSIDIARIES

                CONSOLIDATING STATEMENT OF STOCKHOLDERS' EQUITY
                          YEAR ENDED DECEMBER 31, 2002
                                 (IN THOUSANDS)

                                                                     CITRUS       CITRUS
                                                     FLORIDA GAS    TRADING       ENERGY       ELIMINATIONS      CITRUS
                                      CITRUS CORP.   TRANSMISSION    CORP.     SERVICES INC.     & OTHER      CONSOLIDATED
                                      ------------   ------------   --------   -------------   ------------   ------------
Common stock
  Balance, beginning and end of
     year...........................   $        1     $    2,526    $      3      $    1       $    (2,530)    $        1
                                       ----------     ----------    --------      ------       -----------     ----------
Additional paid-in capital
  Balance, beginning and end of
     year...........................      634,271        729,496       5,498       1,287          (736,281)       634,271
                                       ----------     ----------    --------      ------       -----------     ----------
Accumulated other comprehensive
  income (loss):
  Balance, beginning of year........        9,982        (16,695)         --          --                --         (6,713)
  Deferred loss on cash flow
     hedge..........................           --        (12,280)         --          --                --        (12,280)
  Recognition in earnings of
     previously deferred (gains) and
     losses related to derivative
     instruments used as cash flow
     hedges.........................       (1,893)         2,433          --          --                --            540
                                       ----------     ----------    --------      ------       -----------     ----------
  Balance, end of year..............        8,089        (26,542)         --          --                --        (18,453)
                                       ----------     ----------    --------      ------       -----------     ----------
Retained earnings
  Balance, beginning of year........      506,390        311,717      51,360       1,164          (364,344)       506,287
  Net income........................       96,586        134,339     (10,845)        256          (123,749)        96,587
  Declared dividend.................           --        (59,000)         --          --            59,000             --
                                       ----------     ----------    --------      ------       -----------     ----------
  Balance, end of year..............      602,976        387,056      40,515       1,420          (429,093)       602,874
                                       ----------     ----------    --------      ------       -----------     ----------
          Total stockholders'
            equity..................   $1,245,337     $1,092,536    $ 46,016      $2,708       $(1,167,904)    $1,218,693
                                       ==========     ==========    ========      ======       ===========     ==========

                         CITRUS CORP. AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                     TWELVE MONTHS ENDED DECEMBER 31, 2002
                                 (IN THOUSANDS)

                                                     FLORIDA GAS     CITRUS        CITRUS
                                           CITRUS    TRANSMISSION   TRADING        ENERGY       ELIMINATIONS   CITRUS CORP.
                                           CORP.       COMPANY       CORP.     SERVICES, INC.     & OTHER      CONSOLIDATED
                                          --------   ------------   --------   --------------   ------------   ------------
Cash flows from operating activities
  Net income (loss).....................  $ 96,586    $ 134,339     $(10,845)      $ 256         $(123,749)     $  96,587
  Adjustments to reconcile net income
    (loss) to net cash provided by (used
    in) operating activities
    Equity in earnings of
      subsidiaries......................   (64,752)          --           --          --            64,752             --
    Depreciation and amortization.......    20,064       38,041           --          --                (4)        58,101
    Amortization of hedge loss in OCI...    (1,893)       2,433           --          --                --            540
    Overhaul charges amortization.......        --        1,203           --          --                --          1,203
    Non-cash interest income............        --       (2,025)          --          --                --         (2,025)
    Deferred income taxes...............        (2)      63,122       (6,966)         --                --         56,154
    Allowance for funds used during
      construction......................        --      (17,141)          --          --                --        (17,141)
  Changes in assets and liabilities
    Trade and other receivables.........        (2)       1,477           --        (130)               --          1,345
    Materials and supplies..............        --          350           --          --                --            350
    Accounts payable....................       936      (14,176)          34         277                --        (12,929)
    Accrued liabilities.................    (9,746)       4,865         (869)         39                --         (5,711)
    Other current assets and
      liabilities.......................      (102)         406           --          --                --            304
    Fair value loss of reverse swap.....        --        2,575           --          --                --          2,575
    Price risk management assets and
      liabilities.......................        --       (3,243)      29,592          --                --         26,349
    Other, net..........................       152       (6,688)     (13,757)        (93)                1        (20,385)
                                          --------    ---------     --------       -----         ---------      ---------
        Net cash provided by (used in)
          operating activities..........    41,241      205,538       (2,811)        349           (59,000)       185,317
                                          --------    ---------     --------       -----         ---------      ---------
Cash flows from investing activities
  Additions to property, plant and
    equipment...........................        --     (242,804)          --          --                --       (242,804)
  Allowance for funds used during
    construction........................        --       17,141           --          --                --         17,141
  Disposition of property, plant and
    equipment, net......................        --        2,444           --          --                --          2,444
                                          --------    ---------     --------       -----         ---------      ---------
  Net cash used in investing
    activities..........................        --     (223,219)          --          --                --       (223,219)
                                          --------    ---------     --------       -----         ---------      ---------
Cash flows from financing activities
  Dividends declared....................        --      (59,000)          --          --            59,000             --
  Intercompany accounts.................   (25,364)      22,902        2,811        (349)               --             --
  Proceeds from issuance of long-term
    debt................................        --      250,000           --          --                --        250,000
  Repayment of long-term debt...........        --      (74,700)          --          --                --        (74,700)
  Anticipatory hedge settlement (OCI)...        --      (12,280)          --          --                --        (12,280)
  Interest rate swap settlement.........        --         (550)          --          --                --           (550)
  Principal payments on long-term
    debt................................   (19,250)      (6,500)          --          --                --        (25,750)
                                          --------    ---------     --------       -----         ---------      ---------
        Net cash provided by (used in)
          financing activities..........   (44,614)     119,872        2,811        (349)           59,000        136,720
                                          --------    ---------     --------       -----         ---------      ---------
Increase (decrease) in cash and cash
  equivalents...........................    (3,373)     102,191           --          --                --         98,818
Cash and cash equivalents, beginning of
  year..................................    11,094            4           --          --                --         11,098
                                          --------    ---------     --------       -----         ---------      ---------
Cash and cash equivalents, end of
  year..................................  $  7,721    $ 102,195     $     --       $  --         $      --      $ 109,916
                                          ========    =========     ========       =====         =========      =========

                         CITRUS CORP. AND SUBSIDIARIES

                          CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 2001
                                 (IN THOUSANDS)

                                                         FLORIDA GAS     CITRUS        CITRUS
                                                         TRANSMISSION   TRADING        ENERGY       ELIMINATIONS &   CITRUS CORP.
                                          CITRUS CORP.     COMPANY       CORP.     SERVICES, INC.       OTHER        CONSOLIDATED
                                          ------------   ------------   --------   --------------   --------------   ------------
                                                             ASSETS
Current assets
  Cash and cash equivalents.............   $   11,094     $        4    $     --       $   --         $        --     $   11,098
  Trade and other receivables
    Customers, net of allowance for
      doubtful accounts of $826.........           (2)        37,912          --           92                  --         38,002
    Income taxes........................           --          1,800          --           --              (1,800)            --
  Price risk management assets..........           --             --     129,516           --                  --        129,516
  Materials and supplies................           --          3,686          --           --                  --          3,686
  Other.................................            1          4,717           1           44                  --          4,763
                                           ----------     ----------    --------       ------         -----------     ----------
         Total current assets...........       11,093         48,119     129,517          136              (1,800)       187,065
                                           ----------     ----------    --------       ------         -----------     ----------
Investment in subsidiary companies......    1,649,215             --          --           --          (1,649,215)            --
                                           ----------     ----------    --------       ------         -----------     ----------
Deferred charges
  Unamortized debt expense..............          940          7,638          13           --                   1          8,592
  Affiliated companies..................        3,812        332,658       3,996           --            (340,466)            --
  Price risk management assets..........           --             --     503,654           --                  --        503,654
  Other.................................           23         33,342         (10)       3,455                  --         36,810
                                           ----------     ----------    --------       ------         -----------     ----------
         Total deferred charges.........        4,775        373,638     507,653        3,455            (340,465)       549,056
                                           ----------     ----------    --------       ------         -----------     ----------
Property, plant and equipment, at cost
  Completed plant.......................           --      2,207,661          54           --           1,252,294      3,460,009
  Construction work-in-progress.........           --        220,196          --           --                  --        220,196
                                           ----------     ----------    --------       ------         -----------     ----------
         Total property, plant and
           equipment....................           --      2,427,857          54           --           1,252,294      3,680,205
  Less -- accumulated depreciation and
    amortization........................           --        566,478          54           --             389,773        956,305
                                           ----------     ----------    --------       ------         -----------     ----------
         Net property, plant and
           equipment....................           --      1,861,379          --           --             862,521      2,723,900
                                           ----------     ----------    --------       ------         -----------     ----------
         Total assets...................   $1,665,083     $2,283,136    $637,170       $3,591         $(1,128,959)    $3,460,021
                                           ==========     ==========    ========       ======         ===========     ==========

                                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Long-term debt due within one year....   $   19,250     $    6,500    $     --       $   --         $        --     $   25,750
  Accounts payable
    Trade...............................           67         22,666          --          (14)                 (1)        22,718
    Affiliated companies................      340,069         18,515       1,296           50            (340,466)        19,464
  Accrued liabilities
    Interest............................        3,087         10,655          --           --                  --         13,742
    Income taxes........................        6,510             --         656          (70)             (1,856)         5,240
    Other taxes.........................           --         13,266         233           32                  --         13,531
  Price risk management liabilities.....           --             --      91,867           --                  --         91,867
  Other.................................           38            115           5           --                  --            158
                                           ----------     ----------    --------       ------         -----------     ----------
         Total current liabilities......      369,021         71,717      94,057           (2)           (342,323)       192,470
                                           ----------     ----------    --------       ------         -----------     ----------
Long-term debt..........................      168,750        905,457          --           --                  --      1,074,207
                                           ----------     ----------    --------       ------         -----------     ----------
Deferred credits
  Deferred income taxes.................      (23,332)       269,896      31,733        1,102             316,518        595,917
  Price risk management liabilities.....           --          3,243     454,519           --                  --        457,762
  Other.................................           --          5,779          --           40                  --          5,819
                                           ----------     ----------    --------       ------         -----------     ----------
         Total deferred credits.........      (23,332)       278,918     486,252        1,142             316,518      1,059,498
                                           ----------     ----------    --------       ------         -----------     ----------
Stockholders' equity
  Common stock..........................            1          2,526           3            1              (2,530)             1
  Additional paid-in capital............      634,271        729,496       5,498        1,287            (736,281)       634,271
  Accumulated other comprehensive
    income..............................        9,982        (16,695)         --           --                  --         (6,713)
  Retained earnings (deficit)...........      506,390        311,717      51,360        1,163            (364,343)       506,287
                                           ----------     ----------    --------       ------         -----------     ----------
         Total stockholders' equity.....    1,150,644      1,027,044      56,861        2,451          (1,103,154)     1,133,846
                                           ----------     ----------    --------       ------         -----------     ----------
         Total liabilities and
           stockholders' equity.........   $1,665,083     $2,283,136    $637,170       $3,591         $(1,128,959)    $3,460,021
                                           ==========     ==========    ========       ======         ===========     ==========

                         CITRUS CORP. AND SUBSIDIARIES

                       CONSOLIDATING STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 2001
                                 (IN THOUSANDS)

                                            FLORIDA GAS    CITRUS        CITRUS
                                  CITRUS    TRANSMISSION   TRADING       ENERGY       ELIMINATIONS   CITRUS CORP.
                                  CORP.       COMPANY       CORP.    SERVICES, INC.     & OTHER      CONSOLIDATED
                                 --------   ------------   -------   --------------   ------------   ------------
Revenues
  Gas transportation, net......  $     --     $351,443     $   --        $  195        $      --       $351,638
                                 --------     --------     ------        ------        ---------       --------
                                       --      351,443         --           195               --        351,638
                                 --------     --------     ------        ------        ---------       --------
Costs and expenses
  Operations and maintenance...     1,757       75,327        184           100               --         77,368
  Depreciation.................        --       31,771         --            --               --         31,771
  Amortization.................    20,064           --         --            --               (3)        20,061
  Taxes -- other than income
     taxes.....................       152       28,281        161            --               --         28,594
                                 --------     --------     ------        ------        ---------       --------
                                   21,973      135,379        345           100               (3)       157,794
                                 --------     --------     ------        ------        ---------       --------
Operating income (loss)........   (21,973)     216,064       (345)           95                3        193,844
                                 --------     --------     ------        ------        ---------       --------
Other income (expense)
  Interest expense, net........   (29,389)     (60,673)        --            45               --        (90,017)
  Allowance for funds used
     during construction.......        --       13,645         --            --               --         13,645
  Other, net...................      (227)       9,022      1,388         3,408               --         13,591
  Equity in earnings of
     subsidiaries..............   112,987           --         --            --         (112,987)            --
                                 --------     --------     ------        ------        ---------       --------
                                   83,371      (38,006)     1,388         3,453         (112,987)       (62,781)
                                 --------     --------     ------        ------        ---------       --------
Income (loss) before income
  taxes........................    61,398      178,058      1,043         3,548         (112,984)       131,063
Income tax expense (benefit)...   (18,927)      67,897        389         1,376               --         50,735
                                 --------     --------     ------        ------        ---------       --------
          Net income (loss)....  $ 80,325     $110,161     $  654        $2,172        $(112,984)      $ 80,328
                                 ========     ========     ======        ======        =========       ========

                         CITRUS CORP. AND SUBSIDIARIES

                CONSOLIDATING STATEMENT OF STOCKHOLDERS' EQUITY
                          YEAR ENDED DECEMBER 31, 2001
                                 (IN THOUSANDS)

                                                                     CITRUS       CITRUS
                                                      FLORIDA GAS    TRADING      ENERGY       ELIMINATIONS      CITRUS
                                       CITRUS CORP.   TRANSMISSION    CORP.    SERVICES INC.     & OTHER      CONSOLIDATED
                                       ------------   ------------   -------   -------------   ------------   ------------
Common stock
  Balance, beginning and end of
     year............................   $        1     $    2,526    $     3      $     1      $    (2,530)    $        1
                                        ----------     ----------    -------      -------      -----------     ----------
Additional paid-in capital
  Balance, beginning and end of
     year............................      634,271        729,496      5,498        1,287         (736,281)       634,271
                                        ----------     ----------    -------      -------      -----------     ----------
Accumulated other comprehensive
  income (loss):
  Balance, beginning of year.........       11,875        (18,567)        --           --               --         (6,692)
  Deferred loss on cash flow hedge...           --             --         --           --               --             --
  Recognition in earnings of
     previously deferred (gains) and
     losses related to derivative
     instruments used as cash flow
     hedges..........................       (1,893)         1,872         --           --               --            (21)
                                        ----------     ----------    -------      -------      -----------     ----------
  Balance, end of year...............        9,982        (16,695)        --           --               --         (6,713)
                                        ----------     ----------    -------      -------      -----------     ----------
Retained earnings
  Balance, beginning of year.........      426,065        201,556     50,706       (1,008)        (251,360)       425,959
  Net income.........................       80,325        110,161        654        2,172         (112,984)        80,328
                                        ----------     ----------    -------      -------      -----------     ----------
  Balance, end of year...............      506,390        311,717     51,360        1,164         (364,344)       506,287
                                        ----------     ----------    -------      -------      -----------     ----------
          Total stockholders'
            equity...................   $1,150,644     $1,027,044    $56,861      $ 2,452      $(1,103,155)    $1,133,846
                                        ==========     ==========    =======      =======      ===========     ==========

                         CITRUS CORP. AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 2001
                                 (IN THOUSANDS)

                                                     FLORIDA GAS     CITRUS         CITRUS
                                          CITRUS     TRANSMISSION    TRADING        ENERGY       ELIMINATIONS   CITRUS CORP.
                                           CORP.       COMPANY        CORP.     SERVICES, INC.     & OTHER      CONSOLIDATED
                                         ---------   ------------   ---------   --------------   ------------   ------------
Cash flows from operating activities
  Net income (loss)....................  $  80,325    $ 110,161     $     654      $ 2,172        $(112,984)     $  80,328
  Adjustments to reconcile net income
    (loss) to net cash provided by
    (used in) operating activities
    Equity in earnings of
      subsidiaries.....................   (112,987)          --            --           --          112,987             --
    Depreciation and amortization......     20,064       31,771            --           --               (3)        51,832
    Deferred income taxes..............     (5,735)      37,841           105        1,325               --         33,536
    Allowance for funds used during
      construction.....................         --      (13,645)           --           --               --        (13,645)
  Changes in assets and liabilities
    Trade and other receivables........     (3,810)     (10,391)      103,812           26               --         89,637
    Materials and supplies.............         --          322            --           --               --            322
    Accounts payable...................       (742)       1,816          (508)        (256)              --            310
    Accrued liabilities................     (1,810)       2,276          (357)         (72)              --             37
    Other current assets and
      liabilities......................        (26)      15,282            --          105               --         15,361
    Price risk management assets and
      liabilities......................         --           --          (613)          --               --           (613)
    Other, net.........................     (2,426)     (27,670)          622       (3,456)              --        (32,930)
                                         ---------    ---------     ---------      -------        ---------      ---------
        Net cash provided by (used in)
          operating activities.........    (27,147)     147,763       103,715         (156)              --        224,175
                                         ---------    ---------     ---------      -------        ---------      ---------
Cash flows from investing activities
  Additions to property, plant and
    equipment..........................         --     (198,836)           --           --               --       (198,836)
  Allowance for funds used during
    construction.......................         --       13,645            --           --               --         13,645
  Disposition of property, plant and
    equipment, net.....................         --         (526)           --           --               --           (526)
                                         ---------    ---------     ---------      -------        ---------      ---------
        Net cash used in investing
          activities...................         --     (185,717)           --           --               --       (185,717)
                                         ---------    ---------     ---------      -------        ---------      ---------
Cash flows from financing activities
  Short-term bank borrowings, net......    (30,000)     (50,000)           --           --               --        (80,000)
  Proceeds from issuance of long-term
    debt...............................         --       74,700            --           --               --         74,700
  Principal payments on long-term
    debt...............................    (19,250)      (6,500)           --           --               --        (25,750)
  Intercompany notes...................     84,100       19,459      (103,715)         156               --             --
                                         ---------    ---------     ---------      -------        ---------      ---------
        Net cash provided by (used in)
          financing activities.........     34,850       37,659      (103,715)         156               --        (31,050)
                                         ---------    ---------     ---------      -------        ---------      ---------
Increase (decrease) in cash and cash
  equivalents..........................      7,703         (295)           --           --               --          7,408
Cash and cash equivalents, beginning of
  year.................................      3,391          299            --           --               --          3,690
                                         ---------    ---------     ---------      -------        ---------      ---------
Cash and cash equivalents, end of
  year.................................  $  11,094    $       4     $      --      $    --        $      --      $  11,098
                                         =========    =========     =========      =======        =========      =========

                          SOUTHERN NATURAL GAS COMPANY

                CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
                              COMPREHENSIVE INCOME
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                              QUARTER ENDED
                                                                MARCH 31,
                                                              --------------
                                                              2003      2002
                                                              ----      ----
Operating revenues..........................................  $120      $103
                                                              ----      ----
Operating expenses
  Operation and maintenance.................................    45        37
  Depreciation, depletion and amortization..................    12        11
  Taxes, other than income taxes............................     5         5
                                                              ----      ----
                                                                62        53
                                                              ----      ----
Operating income............................................    58        50
Earnings from unconsolidated affiliates.....................    19         6
Other income................................................     3         2
Interest and debt expense...................................   (16)      (13)
Affiliated interest income..................................     2         1
                                                              ----      ----
Income before income taxes and cumulative effect of
  accounting change.........................................    66        46
Income taxes................................................    22        16
                                                              ----      ----
Income before cumulative effect of accounting change........    44        30
Cumulative effect of accounting change, net of income
  taxes.....................................................    --        57
                                                              ----      ----
Net income..................................................  $ 44      $ 87
                                                              ----      ----
Comprehensive income........................................  $ 44      $ 87
                                                              ====      ====

                            See accompanying notes.

                          SOUTHERN NATURAL GAS COMPANY

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                      (IN MILLIONS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                MARCH 31,     DECEMBER 31,
                                                                  2003            2002
                                                              -------------   ------------
                                          ASSETS

Current assets
  Cash and cash equivalents.................................     $   95          $   --
  Accounts and notes receivable
     Customer, net of allowance of $3 in 2003 and 2002......         53              71
     Affiliates.............................................         48              61
     Other..................................................          3               3
  Materials and supplies....................................         13              14
  Other.....................................................          9              10
                                                                 ------          ------
          Total current assets..............................        221             159
                                                                 ------          ------
Property, plant and equipment, at cost......................      2,891           2,846
  Less accumulated depreciation, depletion and
     amortization...........................................      1,327           1,319
                                                                 ------          ------
          Total property, plant and equipment, net..........      1,564           1,527
                                                                 ------          ------
Other assets
  Investments in unconsolidated affiliates..................        751             734
  Note receivable from affiliate............................         93             369
  Regulatory assets.........................................         38              34
  Other.....................................................         17               7
                                                                 ------          ------
                                                                    899           1,144
                                                                 ------          ------
          Total assets......................................     $2,684          $2,830
                                                                 ======          ======

                           LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities
  Accounts payable
     Trade..................................................     $   49          $   36
     Affiliates.............................................          8               9
     Other..................................................         --               1
  Taxes payable.............................................         51              49
  Accrued interest..........................................          7              20
  Deposits on transportation contracts......................         14              13
  Other.....................................................          4               4
                                                                 ------          ------
          Total current liabilities.........................        133             132
                                                                 ------          ------
Long-term debt..............................................      1,193             798
                                                                 ------          ------
Other liabilities
  Deferred income taxes.....................................        275             260
  Other.....................................................         35              37
                                                                 ------          ------
                                                                    310             297
                                                                 ------          ------
Commitments and contingencies
Stockholder's equity
  Common stock, par value $1 per share; 1,000 shares
     authorized, issued and outstanding.....................         --              --
  Additional paid-in capital................................        341             341
  Retained earnings.........................................        715           1,270
  Accumulated other comprehensive loss......................         (8)             (8)
                                                                 ------          ------
          Total stockholder's equity........................      1,048           1,603
                                                                 ------          ------
          Total liabilities and stockholder's equity........     $2,684          $2,830
                                                                 ======          ======

                            See accompanying notes.

                          SOUTHERN NATURAL GAS COMPANY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                                QUARTER ENDED
                                                                  MARCH 31,
                                                              -----------------
                                                              2003        2002
                                                              -----       -----
Cash flows from operating activities
  Net income................................................  $  44       $  87
  Adjustments to reconcile net income to net cash from
     operating activities
     Depreciation, depletion and amortization...............     12          11
     Deferred income tax expense............................     16           4
     Undistributed earnings of unconsolidated affiliates....    (17)         (6)
     Cumulative effect of accounting change.................     --         (57)
     Other adjustments to net income........................     (1)         --
  Working capital changes...................................     12          22
  Non-working capital changes...............................     (1)         --
                                                              -----       -----
          Net cash provided by operating activities.........     65          61
                                                              -----       -----
Cash flows from investing activities
  Additions to property, plant and equipment................    (45)        (37)
  Net change in affiliated advances receivable..............    (21)       (222)
  Net proceeds from the sale of assets......................      1           1
                                                              -----       -----
          Net cash used in investing activities.............    (65)       (258)
                                                              -----       -----
Cash flows from financing activities
  Payments to retire long-term debt.........................     --        (100)
  Net proceeds from the issuance of long-term debt..........    385         297
  Dividends paid............................................   (290)         --
                                                              -----       -----
          Net cash provided by financing activities.........     95         197
                                                              -----       -----
Net change in cash and cash equivalents.....................     95          --
Cash and cash equivalents
  Beginning of period.......................................     --          --
                                                              -----       -----
  End of period.............................................  $  95       $  --
                                                              =====       =====
Significant non-cash transaction
  Dividend to parent of affiliated receivables..............  $ 310       $   -
                                                              =====       =====

                            See accompanying notes.

                          SOUTHERN NATURAL GAS COMPANY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

     We prepared this Quarterly Report on Form 10-Q under the rules and regulations of the United States Securities and Exchange Commission (SEC). Because this is an interim period filing presented using a condensed format, it does not include all of the disclosures required by generally accepted accounting principles. You should read it along with our 2002 Annual Report on Form 10-K, which includes a summary of our significant accounting policies and other disclosures. The financial statements as of March 31, 2003, and for the quarters ended March 31, 2003 and 2002, are unaudited. We derived the balance sheet as of December 31, 2002, from the audited balance sheet filed in our 2002 Form 10-K. As discussed below, our historical financial information has been presented to reflect the contribution of Citrus Corp. (Citrus) to us by El Paso Corporation (El Paso) for all periods presented in a manner similar to a pooling of interests. In our opinion, we have made all adjustments, all of which are of a normal, recurring nature (except for a cumulative effect of accounting change, which is discussed in Note 2), to fairly present our interim period results. Due to the seasonal nature of our business, information for interim periods may not indicate the results of operations for the entire year. In addition, prior period information presented in these financial statements includes reclassifications which were made to conform to the current period presentation. These reclassifications have no effect on our previously reported net income or stockholder's equity.

  Investment in Citrus

     In March 2003, El Paso contributed to us all of its 50 percent ownership interest in Citrus, a Delaware corporation with a net book value at the time of acquisition of approximately $578 million. Since both the investment in Citrus, which is accounted for as an equity investment, and our common stock were owned by El Paso at the time of the contribution, we were required to reflect the investment in Citrus at its historical cost and its operating results in our financial statements for all periods presented, in a manner similar to a pooling of interests. Our financial statements reflect our ownership of Citrus in the earliest period presented combined with our results. Our combined income before cumulative effect of accounting change and net income for the quarters ended March 31, 2003 and 2002 is presented below.

                                                              QUARTER ENDED
                                                                MARCH 31,
                                                              -------------
                                                              2003     2002
                                                              ----     ----
                                                              (IN MILLIONS)
Income before cumulative effect of accounting change
  Historical................................................  $29      $27
  Citrus(1).................................................   15        3
                                                              ---      ---
     Combined income before cumulative effect of accounting
      change................................................  $44      $30
                                                              ===      ===
Net income
  Historical................................................  $29      $27
  Citrus(1).................................................   15       60
                                                              ---      ---
     Combined net income....................................  $44      $87
                                                              ===      ===

---------------
(1) Includes a $5 million difference between the estimated equity earnings recorded for 2002 and Citrus' actual equity earnings.

      Significant Accounting Policies

     Our accounting policies are consistent with those discussed in our Form 10-K, except as discussed below:

     Accounting for Costs Associated with Exit or Disposal Activities. As of January 1, 2003, we adopted Statement of Financial Accounting Standards (SFAS) No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires that we recognize costs associated with exit or disposal activities when they are incurred rather than when we commit to an exit or disposal plan. There was no initial financial statement impact of adopting this standard.

     Accounting for Guarantees. On January 1, 2003, we adopted Financial Accounting Standards Board Interpretation (FIN) No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 requires that we record a liability for all guarantees, including financial performance and fair value guarantees, issued after December 31, 2002, at fair value when they are issued. There was no initial financial statement impact of adopting this standard.

     Accounting for Regulated Operations. We continue to evaluate the application of SFAS No. 71, Accounting for the Effects of Certain Types of Regulation, for changes in the competitive environment and our operating cost structures. See a further discussion of our accounting for regulated operations in our 10-K.

2. CUMULATIVE EFFECT OF ACCOUNTING CHANGE

     On January 1, 2002, we adopted SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that once SFAS No. 142 is adopted, negative goodwill should be written off as a cumulative effect of an accounting change. In March 2003, El Paso contributed its investment in Citrus to us. See Note 1 for a discussion of the accounting treatment for this transaction. As a result of our ownership in Citrus and upon adoption of SFAS No. 141, we recorded a pre-tax and after-tax gain of $57 million as a cumulative effect of an accounting change in our 2002 income statement related to negative goodwill associated with the original investment in Citrus.

3. ACCOUNTING FOR HEDGING ACTIVITIES

     Citrus uses derivatives to mitigate, or hedge, cash flow risk associated with its variable interest rates on long-term debt. Citrus accounts for these derivatives under the provisions of SFAS No. 133, Accounting for Derivatives and Hedging Activities, and records changes in the fair value of these derivatives in other comprehensive income. We have reflected our proportionate share of the impact that these derivative instruments have on Citrus' financial statements as adjustments to our other comprehensive income and our investment in unconsolidated affiliates.

     As of March 31, 2003 and December 31, 2002, the value of cash flow hedges included in accumulated other comprehensive income was an unrealized loss of $8 million, net of income taxes. This amount will be reclassified to earnings over the terms of the outstanding debt. We estimate that $1 million of this unrealized loss will be reclassified from accumulated other comprehensive loss over the next twelve months. For the quarters ended March 31, 2003 and 2002, no ineffectiveness was recorded in earnings on these cash flow hedges.

4. DEBT AND OTHER CREDIT FACILITIES

     In March 2003, we issued $400 million of senior unsecured notes with an annual interest rate of 8.875%. The notes mature in 2010. Net proceeds of $385 million were used to pay a cash dividend to our parent of approximately $290 million, while $95 million was retained for future capital expenditures.

     Also in March 2003, El Paso entered into a $1.2 billion two-year term loan and the proceeds were used to retire the outstanding balance under the Trinity River financing agreement, which was collateralized by various assets of El Paso, including our equity in Bear Creek Storage.

     In April 2003, El Paso entered into a new $3 billion revolving credit facility, with a $1.5 billion letter of credit sublimit, which matures in June 2005. This facility, which matures in August 2003, and approximately $1 billion of other financing arrangements (including leases, letters of credit and other facilities) were also amended to conform El Paso's obligations to the new $3 billion revolving credit facility. El Paso's equity in several of it subsidiaries, including our equity in Bear Creek, collateralizes the revolving credit facilities and the other financing arrangements.

5. COMMITMENTS AND CONTINGENCIES

  Legal Proceedings

     Grynberg. In 1997, we and a number of our affiliates were named defendants in actions brought by Jack Grynberg on behalf of the U.S. Government under the False Claims Act. Generally, these complaints allege an industry-wide conspiracy to underreport the heating value as well as the volumes of the natural gas produced from federal and Native American lands, which deprived the U.S. Government of royalties. The plaintiff in this case seeks royalties that he contends the government should have received had the volume and heating value of natural gas produced from royalty properties been differently measured, analyzed, calculated and reported, together with interest, treble damages, civil penalties, expenses and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices. No monetary relief has been specified in this case. These matters have been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming, filed June 1997). In May 2001, the court denied the defendants' motions to dismiss. Discovery is proceeding. Our costs and legal exposure related to these lawsuits and claims are not currently determinable.

     Will Price (formerly Quinque). We and a number of our affiliates were named defendants in Quinque Operating Company, et al v. Gas Pipelines and Their Predecessors, et al, filed in 1999 in the District Court of Stevens County, Kansas. Quinque has been dropped as a plaintiff and Will Price has been added. This class action complaint alleges that the defendants mismeasured natural gas volumes and heating content of natural gas on non-federal and non-Native American lands. The plaintiff in this case seeks certification of a nationwide class of natural gas working interest owners and natural gas royalty owners to recover royalties that the plaintiff contends these owners should have received had the volume and heating value of natural gas produced from their properties been differently measured, analyzed, calculated and reported, together with prejudgment and postjudgment interest, punitive damages, treble damages, attorney's fees, costs and expenses, and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices. No monetary relief has been specified in this case. Plaintiff's motion for class certification was denied on April 10, 2003. Our costs and legal exposure related to this lawsuit and claims are not currently determinable.

     Key. We were named as a defendant in Randall Key v. LAI Contractors, Inc., et al., filed in 2002 in the Jefferson County Circuit Court in Jefferson County, Alabama. The plaintiff, an employee of a contractor, suffered paralysis as a result of a coupling failure during a pipeline repressuration in May 2002. The plaintiff is seeking compensatory and punitive damages against us and two other defendants. We are pursuing contribution and indemnity from the contractor or its insurers. The matter is set for trial in February, 2004. Our costs and legal exposure related to this lawsuit and claims are not currently determinable.

     In addition to the above matters, we are also a named defendant in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business.

     For each of our outstanding legal matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. As of March 31, 2003, we had no accruals for our outstanding legal matters.

  Environmental Matters

     We are subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. As of March 31,

2003, we had accrued approximately $3 million for expected remediation costs and associated onsite, offsite and groundwater technical studies, which we anticipate incurring through 2027. Our reserve estimates range from approximately $8 million to approximately $3 million. Our accrual was based on the most likely probable outcome. Below is a reconciliation of our environmental remediation liabilities as of March 31, 2003 (in millions):

Balance as of January 1.....................................  $ 4
Payments for remediation activities.........................   (1)
                                                              ---
Balance as of March 31......................................  $ 3
                                                              ===

     In addition, we expect to make capital expenditures for environmental matters of approximately $6 million in the aggregate for the years 2003 through 2008. These expenditures primarily relate to compliance with clean air regulations. For 2003, we estimate that our total remediation expenditures will be approximately $3 million, which primarily will be expended under government directed clean-up plans.

     CERCLA Matters. We have received notice that we could be designated, or have been asked for information to determine whether we could be designated, as a Potentially Responsible Party (PRP) with respect to one active site under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) or state equivalents. We are currently evaluating our potential share, if any, of the remediation costs.

     It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we will adjust our accrual amounts accordingly. While there are still uncertainties relating to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe the reserves are adequate.

  Rates and Regulatory Matters

     Order No. 637. In February 2000, the FERC issued Order No. 637. Order 637 impacts the way pipelines conduct their operational activities, including how they release capacity, segment capacity and manage imbalance services, operational flow orders and pipeline penalties. In July 2001, we filed a settlement addressing our compliance with Order No. 637 and we received an order on the settlement from the FERC in April 2002. The FERC approved our settlement, subject to modifications related to our capacity segmentation proposal, and rejected our proposed changes to our cash-out mechanism. In response, we sought a rehearing and have made another compliance filing. We cannot predict the outcome of the compliance filing or the request for rehearing.

     Elba Island LNG Expansion. On May 31, 2002, we applied to expand our Elba Island LNG terminal based on a precedent agreement for new firm terminalling service that we entered into with Shell NA LNG in December 2001. This expansion adds a new marine slip, a fourth storage tank with a capacity of 3.3 Bcfe, and new pumps and vaporizers that increase the design sendout rate from 446 MMcf/d to 806 MMcf/d and the maximum sendout rate from 675 MMcf/d to 1,215 MMcf/d. On November 20, 2002, the FERC issued a Preliminary Determination on Nonenvironmental Issues authorizing the proposed expansion, subject to completion of a favorable environmental assessment. Marathon Oil Company filed a request for rehearing on December 18, 2002, which raised issues concerning the potential adverse impact of the proposed expansion on existing customers. On April 10, 2003, the FERC issued a final order authorizing the proposed expansion and denying Marathon's request for rehearing. On April 25, 2003, we agreed to extend until May 23, 2003, the period of time in which Shell may exercise termination rights under the precedent agreement. If Shell seeks to terminate the agreement, we will assert damage claims against Shell.

     South System II Expansion. In October 2001, we applied with the FERC to expand our south system by 360 MMcf/d at an estimated cost of $246 million, to serve existing, new and expanded gas-fired electric generation facilities. Two shippers requested a delay in the commencement of their services and one shipper requested to reduce service quantity. As a result, in April 2002, we filed an amendment to the certificate application to reflect these changes. On September 20, 2002, the FERC issued a certificate authorizing the project, as modified.

     On November 18, 2002, we filed a petition to amend the September 20 order to change the construction schedule to three phases and to provide for the joint ownership of the Port Wentworth meter station. On February 5, 2003, the FERC denied a request for rehearing of the September 20 order. On February 28, 2003, the FERC granted our requested amendment. Construction will now be completed in three phases for this expansion.

     On March 26, 2003, one of the expansion shippers that had been determined to be non-creditworthy filed a complaint with the FERC requesting a finding that a $21 million security bond that it had been required to provide, representing an amount equivalent to approximately 30 months of reservation charges, violates provisions in our effective tariff, our firm transportation agreement and FERC's policy on security requirements for non-creditworthy parties. We filed our answer with the FERC on April 10, 2003, stating that our creditworthiness policy is consistent with both our effective tariff and our service agreement and has been consistently applied to all similarly situated shippers. We further stated that our actions in requiring the posting of 30 months of security by non-creditworthy shippers that desired to participate in the expansion project was consistent with FERC policy, which states that pipelines cannot be required to construct facilities, on other than mutually agreeable terms, for the benefit of new shippers. This matter remains pending before the FERC.

     Termination of Blanket Marketing Authority. Contemporaneously with our issuance of notes in March 2003, El Paso contributed its 50% interest in Citrus Corporation to us. Enron owns the other 50% interest. On March 26, 2003, the FERC issued an order directing Citrus Trading Corporation (CTC), a direct subsidiary of Citrus Corporation, to show cause, in a proceeding initiated by the order against various Enron affiliates, why the FERC should not terminate CTC's blanket marketing certificates by which CTC is authorized to make sales for resale at negotiated rates in interstate commerce of natural gas subject to the Natural Gas Act of 1938. On April 16, 2003, CTC filed its answer to the show cause order, denying that it had engaged in any of the activities cited by the FERC as justifying the revocation of its blanket marketing certificate.

     Marketing Affiliate NOPR. In September 2001, the FERC issued a Notice of Proposed Rulemaking (NOPR). The NOPR proposes to apply the standards of conduct governing the relationship between interstate pipelines and marketing affiliates to all energy affiliates. The proposed regulations, if adopted by the FERC, would dictate how we conduct business and interact with our energy affiliates. In December 2001, we filed comments with the FERC addressing our concerns with the proposed rules. A public hearing was held on May 21, 2002, providing an opportunity to comment further on the NOPR. Following the conference, additional comments were filed by El Paso's pipelines and others. At this time, we cannot predict the outcome of the NOPR, but adoption of the regulations in their proposed form would, at a minimum, place additional administrative and operational burdens on us.

     Negotiated Rate NOI.  In July 2002, the FERC issued a Notice of Inquiry
(NOI) that seeks comments regarding its 1996 policy of permitting pipelines to enter into negotiated rate transactions. We have entered into these transactions over the years, and the FERC is now reviewing whether negotiated rates should be capped, whether or not the "recourse rate" (a cost-of-service based rate) continues to safeguard against a pipeline exercising market power, and other issues related to negotiated rate programs. On September 25, 2002, El Paso's pipelines and others filed comments. Reply comments were filed on October 25, 2002. At this time, we cannot predict the outcome of this NOI.

     Cash Management NOPR. On August 1, 2002, the FERC issued a NOPR requiring that all cash management or money pool arrangements between a FERC regulated subsidiary and a non-FERC regulated parent must be in writing, and set forth the duties and responsibilities of cash management participants and administrators; the methods of calculating interest and for allocating interest income and expenses; and the restrictions on deposits or borrowings by money pool members. The NOPR also requires specified documentation for all deposits into, borrowings from, interest income from, and interest expenses related to, these arrangements. Finally, the NOPR proposed that as a condition of participating in a cash management or money pool arrangement, the FERC regulated entity maintain a minimum proprietary capital balance of 30 percent, and the FERC regulated entity and its parent maintain investment grade credit ratings. On August 28, 2002, comments were filed. The FERC held a public conference on September 25, 2002 to discuss the issues raised in the comments. Representatives of companies from the gas and electric industries participated on a panel and uniformly agreed that the proposed regulations should be revised substantially and that the proposed capital balance and investment grade credit rating requirements would be excessive. At this time, we cannot predict the outcome of this NOPR.

     Also on August 1, 2002, the FERC's Chief Accountant issued an Accounting Release, which was effective immediately. The Accounting Release provides guidance on how companies should account for money pool arrangements and the types of documentation that should be maintained for these arrangements. However, it did not address the proposed requirements that the FERC regulated entity maintain a minimum proprietary capital balance of 30 percent and that the entity and its parent have investment grade credit ratings. Requests for rehearing were filed on August 30, 2002. The FERC has not yet acted on the rehearing requests.

     Emergency Reconstruction of Interstate Natural Gas Facilities NOPR. On January 17, 2003, FERC issued a NOPR proposing, in emergency situations, to (1) expand the scope of construction activities authorized under a pipeline's blanket certificate to allow replacement of mainline facilities; (2) authorize a pipeline to commence reconstruction of the affected system without a waiting period; and (3) authorize automatic approval of construction that would be above the normal cost ceiling. Comments on the NOPR were filed on February 27, 2003. At this time, we cannot predict the outcome of this rulemaking.

     Pipeline Safety Notice of Proposed Rulemaking. On January 28, 2003, the U.S. Department of Transportation issued a NOPR proposing to establish a rule requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the notice refers to as "high consequence areas." The proposed rule resulted from the enactment of the Pipeline Safety Improvement Act of 2002, a new bill signed into law in December 2002. Comments on the NOPR were filed on April 30, 2003. At this time, we cannot predict the outcome of this rulemaking.

     FERC Inquiry. On February 26, 2003, El Paso received a letter from the Office of the Chief Accountant at the FERC requesting details of its announcement of 2003 asset sales and plans for ANR Pipeline Company (an El Paso subsidiary) and us to issue a combined $700 million of long-term notes. The letter requested that El Paso explain how it intended to use the proceeds from the issuance of the notes and if the notes will be included in the two regulated companies' capital structure for rate-setting purposes. Our response to the FERC was filed on March 12, 2003. On April 2, 2003, we received an additional request for information, to which we fully responded on April 15, 2003.

     Other Matters

     Duke. Contemporaneously with our issuance of notes in March 2003, El Paso contributed to us its 50 percent interest in Citrus. On March 7, 2003, Citrus Trading Corp. (CTC), a direct subsidiary of Citrus, filed suit against Duke Energy LNG Sales, Inc. titled Citrus Trading Corp. v. Duke Energy LNG Sales, Inc. in the District Court of Harris County, Texas seeking damages for breach of a gas supply contract pursuant to which CTC was entitled to purchase, through August 2005, up to 30.4 billion cubic feet per year of regasified liquefied natural gas (LNG). On April 14, 2003, Duke forwarded to CTC a letter purporting to terminate the gas supply contract effective April 16, 2003, due to the alleged failure of CTC to increase the amount of an outstanding letter of credit backstopping its purchase obligations. On

April 16, 2003, Duke filed an answer to the complaint, averring variously that
(1) CTC had triggered the early termination of the gas supply agreement by allegedly failing to provide an adequate letter of credit to Duke; (2) CTC had breached the gas supply contract by allegedly violating certain use restrictions that required volumes equivalent to those purchased by CTC from Duke to be sold by CTC into the power generation market in the State of Florida; and (3) Duke was partially excused from performance under the gas supply agreement by reason of an alleged loss of supply of LNG on January 15, 2002 and would be fully excused from providing replacement gas upon the earlier of (i) 730 days or (ii) the incurrence of replacement costs equal to $60 million, escalated by the GNP implicit price deflator commencing January 1990 (approximately $79.2 million as of December 31, 2002). On April 29, 2003, Duke removed the pending litigation to federal court, based on the existence of foreign arbitration with its supplier of LNG, Sonatrading Amsterdam B.V., which had allegedly repudiated its supply contract as of January 27, 2003. On May 1, 2003, CTC notified Duke that it was in default under the gas supply contract, demanding cover damages of $2.7 million for alternate supplies obtained by CTC beginning April 17, 2003. The outcome of this litigation is not currently determinable. However, using forward pricing as of March 31, 2003, the impact of contract termination, based on one or more of the allegations put forward by Duke, would be a reduction in value of approximately $50 million to $85 million in CTC's mark-to-market portfolio. Also, the termination of the gas supply contract by Duke could jeopardize the ability of CTC to continue to perform under certain long-term gas sales contracts in the State of Florida.

     While the outcome of our outstanding legal matters, environmental matters and rates and regulatory matters cannot be predicted with certainty, based on current information and our existing accruals, we do not expect the ultimate resolution of these matters to have a material adverse effect on our financial position, operating results or cash flows. However, it is possible that new information or future developments could require us to reassess our potential exposure related to these matters. It is also possible that the outcome of these matters could impair our debt rating and the credit rating of our parent. Further, for environmental matters it is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future. As new information for our outstanding legal matters, environmental matters and rates and regulatory matters becomes available, or relevant developments occur, we will review our accruals and make any appropriate adjustments. The impact of these changes may have a material effect on our results of operations, our financial position, and on our cash flows in the period the event occurs.

6. INVESTMENTS IN UNCONSOLIDATED AFFILIATES AND RELATED PARTY TRANSACTIONS

  Investment in Unconsolidated Affiliates

     Our investments in unconsolidated affiliates consist of our equity ownership interests in Citrus and in Bear Creek Storage. Earnings from our unconsolidated affiliates for the quarters ended March 31, 2003 and 2002 are as follows:

                                                              QUARTER ENDED
                                                                MARCH 31,
                                                              --------------
                                                              2003     2002
                                                              -----    -----
                                                              (IN MILLIONS)
Operating results data:
  Operating revenues........................................   $80      $35
  Operating expenses........................................    42       15
  Net income................................................    14        6

     In March 2003, El Paso contributed its 50 percent ownership interest in Citrus to us. Enron Corp. owns the other 50 percent. Citrus owns and operates Florida Gas Transmission, a 4,804 mile regulated pipeline system that extends from producing regions in Texas to markets in Florida. Our investment in Citrus is limited to our ownership of the voting stock of Citrus, and we have no financial obligations, commitments or guarantees, either written or oral, to support Citrus.

     The ownership agreements of Citrus provide each partner with a right of first refusal to purchase the ownership interest of the other partner. We have no obligations, either written or oral, to acquire Enron's ownership interest in Citrus in the event Enron must sell its interest as a result of its current bankruptcy proceedings.

     Enron serves as the operator for Citrus. Although Enron filed for bankruptcy, there have been minimal changes in the operations and management of Citrus as a result of their bankruptcy. Accordingly, Citrus has continued to operate as a jointly owned investment, over which we have significant influence, but not the ability to control.

     Summarized income statement information of our proportionate share of Citrus for the quarters ended March 31, 2003 and 2002 are as follows:

                                                              QUARTER ENDED
                                                                MARCH 31,
                                                              --------------
                                                              2003     2002
                                                              -----    -----
                                                              (IN MILLIONS)
Operating results data:
  Operating revenues........................................   $75      $31
  Operating expenses........................................    41       14
  Income from continuing operations.........................    11        2
  Net income................................................    11        2

  Transactions with Affiliates

     We participate in El Paso's cash management program which matches short-term cash surpluses and needs of participating affiliates, thus minimizing total borrowing from outside sources. Our continued participation in the program may be dependent on any final rule issued by the FERC in connection with its cash management notice of proposed rulemaking discussed in Note 5. As of March 31, 2003 and December 31, 2002, we had advanced to El Paso $141 million and $430 million. The market rate of interest at March 31, 2003 and December 31, 2002 was 1.3% and 1.5%. As of March 31, 2003 and December 31, 2002, we have classified $93 million and $369 million of these advances as non-current notes receivables from affiliates. These receivables were due upon demand, however, we do not anticipate settlement within the next twelve months. In March 2003, we distributed dividends totaling approximately $600 million to our parent including approximately $310 million of outstanding affiliated receivables and approximately $290 million in cash.

     We had accounts payable to affiliates of $8 million and $9 million at March 31, 2003 and December 31, 2002. These balances arose in the normal course of business.

     The following table shows revenues and charges from our affiliates for the quarters ended March 31:

                                                              2003     2002
                                                              -----    -----
                                                              (IN MILLIONS)
Revenues from affiliates....................................   $11      $10
Operations and maintenance from affiliates..................    13       13

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     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU
WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE NOTES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE NOTES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF THE COMPANY HAVE NOT CHANGED SINCE THE DATE OF THIS PROSPECTUS.

     UNTIL AUGUST 2, 2003, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNUSED ALLOTMENTS OR SUBSCRIPTIONS.

                          SOUTHERN NATURAL GAS COMPANY

                                  $400,000,000

                               OFFER TO EXCHANGE
                        REGISTERED 8 7/8% NOTES DUE 2010

                                      FOR

                     ALL OUTSTANDING 8 7/8% NOTES DUE 2010

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                 June 23, 2003

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